UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549
FORM 11-K
(Mark One)

☒	ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the fiscal year ended December 31, 2015
OR

☐	TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Commission file number 001-37702
AMGEN RETIREMENT AND SAVINGS PLAN
(Full title of the plan)
AMGEN INC.
(Name of issuer of the securities held)

One Amgen Center Drive,	91320-1799
Thousand Oaks, California	(Zip Code)
(Address of principal executive offices)

Amgen Retirement and Savings Plan
Audited Financial Statements
and Supplemental Schedules

Years Ended December 31, 2015 and 2014

Report of Independent Registered Public Accounting Firm
Amgen Inc., as Named Fiduciary, and the Plan Participants of the
Amgen Retirement and Savings Plan
We have audited the accompanying statements of net assets available for benefits of the Amgen Retirement and Savings Plan (the Plan) as of December 31, 2015 and 2014, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Plan’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan at December 31, 2015 and 2014, and the changes in its net assets available for benefits for the years then ended, in conformity with U.S. generally accepted accounting principles.
The accompanying supplemental schedule of assets (held at end of year) and schedule of loans or fixed income obligations in default or classified as uncollectible as of December 31, 2015, and schedule of assets (acquired and disposed of within year) for the year then ended, have been subjected to audit procedures performed in conjunction with the audit of the Plan’s financial statements. The information in the supplemental schedules is the responsibility of the Plan’s management. Our audit procedures included determining whether the information reconciles to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the supplemental schedules. In forming our opinion on the information, we evaluated whether such information, including its form and content, is presented in conformity with the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. In our opinion, the information is fairly stated, in all material respects, in relation to the financial statements as a whole.
/s/ ERNST & YOUNG LLP
Los Angeles, California
June 15, 2016

Amgen Retirement and Savings Plan
Statements of Net Assets Available for Benefits

	December 31,
	2015	2014
Assets
Investments at fair value	$3,703,163,819	$3,949,325,428
Investments in fully benefit-responsive investment contracts at contract value	250,930,972	242,349,277
Notes receivable from participants	36,178,066	39,160,420
Other, principally due from broker	18,191,847	4,968,103
Total assets	4,008,464,704	4,235,803,228
Liabilities
Other, principally due to broker	19,848,751	8,653,815
Total liabilities	19,848,751	8,653,815
Net assets available for benefits	$3,988,615,953	$4,227,149,413
See accompanying notes.

Amgen Retirement and Savings Plan
Statements of Changes in Net Assets Available for Benefits

	Year Ended December 31,
	2015	2014
Additions to (deductions from) net assets:
Employer contributions	$152,552,643	$170,868,925
Participant contributions	132,244,673	149,332,516
Rollover contributions	19,563,421	27,474,246
Interest and dividend income	43,666,455	45,071,566
Net realized/unrealized (losses) gains	(88,349,679)	294,177,163
Interest income on notes receivable from participants	1,562,965	1,735,158
Benefits paid	(490,737,270)	(378,615,295)
Investment and administrative fees	(9,036,668)	(9,525,126)
Net (decrease) increase	(238,533,460)	300,519,153
Net assets available for benefits at beginning of year	4,227,149,413	3,926,630,260
Net assets available for benefits at end of year	$3,988,615,953	$4,227,149,413
See accompanying notes.

Amgen Retirement and Savings Plan
Notes to Financial Statements
December 31, 2015
1. Description of the Plan
The following description of the Amgen Retirement and Savings Plan (the Plan) provides only general information. Participants should refer to the Plan document for a more complete description of the Plan’s provisions.
General
The Plan was established effective April 1, 1985, and was most recently amended and restated effective January 1, 2015, and subsequently amended, with the most recent amendment adopted on November 5, 2015. The Plan is a defined contribution plan covering substantially all domestic employees of Amgen Inc. (the Company or Amgen) and participating subsidiaries. The Plan, as amended and restated, is intended to qualify under sections 401(a) and 401(k) of the Internal Revenue Code of 1986 (the Code) (see Note 4, Income Tax Status) and section 407(d)(3)(A) of the Employee Retirement Income Security Act of 1974 (ERISA).
Contributions
Subject to certain limitations (as defined in the Plan), participants may elect to contribute up to 30% of their eligible compensation in pre-tax contributions, Roth contributions (in accordance with the Code), after-tax contributions or a combination of these types of contributions. A participant’s combined pre-tax contributions and Roth contributions (exclusive of catch-up contributions discussed below) are subject to Internal Revenue Service (IRS) and Plan limits and could not exceed a maximum of $18,000 in 2015 and $17,500 in 2014. Participant after-tax contributions are subject to IRS and Plan limitations and could not exceed a maximum of $8,500 in 2015 and 2014. Unless an employee has voluntarily enrolled in the Plan or has declined to participate in the Plan within the first 30 days of employment, all newly eligible participants are automatically enrolled in the Plan, and contributions equal to 5% of their eligible compensation are withheld and contributed to the Plan as pre-tax contributions; such contributions are automatically increased by 1% per year until their contributions reach 10% of their eligible compensation. Participants may elect to adjust, cease or resume their contributions at any time.
Participants who are at least age 50 by the close of the Plan year may also elect to make certain additional contributions, referred to as catch-up contributions, that are subject to IRS and Plan limitations and could not exceed $6,000 in 2015 and $5,500 in 2014. Catch-up contributions may be made as pre-tax contributions, Roth contributions or a combination of these types of contributions. Participants may also contribute pre-tax, Roth and after-tax amounts representing distributions from certain other retirement plans qualified in the United States or certain individual retirement accounts (IRAs), referred to as rollover contributions (as defined in the Plan).
Each pay period, the Company makes a non-elective contribution for all eligible participants, whether or not they have elected to make contributions to the Plan, equal to 5% of each participant’s eligible compensation (Core Contributions) up to a maximum of $13,250 in 2015 and $13,000 in 2014. In addition, the Company makes a contribution equal to amounts contributed by the participant as pre-tax contributions or Roth contributions, including such contributions designated as catch-up contributions, of up to 5% of eligible compensation (Matching Contributions) up to a maximum of $13,250 in 2015 and $13,000 in 2014.

Amgen Retirement and Savings Plan
Notes to Financial Statements (continued)

1. Description of the Plan (continued)
Contributions (continued)
Also, the Company can, in its discretion, make a special non-elective contribution on behalf of a participant who is in his or her initial year of employment with the Company and who could not make the maximum participant contribution permitted under the Plan because in the same Plan year he or she previously made pre-tax salary deferrals under a prior unrelated employer’s qualified plan.
Participants select the investments in which their contributions, including their Core Contributions and Matching Contributions (collectively, Company Contributions), are to be invested, electing among various alternatives, including Amgen Inc. common stock (Amgen stock). Participants may direct a maximum of 20% of contributions to be invested in Amgen stock. In addition, participants may transfer amounts among the investment options at any time, subject to certain limitations. Notwithstanding the foregoing, if 20% or more of the value of a participant’s Plan account is invested in Amgen stock, the Plan document provides that no transfers from other investment options can be made to invest in Amgen stock.
The accounts of participants who had never made an investment election are allocated to investments under a qualified default investment alternative, which is intended to be compliant with ERISA regulations. At any time, participants may elect to alter the investments in their accounts made under a qualified default investment alternative.
Vesting
Participants are immediately vested with respect to their contributions, Company Contributions, and earnings and losses (hereafter referred to as earnings) thereon.
Participant Accounts
Each participant’s account is credited with: (a) the participant’s contributions; (b) an allocation of Company Contributions; and (c) earnings. The benefit to which a participant is entitled is the benefit that can be provided from the participant’s account.
Plan Investments
Participants can invest in any of 16 different asset classes as well as Amgen stock or may actively manage their account under a self-directed brokerage arrangement in which a wider array of investment options are available. The value of an investment in an asset class is determined by its underlying investment vehicles, which may include one or more of the following: mutual funds, collective trust funds and portfolios, which are separately managed exclusively for the benefit of Plan participants and their beneficiaries (separately managed portfolios). The separately managed portfolios invest in various types of assets, including publicly traded common and preferred stocks, fixed income securities, collective trust funds and investment contracts. The asset classes are designed to provide participants with choices among a variety of investment objectives.

Amgen Retirement and Savings Plan
Notes to Financial Statements (continued)
1. Description of the Plan (continued)
Payments of Benefits
Subject to Plan limitations, upon termination of employment, including termination due to disability (as defined in the Plan) or retirement, participants may elect to receive an amount equal to the entire value of their account balance in: (a) a single payment in cash; (b) a single distribution in full shares of Amgen stock (with any fractional shares paid in cash); (c) a single distribution paid in a combination of cash and full shares of Amgen stock; (d) cash installments over 10 years; or (e) a rollover distribution to an eligible retirement plan. Effective January 1, 2015, a participant may also elect to receive a partial distribution of his or her account balance no more than once per year.
If a participant dies before receiving the value of his or her account balance, the participant’s beneficiary may elect to receive the distribution of remaining funds from among the alternatives described above, subject to certain Plan limitations.
Subsequent to termination of employment, participants may also elect to maintain their account balance in the Plan, provided that their account balance is greater than $1,000.
Certain restrictions apply to withdrawals from the Plan while a participant continues to be employed by the Company.
Amgen Stock Dividends
Participants that invest in Amgen stock may elect to receive distributions of cash with respect to dividends the Company pays on Amgen stock or reinvest such dividends to acquire additional shares of Amgen stock.
Notes Receivable from Participants
Subject to certain restrictions, a participant can have up to two loans outstanding at any one time from his or her Plan account with a combined maximum loan amount which may not exceed the lesser of: (a) 50% of the participant’s account balance (exclusive of amounts related to Roth contributions and earnings thereon) or (b) $50,000 less certain adjustments, as applicable (as defined in the Plan). A participant’s loan is secured by his or her Plan account balance. Loans made prior to July 1, 2003, bear interest at fixed rates based on the average borrowing rates of certain major banks. Loans made on or after July 1, 2003, bear interest at fixed rates which, until changed by the Company, are based on the prime rate plus one percentage point as published in The Wall Street Journal, determined as of the last day of the calendar quarter preceding origination or such other rate as may be required by law. Loans are generally payable in installments over periods of up to five years, unless the loan is used to acquire a principal residence for which the term of the loan may be up to 20 years. Principal and interest payments are allocated to the participant’s account.
Plan Termination
Although it has not expressed any intent to do so, the Company has the right under the Plan to terminate the Plan subject to the provisions of ERISA. Upon termination, participants would receive distributions of their account balances.
Trustees
Bank of America, N.A. and The Northern Trust Company are the Plan’s co-trustees.

Amgen Retirement and Savings Plan
Notes to Financial Statements (continued)

2. Summary of Significant Accounting Policies
Basis of Accounting
The accompanying financial statements are prepared on the accrual basis of accounting.
Fair Value Measurement
The investments of the Plan are reported at fair value, except for fully benefit-responsive investment contracts, discussed below. Fair value is generally defined as the price that would be received to sell an asset or paid to transfer a liability (the exit price) in an orderly transaction between market participants at the measurement date (see Note 3, Fair Value Measurements).
Investment Income and Losses
Dividend income is recognized on the ex-dividend date, and interest income is recorded on an accrual basis. Unrealized gains and losses on investments are measured by the change in the difference between the fair value and cost of the securities held at the beginning of the year (or date purchased if acquired during the Plan year) and the end of the year. Realized gains and losses from security transactions are recorded based on the weighted-average cost of securities sold.
Fully Benefit-Responsive Investment Contracts
As of December 31, 2015 and 2014, the Plan had fully benefit-responsive investment contracts, including synthetic investment contracts and an insurance separate accounts contract (collectively, security-backed contracts). The synthetic investment contracts are comprised of wrapper contracts issued by insurance companies backed by the Plan’s ownership in collective trust funds that invest in fixed income securities. The insurance separate accounts contract is a contract issued by an insurance company backed by specified separate accounts of the issuer which are comprised of fixed income securities. Contract value is the relevant measurement attribute for security-backed contracts because this is the amount participants would receive if they were to initiate qualified transactions related to these investments. The issuers of the Plan’s security-backed contracts credit the Plan with stated rates of interest, and the issuers guarantee that all qualified participant withdrawals related to the contracts will be at contract value, except as discussed below. The crediting rates provide for realized and unrealized gains and losses on the underlying assets to be amortized over the expected duration of the underlying investments through adjustments to the future interest crediting rates rather than being reflected immediately in the net assets of the Plan. The contract values of the Plan’s security-backed contracts were at December 31, 2015 and 2014, were as follows:

	December 31,
	2015	2014
Synthetic investment contracts	$185,803,751	$185,878,219
Insurance separate accounts contract	65,127,221	56,471,058
Total fully benefit-responsive investment contracts	$250,930,972	$242,349,277

Amgen Retirement and Savings Plan
Notes to Financial Statements (continued)

2. Summary of Significant Accounting Policies (continued)
The security-backed contracts provide for withdrawals at other than contract value associated with certain events which are not in the ordinary course of Plan operations. These withdrawals are made at contract value, modified by a market value adjustment as defined in the contract. Circumstances which may trigger a market value adjustment are generally defined as any event which, in the reasonable determination of the issuer, has or will have a material adverse effect on the issuer’s interest under the contract. Such events may include, but are not limited to: (i) material amendments to the Plan’s structure or administration; (ii) changes in or the creation of competing investment options; (iii) complete or partial termination of the Plan; (iv) removal of a specifically identifiable group of employees from coverage under the Plan; (v) a change in law, regulation, ruling, administrative position, or accounting standard applicable to the Plan; or (vi) communication to Plan participants designed to influence a participant not to invest in the asset class that contains these contracts. The Company does not believe that the occurrence of any such event, which would limit the Plan’s ability to transact at contract value with participants, is probable.
These security-backed contracts are evergreen contracts with no maturity dates, but do contain termination provisions. The issuer is obligated to pay the excess contract value when the fair value of the underlying investments equals zero. In addition, if the Plan defaults in its obligations under the security-backed contract and such default is not corrected within the time permitted by the contract, then the contract may be terminated by the issuer and the Plan will receive the fair value of the underlying investments as of the date of termination.
Notes Receivable from Participants
Notes receivable from participants are carried at their unpaid balance plus accrued but unpaid interest, as applicable.
Due from/to Brokers
Purchases and sales of investments are recorded on a trade-date basis. Amounts due from and due to brokers arise from unsettled sale and purchase transactions as of December 31, 2015 and 2014.
Use of Estimates
The preparation of financial statements in conformity with U.S. generally accepted accounting principles (GAAP) requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Amgen Retirement and Savings Plan
Notes to Financial Statements (continued)

2. Summary of Significant Accounting Policies (continued)
New Accounting Pronouncements
During the year ended December 31, 2015, the Plan retrospectively adopted a new accounting standard that eliminated certain disclosure requirements, including: (i) net appreciation/depreciation of plan assets disaggregated by class of investment; (ii) identification of individual investments that represent 5% or more of the net assets available for benefits; (iii) certain disclosures regarding fully benefit-responsive investment contracts; and (iv) significant investment strategies for investments for which fair value is estimated using the net asset value per share provided by the fund manager as a practical expedient, such as the Plan’s investments in collective trust funds. The new standard also specified that plan assets measured at fair value may be disaggregated by general type (including assets in self-directed brokerage accounts) and eliminated the requirement for disaggregation by nature and risk of investment (see Note 3, Fair Value Measurements). In addition, the new standard simplified the presentation of direct investments in fully benefit-responsive investment contracts by eliminating the requirement to disclose the fair value of such contracts with a corresponding adjustment from fair value to contract value in the Statements of Net Assets Available for Benefits. Investments in these contracts are now presented solely at contract value. The reporting requirements for indirect investments in fully benefit-responsive investment contracts (investments in collective trust funds that own fully benefit-responsive investment contracts) were eliminated.
During the year ended December 31, 2015, the Plan also retrospectively adopted a new accounting standard that eliminated the requirement to categorize within the fair value hierarchy investments for which fair value is estimated using the net asset value per share provided by the fund manager as a practical expedient, such as the Plan’s investments in collective trust funds. These investments are now shown as a reconciling item between the amount in the fair value hierarchy table and the total of the Plan’s investments recognized at fair value in the Statements of Net Assets Available for Benefits (see Note 3, Fair Value Measurements).
3. Fair Value Measurements
The Plan uses various valuation approaches in determining the fair value of investments within a hierarchy that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that observable inputs be used when available. Observable inputs are inputs that market participants would use in pricing the investment based on market data obtained from independent sources. Unobservable inputs are inputs that reflect assumptions about the inputs that market participants would use in pricing the investment and are developed based on the best information available in the circumstances. The fair value hierarchy is divided into three levels based on the source of inputs as follows:
Level 1 – Valuations based on unadjusted quoted prices in active markets for identical investments that the Plan has the ability to access;
Level 2 – Valuations for which all significant inputs are observable, either directly or indirectly, other than Level 1 inputs;
Level 3 – Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

Amgen Retirement and Savings Plan
Notes to Financial Statements (continued)

3. Fair Value Measurements (continued)
The availability of observable inputs can vary among the various types of investments. To the extent that the valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. In certain cases, the inputs used for measuring fair value may fall into different levels of the fair value hierarchy. In such cases, for financial statement disclosure purposes, the level in the fair value hierarchy within which the fair value measurement is categorized is based on the lowest level of input used that is significant to the overall fair value measurement.
The following fair value hierarchy table presents information about each major class/category of the Plan’s investments measured at fair value:

	Fair value measurements at December 31, 2015, using
	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)	Total
Amgen stock	$295,705,743	$—	$—	$295,705,743
Cash and cash equivalents	2,734,210	—	—	2,734,210
Common and preferred stocks	874,221,841	3,305,492	—	877,527,333
Debt securities	68,513,288	238,776,610	—	307,289,898
Mutual funds	331,413,649	—	—	331,413,649
Self-directed brokerage accounts	297,167,287	510,416	—	297,677,703
	$1,869,756,018	$242,592,518	$—	$2,112,348,536
Collective trust funds measured at net asset value				1,590,815,283
Total assets at fair value				$3,703,163,819

	Fair value measurements at December 31, 2014, using
	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)	Total
Amgen stock	$309,990,445	$—	$—	$309,990,445
Cash and cash equivalents	3,542,572	—	—	3,542,572
Common and preferred stocks	1,018,885,111	2,071,763	—	1,020,956,874
Debt securities	36,890,567	143,299,604	—	180,190,171
Mutual funds	368,899,331	—	—	368,899,331
Self-directed brokerage accounts	309,574,113	341,485	—	309,915,598
	$2,047,782,139	$145,712,852	$—	$2,193,494,991
Collective trust funds measured at net asset value				1,755,830,437
Total assets at fair value				$3,949,325,428
The fair values of common stocks (including Amgen stock), preferred stocks, publicly traded mutual funds and U.S. treasury securities are valued using quoted market prices in active markets with no valuation adjustment.

Amgen Retirement and Savings Plan
Notes to Financial Statements (continued)

3. Fair Value Measurements (continued)
Debt securities other than U.S. treasury securities are valued by taking into consideration valuations obtained from third-party pricing services. The pricing services utilize industry standard valuation models, including both income and market based approaches, for which all significant inputs are observable, either directly or indirectly, to estimate fair value. These inputs include reported trades of and broker/dealer quotes on the same or similar securities, issuer credit spreads, benchmark securities and, when applicable, prepayment/default projections based on historical data and other observable inputs.
Collective trust funds represent interests in pooled investment vehicles designed typically for collective investment of employee benefit trusts. The fair values of these investments are determined by reference to the net asset value per unit provided by the fund managers as a practical expedient. The unit values are based on the fair values of the trusts’ underlying assets, which are principally equity and fixed income securities and short-term investments. The only redemption restriction with respect to these investments is on the Wells Fargo Stable Value Fund W (fair value of $37,866,002 as of December 31, 2015), which requires a one-year notice to be given in the event of complete liquidation.
4. Income Tax Status
The Plan received a determination letter from the IRS dated September 18, 2013, stating that the Plan is qualified, in form, under Section 401(a) of the Code and, therefore, the related trust is exempt from taxation. Subsequent to this determination by the IRS, the Plan was amended. Once qualified, the Plan is required to operate in conformity with the Code to maintain its qualification. The Company believes the Plan is currently being operated in compliance with the applicable requirements of the Code and, therefore, believes that the Plan is qualified and the related trust is tax exempt. The Company has indicated that it currently intends to continue to take the necessary steps to maintain the Plan’s compliance with the applicable requirements of the Code.
GAAP requires the Company to evaluate uncertain tax positions taken by the Plan. The financial statement effects of a tax position are recognized when the position is more likely than not, based on the technical merits, to be sustained upon examination. As of December 31, 2015, no uncertain tax positions have been taken or are expected to be taken, and no amounts related to uncertain tax positions have been recorded in the Plan’s financial statements. The Plan is subject to audits by the IRS, however there are currently no audits for any periods in progress. The Company believes the Plan is no longer subject to IRS examinations with respect to annual reports for years prior to 2012.
5. Services Provided by the Company
During 2015 and 2014, the Company paid trustee fees and certain other administrative costs on behalf of the Plan.

Amgen Retirement and Savings Plan
Notes to Financial Statements (continued)

6. Reconciliation of Financial Statements to Form 5500
The reconciliation of net assets available for benefits per the financial statements to the Form 5500 as of December 31, 2015 and 2014, consisted of the following:

	December 31,
	2015	2014
Net assets available for benefits per the financial statements	$3,988,615,953	$4,227,149,413
Adjustment from fair value to contract value for fully benefit-responsive investment contracts	617,171	3,402,352
Amounts allocated to withdrawing participants	(2,713,632)	(3,534,073)
Deemed loans	(325,519)	(396,949)
Net assets per the Form 5500	$3,986,193,973	$4,226,620,743
For the year ended December 31, 2015, the following is a reconciliation of the net investment loss per the financial statements to the Form 5500:

Year Ended December 31, 2015
Interest and dividend income	$43,666,455
Net realized/unrealized losses	(88,349,679)
Total net investment loss per the financial statements	(44,683,224)
Adjustment from fair value to contract value for fully benefit-responsive investment contracts:
Less prior year adjustment	(3,402,352)
Add current year adjustment	617,171
Total net investment loss per the Form 5500	$(47,468,405)
For the year ended December 31, 2015, the following is a reconciliation of distributions per the financial statements to the Form 5500:

Year Ended December 31, 2015
Benefits paid	$(490,737,270)
Investment and administrative fees	(9,036,668)
Total distributions per the financial statements	(499,773,938)
Add prior year amounts allocated to withdrawing participants	3,534,073
Less current year amounts allocated to withdrawing participants	(2,713,632)
Add prior year deemed loan balance	396,949
Less current year deemed loan balance	(325,519)
Total distributions per the Form 5500	$(498,882,067)

Supplemental Schedule
Amgen Retirement and Savings Plan
EIN: 95-3540776 Plan: #001
December 31, 2015
Schedule H, line 4i – Schedule of Assets (Held at End of Year)

Identity of Issue	Description of Investment	Current Value

Amgen stock*	Employer Securities 1,821,633 shares		$295,705,743

Capital Preservation Asset Class:
Wells Fargo Fixed Income Fund F*	Collective trust fund 5,629,003 units	$76,823,511
Metropolitan Life Insurance Company*	Insurance separate accounts investment contract 613,441 units	64,934,353
Wells Fargo Fixed Income Fund D*	Collective trust fund 4,806,733 units	62,616,349
Wells Fargo Fixed Income Fund L*	Collective trust fund 3,884,341 units	46,984,601
Wells Fargo Stable Value Fund W*	Collective trust fund 720,412 units	38,055,332
NT Collective Short Term Investment Fund*	Collective trust fund 18,382,121 units	18,382,121
Total Capital Preservation Asset Class			307,796,267

Emerging Markets Equity Asset Class:
Artisan Emerging Markets Inst Fund	Mutual Fund 2,264,566 shares	23,528,835
J.P. Morgan Emerging Markets Equity Focus Fund*	Collective trust fund 1,560,169 units	23,074,893
Blackrock FTSE RAFI Emerging Index Non Lendable Fund F*	Collective trust fund 2,701,748 units	21,165,494
NT Collective Emerging Markets Fund - Non Lending*	Collective trust fund 52,373 units	6,640,632
Total Emerging Markets Equity Asset Class			74,409,854

Fixed Income Asset Class:
NT Collective Aggregate Bond Index Fund - Non Lending*	Collective trust fund 224,464 units	29,703,344
United States Treasury Note 2.25% Due 11/15/2025	Government Bond 5,515,000 units	5,502,699
United States Treasury Note .75% Due 10/31/2017	Government Bond 4,985,000 units	4,958,520
United States Treasury Note 1% Due 12/31/2017	Government Bond 4,270,000 units	4,264,663
NT Collective Short Term Investment Fund*	Collective trust fund 4,070,853 units	4,070,853
Federal Home Loan Mortgage Corporation Pool #G08658 3% Due 08/01/2045	Government Mortgage Backed Security 4,028,274 units	4,024,907
United States Treasury Note 1.625% Due 11/30/2020	Government Bond 3,965,000 units	3,941,456
United States Treasury Note 1.75% Due 12/31/2020	Government Bond 3,930,000 units	3,925,701
United States Treasury Bill Due 10/08/2015	Government Bond 3,860,000 units	3,858,487
United States Treasury Note 1.375% Due 10/31/2020	Government Bond 3,895,000 units	3,826,230
Fannie Mae Single Family Mortgage 3.5% Due 30 Years	Government Mortgage Backed Security 3,595,000 units	3,709,044
United States Treasury Note .875% Due 11/30/2017	Government Bond 3,395,000 units	3,385,185
United States Treasury Bond .625% Due 12/31/2016	Government Bond 3,371,400 units	3,365,736
United States Treasury SEC Stripped Interest Payment Due 05/15/2023	Government Bond 3,460,000 units	2,928,409
United States Treasury SEC Stripped Interest Payment Due 02/15/2021	Government Bond 3,005,000 units	2,716,210
United States Treasury Note Inflation Indexed .25% Due 01/15/2025	Index Linked Government Bond 2,413,500 units	2,313,273
United States Treasury Bond 3% Due 11/15/2045	Government Bond 2,275,000 units	2,268,157
United States Treasury SEC Stripped Interest Payment Due 11/15/2022	Government Bond 2,500,000 units	2,145,970
Fannie Mae Single Family Mortgage 4% Due 30 Years	Government Mortgage Backed Security 1,905,000 units	2,015,818
United States Treasury Bill Due 01/14/2016	Government Bond 1,740,000 units	1,739,946
Treasury Inflation Indexed Bond .75% Due 02/15/2045	Index Linked Government Bond 1,909,400 units	1,681,890
United States Treasury SEC Stripped Interest Payment Due 05/15/2022	Government Bond 1,860,000 units	1,620,367

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value
Ginnie Mae II Jumbos 3.5% Due 30 Years	Government Mortgage Backed Security 1,505,000 units	1,568,904
United States Treasury SEC Stripped Interest Payment Due 05/15/2021	Government Bond 1,630,000 units	1,463,375
Fannie Mae Pool #466430 3.37% Due 11/01/2020	Government Mortgage Backed Security 1,299,915 units	1,430,269
Fannie Mae Single Family Mortgage 2.5% Due 01/25/2029	Government Mortgage Backed Security 1,390,000 units	1,400,988
Fannie Mae Pool #Al6167 3.5% Due 01/01/2044	Government Mortgage Backed Security 1,320,811 units	1,364,824
Federal Home Loan Mortgage Corporation Pool #G60080 3.5% Due 06/01/2045	Government Mortgage Backed Security 1,319,841 units	1,362,839
United States Treasury SEC Stripped Interest Payment 0% Due 08/15/2021	Government Bond 1,505,000 units	1,341,948
Federal Home Loan Mortgage Corporation Pool #G08659 3.5% Due 08/01/2045	Government Mortgage Backed Security 1,299,224 units	1,338,495
Morgan Stanley Capital I Trust 2011-C1 Class A-3 4.7% Due 09/15/2020	Commercial Mortgage-Backed Security 1,240,000 units	1,314,034
Ginnie Mae Pool #MA2960 3% Due 07/20/2045	Government Mortgage Backed Security 1,291,620 units	1,310,893
Metropolitan West Funds Floating Rate Income Fund Class I	Mutual Fund 132,383 shares	1,301,325
Federal Home Loan Mortgage Corporation Gold G60023 3.5% Due 04/01/2045	Government Mortgage Backed Security 1,240,036 units	1,281,973
Federal Home Loan Mortgage Corporation Gold #G07924 3.5% Due 01/01/2045	Government Mortgage Backed Security 1,238,356 units	1,278,698
United States Treasury SEC Stripped Interest Payment Due 02/15/2020	Government Bond 1,370,000 units	1,275,777
United States Treasury SEC Stripped Interest Payment 00517 Due 02/15/2029	Government Bond 1,820,000 units	1,274,470
Federal Home Loan Mortgage Corporation Pool #G08671 3.5% Due 10/01/2045	Government Mortgage Backed Security 1,231,908 units	1,269,143
United States Treasury Bond Inflation Index 5.5% Due 8/15/2028	Government Bond 900,000 units	1,197,598
United States Treasury SEC Stripped Interest Payment Due 08/15/2020	Government Bond 1,250,000 units	1,148,308
Fannie Mae Remic Trust 2010-142 Variable Rate Due 12/25/2040	Government Mortgage Backed Security 1,000,000 units	1,085,195
Fannie Mae Pool #466430 3.37% Due 11/01/2020	Government Mortgage Backed Security 998,607 units	1,045,332
Fannie Mae Pool #465769 3.96% Due 08/01/2020	Government Mortgage Backed Security 952,622 units	1,017,252
United States Treasury Bond 1.375% Due 02/15/2044	Index Linked Government Bond 961,600 units	998,709
United States Treasury Bond 1% Due 08/15/2018	Government Bond 1,000,000 units	993,516
United States Treasury SEC Stripped Interest Payment Due 11/15/2028	Government Bond 1,250,000 units	882,780
Fannie Mae Pool #AV5051 4.5% Due 02/01/2044	Government Mortgage Backed Security 799,469 units	879,616
United States Treasury SEC Stripped Interest Payment Due 11/15/2021	Government Bond 980,000 units	867,185
Federal Home Loan Mortgage Corporation Series K Class A 2.77% Due 05/25/2025	Government Mortgage Backed Security 850,000 units	835,928
Ginnie Mae II Pool #MA3106 4% Due 09/20/2045	Government Mortgage Backed Security 754,076 units	801,936
Fannie Mae Pool #AT5907 4% Due 06/01/2043	Government Mortgage Backed Security 730,070 units	783,306
United States Treasury SEC Stripped Interest Payment Due 02/15/2026	Government Bond 1,000,000 units	776,907
United States Treasury SEC Stripped Interest Payment Due 02/15/2027	Government Bond 1,000,000 units	750,803
United States Treasury Note 1.375% Due 12/31/2018	Government Bond 750,000 units	750,557
Fannie Mae Pool #AM2674 2.61% Due 03/01/2023	Government Mortgage Backed Security 745,000 units	739,985
Fannie Mae Remic Series 25 Apr 2027-M Class A Variable Rate Due 04/25/2027	Government Mortgage Backed Security 710,000 units	720,681
Fannie Mae Pool #AT5915 4% Due 06/01/2043	Government Mortgage Backed Security 661,105 units	703,916

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value
J.P. Morgan Mortgage Acquisition Corporation Series 07-Ch1 Class AV5 Floating Rate Due 11/25/2036*	Asset Backed Security 725,000 units	701,027
Nationstar Home Floating Rate .7158% Due 09/25/2036	Asset Backed Security 750,000 units	698,230
TCW Emerging Markets Income Fund	Mutual Fund 93,178 shares	696,040
J.P. Morgan Mortgage Floating Rate .9058% Due 06/25/2035*	Asset Backed Security 745,000 units	695,595
United States Treasury SEC Stripped Interest Payment Due 11/15/2027	Government Bond 950,000 units	695,462
Federal Home Loan Mortgage Corporation Variable Rate 08/25/2023	Government Mortgage Backed Security 665,000 units	694,895
Wachovia Student Loan Floating Rate .7886% Due 04/25/2040*	Asset Backed Security 780,000 units	692,692
New Century Home Equity Loan Trust Seriers 2004-2 Class A1 Floating Rate Due 08/25/2034	Asset Backed Security 732,252 units	689,586
SLM Student Loan Trust 2007-3 Class A-4 Floating Rate Due 01/25/2022	Asset Backed Security 730,000 units	688,944
Banc of America Funding Corporation Series 2015-R7 Class 1A 1.03833%*	Collateralized Mortgage Obligation 711,005 units	687,310
SLC Student Loan Trust Floating Rate .672% Due 12/15/2038	Asset Backed Security 800,000 units	685,112
Fannie Mae Single Family Mortgage 4.5% Due 30 Years	Government Mortgage Backed Security 630,000 units	680,321
Fannie Mae Single Family Mortgage 4.5% Due 02/01/2044	Government Mortgage Backed Security 630,000 units	679,287
Federal Home Loan Mortgage Corporation Pool #K037 3.49% Due 01/25/2024	Government Mortgage Backed Security 650,000 units	678,665
Nelnet Student Loan Trust Series 2015-3 Class A-2 Floating Rate Due 02/26/2046	Asset Backed Security 695,000 units	676,822
United States Treasury 0% Due 02/15/2030	Government Bond 1,000,000 units	675,350
SLM Student Loan Trust 2005-5 Class A-4 Due 10/25/2028	Asset Backed Security 720,000 units	674,721
SLM Student Loan Trust Floating Rate 2.3186% Due 07/25/2023	Asset Backed Security 670,000 units	673,955
NT Collective Short Term Investment Fund*	Collective trust fund 672,370 units	672,370
Ginnie Mae Pool #MA3033 3% Due 08/20/2045	Government Mortgage Backed Security 660,531 units	670,386
SLC Student Loan Trust Floating Rate .672% Due 09/15/2039	Asset Backed Security 770,000 units	665,946
SLM Student Loan Series 2004-10 Class A-6A Floating Rate Due 04/27/2026	Asset Backed Security 680,000 units	665,820
GS Mortgage Securities Corporation Trust 2.539% Due 01/10/2045	Commercial Mortgage-Backed Security 660,129 units	663,732
Fannie Mae Remic Trust 2015-M2 Class A3 Variable Rate Due 12/25/2024	Government Mortgage Backed Security 642,012 units	659,194
Morgan Stanley ABS Capital I Inc. 2006-NC1 Pass-Through Class A-4 Due 12/25/2035	Asset Backed Security 684,329 units	653,619
SLM Student Loan Trust 2014-2 Class A-3 Floating Rate Due 03/26/2029	Asset Backed Security 680,000 units	651,962
Washington Mutual Mortgage Pass-Through Series 2005-AR13 Class A-1A1 Floating Rate Due 10/25/2045	Collateralized Mortgage Obligation 701,584 units	646,210
United States Treasury SEC Stripped Interest Payment 6.5% Due 11/15/2026	Government Bond 850,000 units	643,749
Ginnie Mae II Pool #Ma2961 Series 2045 3.5% Due 07/20/2045	Government Mortgage Backed Security 611,023 units	637,904
Federal Home Loan Mortgage Corporation Pool #G08677 4% Due 11/01/2045	Government Mortgage Backed Security 603,329 units	637,855
Federal Home Loan Mortgage Corporation Pool #G08669 4% Due 09/01/2045	Government Mortgage Backed Security 596,966 units	631,128
SLM Student Loan Trust 2009-3 Class A Variable Rate Due 01/25/2045	Asset Backed Security 659,931 units	631,068
Federal Home Loan Mortgage Corporation Pool #G08672 4% Due 10/01/2045	Government Mortgage Backed Security 596,442 units	630,574
Fannie Mae Pool #Al7092 3% Due 07/01/2045	Government Mortgage Backed Security 628,586 units	629,560
Fannie Mae Pool #Am1762 2.39% Due 12/01/2022	Government Mortgage Backed Security 618,953 units	623,618
SLM Student Loan Trust 2005-5 Class A-5 Due 10/25/2040	Asset Backed Security 700,000 units	619,511
International Lease Finance Corporation 6.75% Due 09/01/2016	Corporate Bond 600,000 units	616,500
SLM Student Loan Trust 2008-9 Class A Floating Rate Due 04/25/2023	Asset Backed Security 615,342 units	615,762

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value
Citigroup Mortgage Loan Trust Series 2015-6 Class 2A1 Floating Rate Due 12/25/2035	Collateralized Mortgage Obligation 662,718 units	613,143
Fannie Mae Pool #MA1462 3.5% Due 06/01/2043	Government Mortgage Backed Security 592,653 units	612,758
Federal Home Loan Mortgage Corporation Multiclass Series 3677 4.5% Due 05/15/2040	Government Mortgage Backed Security 568,095 units	607,492
Ginnie Mae Pool #MA3173 3.5% Due 10/20/2045	Government Mortgage Backed Security 577,078 units	602,465
Encore Credit Floating Rate .8558% Due 01/25/2036	Asset Backed Security 601,373 units	598,175
American Credit Acceptance Receivables Series 15-2 Class B 2.97% Due 05/12/2021	Asset Backed Security 600,000 units	589,743
Bear Stearns ARM Floating Rate 2.995557% Due 11/25/2034	Collateralized Mortgage Obligation 590,533 units	588,465
Federal Home Loan Mortgage Corporation Gold Pool U9-0291 4% Due 10/01/2042	Government Mortgage Backed Security 532,919 units	567,180
Credit Suisse First Boston Mortgage Securities Corporation 2004-AR6 Pass-Through Class 2-A Variable Rate Due 10/25/34	Collateralized Mortgage Obligation 566,632 units	567,149
Fannie Mae Pool #AQ1534 3.5% Due 10/01/2032	Government Mortgage Backed Security 541,069 units	566,964
Federal Home Loan Mortgage Corporation Multiclass Series 4324 Class AY 3% Due 04/15/2029	Government Mortgage Backed Security 568,738 units	566,743
Federal National Mortgage Association Pool #G08676 3.5% Due 11/01/2045	Government Mortgage Backed Security 543,866 units	560,305
Fannie Mae Remic Series 2013-M12 Class FA Floating Rate Due 10/25/2017	Government Mortgage Backed Security 557,563 units	558,032
Fannie Mae Pool #MA0214 5% Due 10/01/2029	Government Mortgage Backed Security 503,765 units	554,070
Ginnie Mae 2007-035 6% Due 06/20/2037	Government Mortgage Backed Security 500,000 units	553,719
United States Treasury SEC Stripped Interest Payment Due 05/15/2018	Government Bond 565,000 units	549,537
Fannie Mae Pool #AM2711 2.57% Due 03/01/2023	Government Mortgage Backed Security 538,010 units	538,152
GS Mortgage Securities Corporation 2005-9 Class 2A3 Variable Rate Due 08/25/2035	Asset Backed Security 554,409 units	537,203
Ginnie Mae 5.5% Due 06/20/2035	Government Mortgage Backed Security 476,850 units	535,761
Long Beach Mortgage Loan Trust 2005-2 Pass-through Due 04/25/2035	Asset Backed Security 550,000 units	535,355
J.P. Morgan Mortgage Trust 2005-A2 Pass-through Class 1-A-1 Due 04/25/2035*	Collateralized Mortgage Obligation 534,019 units	534,972
Fannie Mae Pool #AM1990 2.33% Due 01/01/2023	Government Mortgage Backed Security 540,722 units	534,646
United States Treasury Note Inflation Indexed .125% Due 07/15/2024	Index Linked Government Bond 558,100 units	530,928
Ginnie Mae Pool #783867 6% Due 8/15/2036	Government Mortgage Backed Security 459,061 units	530,039
Federal Home Loan Mortgage Corporation Multiclass Series 2334 Class KB 6.5% Due 05/15/2028	Government Mortgage Backed Security 468,452 units	519,709
Ginnie Mae 5% Due 03/16/2034	Government Mortgage Backed Security 460,000 units	518,198
Federal Home Loan Mortgage Corporation Pool #Al2293 4.374% Due 06/01/2021	Government Mortgage Backed Security 472,592 units	515,389
Ginnie Mae 2011-71 Class ZC 5.5% Due 7/16/2034	Government Mortgage Backed Security 444,270 units	513,743
Washington Mutual Mortgage Pass-Through Series 2005-AR11 Class A1A Floating Rate Due 08/25/2045	Collateralized Mortgage Obligation 549,585 units	510,894
Fannie Mae Pool #AB7575 3% Due 01/01/2043	Government Mortgage Backed Security 504,348 units	505,478
ZFS Finance (USA) Trust Floating Rate Due 12/15/2065	Corporate Bond 500,000 units	505,250
Fannie Mae Pool #468559 4.01% Due 08/01/2021	Government Mortgage Backed Security 467,234 units	503,677
Federal Home Loan Mortgage Corporation Multiclass Series 3895 4.5% Due 07/15/2041	Government Mortgage Backed Security 450,000 units	501,360
United Dominion Realty Trust Inc. 5.25% Due 01/15/2016	Corporate Bond 500,000 units	500,482
United States Treasury SEC Stripped Interest Payment Due 05/15/2022	Government Bond 570,000 units	500,410

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value
NextEra Energy Capital Step Coupon 1.586% Due 06/01/2017	Corporate Bond 500,000 units	498,210
SLM Student Loan Trust 2003-12 Class A-5 Variable Rate Due 09/15/2022	Asset Backed Security 497,727 units	494,499
Structured Asset Mortgage Investments II Inc. Series 2004-AR1 Class A1 Floating Rate Due 3/19/2034	Collateralized Mortgage Obligation 510,008 units	494,438
Fannie Mae Pool #AR6380 3% Due 02/01/2043	Government Mortgage Backed Security 492,011 units	494,220
Opteum Mortgage Acceptance Corporation 2005-4 Class I-A1C Floating Rate Due 11/25/2035	Collateralized Mortgage Obligation 506,234 units	494,167
Fannie Mae Pool #Am8674 2.81% Due 04/01/2025	Government Mortgage Backed Security 500,000 units	494,021
Morgan Stanley 5.95% Due 12/28/2017	Corporate Bond 459,000 units	493,575
Federal Home Loan Mortgage Corporation Gold Pool U89009 3.5% Due 09/01/2032	Government Mortgage Backed Security 473,069 units	493,073
WEA Financial LLC / Westfield UK & Europe Finance plc 2.7% Due 09/17/2019	Corporate Bond 494,000 units	489,930
Residential Accredit Loans, Inc. Series 03-QA1 Class A2 Floating Rate 12/25/2033	Collateralized Mortgage Obligation 560,157 units	489,297
Federal National Mortgage Association Pool #Al0561 3.738% Due 06/01/2018	Government Mortgage Backed Security 467,606 units	484,902
Fannie Mae Pool #AM3307 2.85% Due 05/01/2023	Government Mortgage Backed Security 474,054 units	481,147
Fannie Mae Pool #AQ1607 3.5% Due 11/01/2032	Government Mortgage Backed Security 458,087 units	480,012
Fannie Mae Pool #AR7961 3.5% Due 03/01/2033	Government Mortgage Backed Security 457,248 units	479,125
NRZ Advance Receivables Series 2015-T1 Class A-T1 2.315% Due 08/15/2046	Asset Backed Security 475,000 units	474,687
Fannie Mae Remic Series 2015-M4 Class AV2 2.509% Due 07/25/2022	Government Mortgage Backed Security 475,000 units	474,576
Federal National Mortgage Association Pool #Al2965 2.667% Due 12/01/2022	Government Mortgage Backed Security 471,050 units	474,429
Ba Cr Card Tr 1.36% Due 09/15/2020	Asset Backed Security 475,000 units	471,780
CSAIL 2015-C3 3.7182% Due 08/15/2048	Commercial Mortgage-Backed Security 463,000 units	469,045
HSI Asset SecuritizationCorporation Trust 2006-Opt2 Pass-Through Due 1/25/2036	Asset Backed Security 460,319 units	458,364
Morgan Stanley .916% Due 08/15/2045	Commercial Mortgage-Backed Security 458,673 units	457,853
Fannie Mae Pool #Am7514 3.07% Due 02/01/2025	Government Mortgage Backed Security 450,000 units	457,092
Fannie Mae Pool #471834 1.4% Due 07/01/2017	Government Mortgage Backed Security 455,000 units	456,117
Fannie Mae Pool #467757 4.33% Due 04/01/2021	Government Mortgage Backed Security 417,132 units	454,708
DBWF 2015-LCM Mortgage Trust Floating Rate Due 06/10/2034	Commercial Mortgage-Backed Security 460,000 units	450,702
Federal Home Loan Mortgage Corporation Multiclass Series 7307 3% Due 8/15/2044	Government Mortgage Backed Security 451,679 units	448,875
Fannie Mae Remic Series 2015-M7 Class A2 2.59% Due 12/25/2024	Government Mortgage Backed Security 447,000 units	443,433
Federal Home Loan Mortgage Corporation Series 2899 4% Due 12/15/2019	Government Mortgage Backed Security 428,333 units	441,737
Ginnie Mae 5.25% Due 03/20/2038	Government Mortgage Backed Security 402,317 units	441,571
J.P. Morgan Mortgage Trust Floating Rate .8858% Due 06/25/2035*	Asset Backed Security 442,931 units	440,353
Columbia Pipeline Group, Inc. 2.45% Due 06/01/2018	Corporate Bond 450,000 units	439,973
Fannie Mae 3.726% Due 06/25/2021	Government Mortgage Backed Security 410,000 units	436,895
Fannie Mae Pool #MA1373 3.5% Due 03/01/2043	Government Mortgage Backed Security 422,341 units	436,428
Discover Bank of Greenwood Delaware 2.6% Due 11/13/2018	Corporate Bond 435,000 units	434,652
HSI Asset Securitization Corporation Trust 11-A 3% Due 25/12/2035	Asset Backed Security 441,543 units	434,616
Fannie Mae Series 2013-M7 Class A2 2.28% Due 12/25/2022	Government Mortgage Backed Security 441,000 units	433,836

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value
Federal Home Loan Mortgage Corporation Series 4374 Class NC Step-up Due 02/15/2046	Government Mortgage Backed Security 418,137 units	432,997
Fannie Mae Series 2014-M3 Class A2 Variable Rate Due 01/25/2024	Government Mortgage Backed Security 415,000 units	432,130
Federal Home Loan Mortgage Corporation Multiclass Series 3662 5% Due 04/15/2040	Government Mortgage Backed Security 390,087 units	427,292
Biomed Realty LP 3.85% Due 04/15/2016	Corporate Bond 425,000 units	426,303
Fannie Mae 1.80057001114% Due 12/25/2019	Government Mortgage Backed Security 425,000 units	426,246
Federal Home Loan Mortgage Corporation Pool #S0/6297 3.5% Due 09/15/2042	Government Mortgage Backed Security 415,747 units	425,818
Fannie Mae Pool #467025 3.38% Due 01/01/2018	Government Mortgage Backed Security 410,000 units	422,494
Bank of America Trust #00229 5.3% Due 03/15/2017*	Corporate Bond 406,000 units	422,352
Soundview Home Loan Trust 2006-Wf2 Class A-2C Due 12/25/2036	Asset Backed Security 424,276 units	421,442
Merrill Lynch Mortgage Trust 2006-C1 Class A-4 Due 05/12/2039*	Commercial Mortgage-Backed Security 414,985 units	415,420
Fannie Mae Pool #AM5473 3.76% Due 03/01/2024	Government Mortgage Backed Security 385,000 units	409,140
JPMorgan Chase Bank NA Floating Rate Due 06/13/2016*	Corporate Bond 409,000 units	408,392
Fannie Mae Pool #465973 3.59% Due 10/01/2020	Government Mortgage Backed Security 386,416 units	407,582
Bank of America Corporation 3.75% Due 07/12/2016*	Corporate Bond 400,000 units	405,016
Federal Home Loan Mortgage Corporation Multiclass Series 2901 4.5% Due 12/15/2019	Government Mortgage Backed Security 380,000 units	404,465
American Home Mortgage Investment Trust Series 2004-3 Class 5A Variable Rate Due 10/25/2034	Collateralized Mortgage Obligation 404,219 units	403,388
CPS Auto 1.65% Due 11/15/2019	Asset Backed Security 406,568 units	403,104
Ginnie Mae Pool 2013-H05 Remic Pass-Through Class FB Floating Rate Due 02/20/2062	Government Mortgage Backed Security 402,712 units	401,883
Federal Home Loan Mortgage Corporation Pool #G0-7239 3% Due 12/01/2042	Government Mortgage Backed Security 399,066 units	399,335
AbbVie Inc. 1.8% Due 05/14/2018	Corporate Bond 400,000 units	398,158
Carmax Auto Owner Trust .88% Due 03/15/2018	Asset Backed Security 397,136 units	396,844
BBCCRE Trust Series 2015-GTP Class A 3.966% Due 08/10/2033	Commercial Mortgage-Backed Security 385,000 units	396,711
United States Treasury Bond 8.125% Due 02/15/2021	Government Bond 300,000 units	395,508
Fannie Mae Remic Series 2003-W2 5.9% Due 07/25/2042	Government Mortgage Backed Security 354,059 units	393,865
GE Capital International Funding Company Trust #00128 4.418% Due 11/15/2035	Corporate Bond 381,000 units	388,804
Farmers Exchange Floating Rate 5.454% Due 10/15/2054	Corporate Bond 400,000 units	388,752
Microsoft Corporation 3.125% Due 11/03/2025	Corporate Bond 385,000 units	387,042
Fannie Mae Pool #MA1866 4.5% Due 04/01/2044	Government Mortgage Backed Security 350,761 units	385,932
Wachovia Bank Commercial Mortgage Trust Pass-Through Due 06/15/2019*	Commercial Mortgage-Backed Security 382,557 units	383,500
Ginnie Mae 6% Due 11/16/2032	Government Mortgage Backed Security 337,250 units	381,045
Credit Acceptance Auto Loan 2.4% Due 02/15/2023	Asset Backed Security 383,000 units	380,530
Fannie Mae Variable Rate Due 07/25/2024	Government Mortgage Backed Security 373,000 units	378,978
Fannie Mae Series 2011-M2 3.645% Due 07/25/2021	Government Mortgage Backed Security 355,000 units	377,205
Progress Residential Series 2015-SFR2 Class A 2.74% Due 06/12/2032	Asset Backed Security 384,000 units	374,723
Commercial Mortgage Trust Series 2015-Cr24 Class A5 3.696% Due 08/10/2055	Commercial Mortgage-Backed Security 366,146 units	372,160
Fannie Mae Pool #468564 4.06% Due 07/01/2021	Government Mortgage Backed Security 340,000 units	367,531
Fannie Mae Remic Series 416 Class A300 3% Due 11/25/2042	Government Mortgage Backed Security 369,411 units	366,873
Fannie Mae Pool #AM5079 3.45% Due 01/01/2024	Government Mortgage Backed Security 350,177 units	365,454

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value
DBRR Series 2013-EZ3 Class A Variable Rate Due 12/18/2049	Commercial Mortgage-Backed Security 362,551 units	362,551
Federal Home Loan Mortgage Corporation Pool #G18565 3% Due 08/01/2030	Government Mortgage Backed Security 344,555 units	355,430
Fannie Mae Pool #MA2010 4% Due 08/01/2044	Government Mortgage Backed Security 333,595 units	355,180
Westgate Resorts 2.15% Due 12/20/2026	Corporate Bond 360,713 units	354,328
Fannie Mae Pool #469688 3.38% Due 12/01/2021	Government Mortgage Backed Security 338,687 units	353,808
CCO Safari, LLC 4.464% Due 07/23/2022	Corporate Bond 355,000 units	353,761
Exelon Corporation 1.55% Due 06/09/2017	Corporate Bond 355,000 units	353,503
Flagship CLO VIII Ltd. / Flagship Series 2014-8A Class A Floating Rate Due 01/16/2026	Asset Backed Security 355,000 units	351,947
Magnetite IX, Ltd. / Magnetite IX LLC Class A-1 Floating Rate Due 07/25/2026	Asset Backed Security 355,000 units	351,024
Wells Fargo Comercial Mortgage 3.664% Due 09/15/2048*	Commercial Mortgage-Backed Security 346,000 units	350,595
Citibank Credit Card Issuance Trust 2014-A3 Floating Rate Due 05/09/2018	Asset Backed Security 350,000 units	349,967
Navient Student Loan Trust Series 2015-3 Class B Floating Rate Due 10/25/2058	Asset Backed Security 400,000 units	349,876
Fannie Mae Pool #AM4764 3.44% Due 11/01/2023	Government Mortgage Backed Security 334,783 units	349,188
Cedar Funding II CLO Ltd./Cedar Funding II CLO LLC Ratings Class A-1 Floating Rate Due 05/20/2026	Asset Backed Security 350,000 units	347,305
Fannie Mae Pool #MA1510 4% Due 07/01/2043	Government Mortgage Backed Security 326,018 units	347,155
National Credit Union Association Guaranteed Trust 2010-R3 Due 12/06/2020	Commercial Mortgage-Backed Security 344,707 units	347,026
Voya CLO 2014-2 Ltd. 2014-2 Class A1 Floating Rate Due 07/17/2026	Asset Backed Security 350,000 units	347,025
Federal Home Loan Mortgage Corporation Tranche 00839 2.615% Due 01/25/2023	Government Mortgage Backed Security 345,000 units	344,876
Public Service Electric and Gas Company 4.05% Due 05/01/2045	Corporate Bond 350,000 units	342,700
Volt XXXII LLC Series 2015-NPL3 Class A1144A 3.375% Due 10/25/2058	Asset Backed Security 347,764 units	341,716
United States Treasury SEC Stripped Interest Payment Due 05/15/2020	Government Bond 370,000 units	341,563
Duquesne Light Holdings, Inc. 6.4% Due 09/15/2020	Corporate Bond 300,000 units	339,587
Fannie Mae Pool #FN0001 3.766% Due 12/01/2020	Government Mortgage Backed Security 319,670 units	339,295
Fannie Mae Remic Trust 2007-93 4.5% Due 09/25/2037	Government Mortgage Backed Security 310,539 units	339,103
Ginnie Mae II Jumbos 4.5% Due 30 Years	Government Mortgage Backed Security 315,000 units	338,428
Fannie Mae Pool #Fn0009 3.414% Due 10/01/2020	Government Mortgage Backed Security 318,300 units	336,533
Fannie Mae Remic Trust 2004-W12 6.5% Due 07/25/2044	Government Mortgage Backed Security 282,284 units	334,356
Fannie Mae Series 2002-86 6% Due 09/25/2032	Government Mortgage Backed Security 293,722 units	333,936
Ocwen Master Advance Receivables Trust Series 15-T3 Class AT3 3.211% Due 11/15/2047	Asset Backed Security 334,000 units	332,994
Fannie Mae Pool #Am4407 3.65% Due 09/01/2023	Government Mortgage Backed Security 314,461 units	332,649
Federal Home Loan Mortgage Corporation Multiclass Series 4168 Class JA 3.5% Due 02/15/2043	Government Mortgage Backed Security 320,247 units	332,403
Fannie Mae Series 2009-W1 6% Due 12/25/2049	Government Mortgage Backed Security 289,638 units	332,166
Americredit Corporation 1.26% Due 11/08/2019	Asset Backed Security 333,000 units	331,365
Berkshire Hathaway Inc. 4.4% Due 05/15/2042	Corporate Bond 334,000 units	330,701
Nissan Auto .87000000477% Due 11/15/2018	Asset Backed Security 330,000 units	328,797
Federal Home Loan Mortgage Corporation Multiclass Series 323 Class 300 Due 01/15/2044	Government Mortgage Backed Security 332,302 units	325,659

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value
Impac Secured Assets Corporation 2004-3 Pass-Through Class M-1 Floating Rate Due 11/25/2034	Collateralized Mortgage Obligation 370,000 units	325,327
Actavis Funding SCS 4.75% Due 03/15/2045	Corporate Bond 333,000 units	324,690
Fannie Mae Pool #MA1900 4.5% Due 05/01/2039	Government Mortgage Backed Security 293,289 units	322,662
Fannie Mae Pool #MA1900 4.5% Due 04/01/2044	Government Mortgage Backed Security 292,085 units	321,439
Fannie Mae Remic Series 2004-T1 6% Due 01/25/2044	Government Mortgage Backed Security 284,062 units	320,940
Americredit Corporation 1.27% Due 01/08/2020	Asset Backed Security 324,000 units	320,697
American Airlines 2013-2 4.95% Due 01/15/2023	Corporate Bond 303,740 units	320,446
Citi Held For Asset Issuance Series 15-PM1 Class A 2% Due 12/15/2021	Asset Backed Security 319,505 units	319,374
Honda Auto .82% Due 07/23/2018	Asset Backed Security 320,000 units	319,140
Chase Issuance Trust Series 2007-A2 Class A2 Floating Rate Due 04/15/2019	Asset Backed Security 320,000 units	318,917
Structured Adjustable Rate Mortgage Loan Trust 2005-6Xs Class A4 Variable Rate Due 03/25/2035	Collateralized Mortgage Obligation 319,662 units	318,521
Duke Energy Corporation 3.75% Due 06/01/2045	Corporate Bond 343,000 units	317,671
The Goldman Sachs Group, Inc. 5.25% Due 07/27/2021	Corporate Bond 283,000 units	312,890
United States Treasury SEC Stripped Interest Payment Due 05/15/2031	Government Bond 470,000 units	304,292
Bank of America Corporation 6% Due 09/01/2017*	Corporate Bond 285,000 units	303,300
Commercial Mortgage Trust Series 2015-CRE25 Class A-4 3.759% Due 08/10/2048	Commercial Mortgage-Backed Security 297,000 units	302,892
J.P. Morgan Chase & Company 2.55% Due 10/29/2020*	Corporate Bond 305,000 units	302,441
Continental Airlines Pass-Through 6.9% Due 07/02/2019	Corporate Bond 294,244 units	302,336
Fannie Mae Pool #Am4493 3.92% Due 10/01/2023	Government Mortgage Backed Security 280,000 units	299,942
Capital One Bank (USA), National Association 1.15% Due 11/21/2016	Corporate Bond 300,000 units	299,278
Fannie Mae Pool #467136 4.57% Due 01/01/2021	Government Mortgage Backed Security 271,566 units	297,864
Fannie Mae Series 2013-96 3.5% Due 09/25/2038	Government Mortgage Backed Security 282,863 units	295,372
Ford Motor Credit Company LLC Floating Rate 1.55685% Due 01/09/2018	Corporate Bond 298,000 units	295,009
CVS Health Corporation 3.875% Due 07/20/2025	Corporate Bond 285,000 units	290,865
VNDO Mortgage Trust 2012-6 2.995% Due 11/15/2030	Commercial Mortgage-Backed Security 295,237 units	290,857
Cap Auto 1.72% Due 01/22/2019	Asset Backed Security 289,000 units	288,408
DT Auto Owner Trust Series 15-2A Class A 1.24% Due 09/17/2018	Asset Backed Security 288,578 units	287,956
Appalachian Power Company 4.45% Due 06/01/2045	Corporate Bond 300,000 units	284,770
Fannie Mae Remic Series 2014-M1 Class A Floating Rate Due 07/25/2023	Government Mortgage Backed Security 275,000 units	283,998
Citigroup Inc. 4.25% Due 08/15/2017	Corporate Bond 275,000 units	281,188
Fannie Mae Remic Trust 2001-81 6.5% Due 01/25/2032	Government Mortgage Backed Security 245,080 units	280,959
Wachovia Bank National Association 6% Due 11/15/2017*	Corporate Bond 260,000 units	280,417
PFP 2015-2 Limited/PFP 2015-2 LLC Class A Variable Rate Due 07/14/2034	Commercial Mortgage-Backed Security 280,000 units	280,117
Fannie Mae Pool #Fn0004 3.619% Due 12/01/2020	Government Mortgage Backed Security 263,954 units	278,558
Verizon Communications Inc. 4.862% Due 08/21/2046	Corporate Bond 292,000 units	276,444
Toyota Auto .67% Due 12/15/2017	Asset Backed Security 275,507 units	274,925
AT&T Inc. 4.8% Due 06/15/2044	Corporate Bond 300,000 units	274,841
J.P. Morgan Chase Commercial Mortgage Securities Trust 2006-CIBC16 Class A4 Due 05/12/2045*	Commercial Mortgage-Backed Security 270,703 units	273,880
The Goldman Sachs Group, Inc. 5.95% Due 01/18/2018	Corporate Bond 253,000 units	272,475
HCA Inc. 6.5% Due 02/15/2020	Corporate Bond 250,000 units	272,375
Federal Home Loan Mortgage Corporation Floating Rate Due 07/25/2020	Government Mortgage Backed Security 272,322 units	272,307

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value
UBS AG Stamford Branch 1.8% Due 03/26/2018	Corporate Bond 271,000 units	270,546
Jersey Central Power & Light Company 4.7% Due 04/01/2024	Corporate Bond 261,000 units	270,409
Banc America Commercial Mortgage Inc. 2006-3 Due 07/10/2044*	Commercial Mortgage-Backed Security 267,387 units	268,798
Ventas Realty Limited 3.5% Due 02/01/2025	Corporate Bond 280,000 units	268,109
J.P. Morgan Chase Bank of New York 6% Due 10/01/2017*	Corporate Bond 250,000 units	267,290
Trafigura Securitizations Finance PLC Floating Rate Due 10/15/2021	Asset Backed Security 266,000 units	264,907
Fannie Mae Pool #466049 2.49% Due 10/01/2017	Government Mortgage Backed Security 260,790 units	264,850
Fannie Mae Pool #Am8203 2.74% Due 03/01/2025	Government Mortgage Backed Security 266,583 units	264,106
Hyundai Auto 1.05% Due 04/15/2019	Asset Backed Security 265,000 units	263,927
United States Treasury Bond 4.24% Due 05/15/2039	Government Bond 210,000 units	259,407
Realty Income Corporation 5.95% Due 09/15/2016	Corporate Bond 250,000 units	257,419
United States Treasury Bond 4.5% Due 02/15/2036	Government Bond 200,000 units	256,312
Federal Home Loan Mortgage Corporation Series 2595 5% Due 04/15/2023	Government Mortgage Backed Security 239,930 units	256,127
Macmo Master Asset Securitization Trust 5.5% Due 12/25/2033	Collateralized Mortgage Obligation 241,234 units	255,447
UBS Commercial Mortgage Trust 2012-C1 Variable Rate Due 05/10/2045	Commercial Mortgage-Backed Security 250,000 units	252,544
Toyota Motor Credit Corporation 2% Due 09/15/2016	Corporate Bond 250,000 units	252,018
J.P. Morgan Chase Commercial Mortgage-Backed Securities Corporation Series 2006-LDP6 Variable Rate Due 04/15/2043*	Commercial Mortgage-Backed Security 250,000 units	251,100
Credit Suisse Group Funding (Guernsey) Ltd. 3.8% Due 09/15/2022	Corporate Bond 250,000 units	249,803
Fannie Mae Pool #Am6501 3.32% Due 08/01/2026	Government Mortgage Backed Security 245,000 units	249,700
UBS AG Stamford Branch 1.375% Due 06/01/2017	Corporate Bond 250,000 units	248,809
Bank of America Corporation 5.65% Due 05/01/2018*	Corporate Bond 230,000 units	247,321
Stadshypotek AB (publ) 1.875% Due 10/02/2019	Corporate Bond 250,000 units	246,506
GS Mortgage Securities Corporation Trust 2011-GC5 Due 08/10/2044	Commercial Mortgage-Backed Security 245,000 units	245,374
Federal Home Loan Mortgage Corporation Multiclass Series 3415 Class TF Due 08/15/2035	Government Mortgage Backed Security 237,073 units	241,137
Ginnie Mae 2015-H32 Remic Pass-Through Class FH Due 12/20/2065	Government Mortgage Backed Security 242,000 units	241,124
J.P. Morgan Chase Commercial Mortgage Securities Trust 2006-A4 Due 05/12/2045*	Commercial Mortgage-Backed Security 238,219 units	241,014
Oracle Corporation 3.625% Due 07/15/2023	Corporate Bond 224,000 units	231,701
Federal Home Loan Mortgage Corporation Multiclass Series 2980 6% Due 05/15/2035	Government Mortgage Backed Security 202,522 units	231,505
Federal Home Loan Mortgage Corporation Multiclass Series 2072 6.5% Due 07/15/2028	Government Mortgage Backed Security 201,671 units	228,413
Wachovia Corporation 5.75% Due 02/01/2018*	Corporate Bond 210,000 units	226,819
Nordea Bank 1.625% Due 05/15/2018	Corporate Bond 225,000 units	223,688
UnitedHealth Group, Inc. 4.625% Due 07/15/2035	Corporate Bond 215,000 units	223,195
Microsoft Corporation 3.75% Due 02/12/2045	Corporate Bond 242,000 units	222,982
Fannie Mae Preassign 00653 5.5% Due 03/25/2023	Government Mortgage Backed Security 203,755 units	221,025
HSBC Bank PLC 4.75% Due 01/19/2021	Corporate Bond 200,000 units	220,302
UBS Commercial Mortgage 2007 C7 Variable Rate Mortgage Pass Thru Class A/3 09/15/2045	Commercial Mortgage-Backed Security 209,907 units	220,288
JPMorgan Chase Capital XXIII Series W Floating Rate Due 05/15/2047	Corporate Bond 291,000 units	218,978
Ginnie Mae 0% Due 12/20/2040	Government Mortgage Backed Security 239,719 units	218,884
Ford Credit Auto Owner 1.28% Due 09/15/2019	Asset Backed Security 218,000 units	217,648
Energy Transfer Partners, LP 5.2% Due 2/1/2022	Corporate Bond 232,000 units	216,747
UBS-Bank of America Merrill Lynch Trust Series 2012-WRM 3.663% Due 06/10/2030*	Commercial Mortgage-Backed Security 211,000 units	212,543
General Motors Financial Company, Inc. 4.75 Due 08/15/2017	Corporate Bond 205,000 units	212,470

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value
H. J. Heinz Company 1.6% Due 06/30/2017	Corporate Bond 213,000 units	212,383
AT&T Inc. 3.875% Due 08/15/2021	Corporate Bond 205,000 units	211,493
New York State Dormitory Authority 5.289% Due 03/15/2033	Municipal/Provincial Bond 180,000 units	210,053
The Goldman Sachs Group, Inc. 5.375% Due 03/15/2020	Corporate Bond 190,000 units	208,723
Fannie Mae Tranche 00743 3.5% Due 10/25/2037	Government Mortgage Backed Security 196,937 units	205,828
Fannie Mae Remic Series 2013-6 Class GI 09/25/2032	Government Mortgage Backed Security 1,817,547 units	204,990
Bank of America Corporation 4% Due 01/22/2025*	Corporate Bond 208,000 units	203,617
General Electric Capital Corporation 3.1% Due 01/09/2023	Corporate Bond 200,000 units	203,002
UBS-Barclays Commercial Mortgage Trust 2012-C2 3.52500009537% Due 05/10/2063	Commercial Mortgage-Backed Security 197,600 units	202,161
Fannie Mae Preassign 00166 6.5% Due 08/25/2036	Government Mortgage Backed Security 177,744 units	201,865
The Goldman Sachs Group, Inc. Variable Rate Due 11/29/2023	Corporate Bond 200,000 units	201,775
Comcast Corporation 4.4% Due 08/15/2035	Corporate Bond 200,000 units	201,192
Citigroup Inc. 1.3% Due 04/01/2016	Corporate Bond 200,000 units	200,282
Wachovia Bank Commercial Mortgage Trust Pass-Through Due 07/15/2045*	Commercial Mortgage-Backed Security 200,198 units	199,949
United States Treasury Bond .625% Due 02/15/2043	Index Linked Government Bond 227,800 units	199,425
Fannie Mae Pool #Ap0645 3.5% Due 07/01/2032	Government Mortgage Backed Security 190,323 units	199,403
MidAmerican Energy 4.8% Due 09/15/2043	Corporate Bond 183,000 units	195,799
Conoco Inc. 6.95% Due 04/15/2029	Corporate Bond 170,000 units	194,716
Federal Home Loan Mortgage Corporation Multiclass Series 3087 5.5% Due 12/15/2025	Government Mortgage Backed Security 178,302 units	194,514
Ginnie Mae Pool 2012-84 Class LI I-O 4% Due 05/16/2042	Government Mortgage Backed Security 1,188,446 units	191,692
Hyundai Auto 1.12% Due 11/15/2019	Asset Backed Security 193,000 units	191,515
Federal Home Loan Mortgage Corporation Multiclass Series 3005 5% Due 07/15/2025	Government Mortgage Backed Security 177,778 units	191,378
Federal Home Loan Mortgage Corporation Series 3852 Floating Rate Due 05/15/2041	Government Mortgage Backed Security 171,640 units	189,415
North Shore Long Island 4.8% Due 11/01/2042	Corporate Bond 200,000 units	189,129
Shell International Finance BV 4.375% Due 05/11/2045	Corporate Bond 200,000 units	188,813
Residential Accredit Loans, Inc. Pass-Through Trust Series 2004-QS7 5.5% Due 05/25/2034	Collateralized Mortgage Obligation 183,085 units	188,154
Sprint Nextel Corporation 9% Due 11/15/2018	Corporate Bond 175,000 units	184,188
Merrill Lynch Mortgage Investors, Inc. Series 2003-5 Class-A1 Due 10/25/2028*	Collateralized Mortgage Obligation 188,540 units	183,903
Anadarko Petroleum Corporation 6.45% Due 09/15/2036	Corporate Bond 190,000 units	183,133
DT Auto Owner Trust 7% Due 04/16/2018	Asset Backed Security 183,432 units	183,075
Springleaf Mortgage Loan Trust 2013-2 Class M-1 Variable Rate Due 12/25/2065	Collateralized Mortgage Obligation 181,000 units	182,130
Nissan Auto 1.11% Due 05/15/2019	Asset Backed Security 182,000 units	181,445
Burlington Northern and Santa Fe Railway Company 4.15% Due 04/01/2045	Corporate Bond 197,000 units	178,546
Santander Drive Auto Receivables Trust 1.27% Due 02/15/2019	Asset Backed Security 178,000 units	177,399
BP Capital Markets plc 3.506% Due 03/17/2025	Corporate Bond 183,000 units	177,217
United States Treasury Note 1% Due 06/30/2019	Government Bond 180,000 units	177,026
Springleaf Mortgage Loan Trust 2013-2 Class M-2 Variable Rate 12/25/2065	Collateralized Mortgage Obligation 175,000 units	176,236
WFRBS Commercial Mortgage Trust Variable Rate Due 03/15/2045	Commercial Mortgage-Backed Security 190,000 units	175,488
Texas Eastern Transmission, LP 2.8% Due 10/15/2022	Corporate Bond 195,000 units	173,324
Fannie Mae Series 417 Class C11 2.5% Due 2/25/2028	Government Mortgage Backed Security 1,845,404 units	172,848
Wal-Mart Stores, Inc. 4.75% Due 10/02/2043	Corporate Bond 160,000 units	172,091
HSBC Holdings PLC 4% Due 03/30/2022	Corporate Bond 163,000 units	171,112
Morgan Stanley 5.75% Due 01/25/2021	Corporate Bond 150,000 units	168,413

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value
Wells Fargo & Company 4.48% Due 01/16/2024*	Corporate Bond 158,000 units	166,179
Bank of America Corporation 4.125% Due 01/22/2024*	Corporate Bond 160,000 units	165,256
Telefonica 5.134% Due 04/27/2020	Corporate Bond 150,000 units	163,778
Enterprise Products Company 4.9% Due 05/15/2046	Corporate Bond 200,000 units	163,438
Sequoia Mortgage Trust 2004-1 Floating Rate Due 11/20/2034	Collateralized Mortgage Obligation 169,705 units	162,264
Royal Bank of Canada 1.2% Due 09/19/2017	Corporate Bond 163,000 units	162,230
Citigroup Inc. 3.3% Due 04/27/2025	Corporate Bond 165,000 units	162,045
Homestar Mortgage Acceptance Corporation Series 2004-4 Class A3 Floating Rate Due 09/25/2034	Collateralized Mortgage Obligation 162,160 units	160,547
Federal Home Loan Mortgage Corporation Series 3507 5% Due 03/15/2036	Government Mortgage Backed Security 151,994 units	159,372
Energy Transfer 5.5% Due 06/01/2027	Corporate Bond 209,000 units	158,840
First Horizon Mortgage Pass-Through Trust Series 2004-AR6 4.75% Due 12/25/34	Collateralized Mortgage Obligation 158,015 units	158,606
CarFinance Capital Auto Trust 2014-2 Class B 2.64% Due 11/16/2020	Asset Backed Security 160,000 units	158,332
J.P. Morgan Chase & Company 4.25% Due 10/15/2020*	Corporate Bond 149,000 units	158,066
Chase Mortgage Financial Trust Series 2007-A1 Pass-Through Due 02/25/2037	Collateralized Mortgage Obligation 157,341 units	157,674
General Electric Capital Corporation 5.5% Due 01/08/2020	Corporate Bond 140,000 units	157,020
Healthcare Realty Trust Inc. 5.75% Due 01/15/2021	Corporate Bond 142,000 units	156,630
HBOS plc Tranche # Sb 00008 6.75% Due 5/21/2018	Corporate Bond 143,000 units	155,964
Fannie Mae 1.43% Due 03/25/2037	Government Mortgage Backed Security 933,879 units	154,281
United States Treasury Note 3.25% Due 12/31/2016	Government Bond 150,000 units	153,551
J.P. Morgan Mortgage Trust Series 2004-A3 Due 07/25/2034*	Collateralized Mortgage Obligation 157,702 units	153,081
Energy Transfer 5.15% Due 03/15/2045	Corporate Bond 215,000 units	151,966
Reckson Operating Partnership, LP 6% Due 03/31/2016	Corporate Bond 150,000 units	151,399
CarFinance Capital Auto Trust 2015-1 Class A 1.75% Due 06/15/2021	Asset Backed Security 152,068 units	151,119
The Goldman Sachs Group, Inc. 3.75% Due 05/22/2025	Corporate Bond 150,000 units	151,000
Celgene Corporation 5% Due 08/15/2045	Corporate Bond 150,000 units	150,583
Merrill Lynch Mortgage Investors, Inc. Series 2004-B Class 1 Due 05/25/2029*	Collateralized Mortgage Obligation 152,943 units	148,672
PRICOA Global Funding 1.6% Due 05/29/2018	Corporate Bond 150,000 units	148,346
General Electric Company 4.5% Due 03/11/2044	Corporate Bond 144,000 units	148,195
Spectra Energy Capital 5.65% Due 03/01/2020	Corporate Bond 141,000 units	148,143
Morgan Stanley Capital I Trust 2011-C3 4.054% Due 07/15/2049	Commercial Mortgage-Backed Security 141,000 units	147,752
Cox Communications, Inc. 3.85% Due 02/01/2025	Corporate Bond 160,000 units	146,586
Fannie Mae Pool #890231 5% Due 07/01/2025	Government Mortgage Backed Security 141,061 units	146,302
Ginnie Mae 2004-30 5.5% Due 02/20/2034	Government Mortgage Backed Security 138,519 units	146,254
Ginnie Mae II Pool #3760 Series 2035 5.5% Due 09/20/2035	Government Mortgage Backed Security 130,719 units	145,849
Spcl1 Gen Elec Capital Corporation 5.875% Due 01/14/2038	Corporate Bond 119,000 units	145,604
Fannie Mae Remic Series 2008-75 4.5% Due 09/25/2023	Government Mortgage Backed Security 140,377 units	144,757
Enterprise Products Company 3.75% Due 02/15/2025	Corporate Bond 157,000 units	143,609
UBS Commercial Mortgage Income Only Trust 2012-C1 2.561868% Due 05/10/2045	Commercial Mortgage-Backed Security 1,418,813 units	142,676
Federal Home Loan Mortgage Corporation Series 3542 Class N 0% Due 07/15/2036	Government Mortgage Backed Security 155,205 units	141,378
BellSouth Corporation 6.55% Due 06/15/2034	Corporate Bond 135,000 units	141,242
HCA Inc. 4.25% Due 11/15/2023	Corporate Bond 140,000 units	140,197
Time Warner Inc. 4.75% Due 03/29/2021	Corporate Bond 130,000 units	139,736
Sabine Pass LNG 7.5% Due 11/30/2016	Corporate Bond 140,000 units	139,300
Merrill Lynch & Co., Inc. 6.875% Due 04/25/2018*	Corporate Bond 125,000 units	137,907

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value
Morgan Stanley Trust 2012-IO Remic Pass-Through 1% Due 03/27/2051	Commercial Mortgage-Backed Security 138,535 units	136,803
Keycorp 5.1% Due 03/24/2021	Corporate Bond 125,000 units	136,618
Niagara Mohawk Power Corporation 3.508% Due 10/01/2024	Corporate Bond 136,000 units	136,520
Apple Inc. 4.375% Due 05/13/2045	Corporate Bond 135,000 units	136,311
Bayview Commercial Asset Trust Variable Rate Due 11/25/2035	Commercial Mortgage-Backed Security 152,499 units	135,489
Deutsche Bank AG 2.95% Due 08/20/2020	Corporate Bond 135,000 units	135,200
CenterPoint Energy 4.5% Due 04/01/2044	Corporate Bond 131,000 units	135,145
DaVita HealthCare Partners Inc. 5% Due 05/01/2025	Corporate Bond 140,000 units	135,100
J.P. Morgan Chase & Company 4.95% Due 06/01/2045*	Corporate Bond 135,000 units	134,974
Barrick North America Finance LLC 4.4% Due 05/30/2021	Corporate Bond 150,000 units	134,690
Cobalt CMBS Commercial Mortgage Trust 2006-C1 Pass-Through 5.186% Due 08/01/48	Commercial Mortgage-Backed Security 131,942 units	134,046
Commercial Mortgage Pass-Through Series 2014-Kyo Class A Variable Rate Due 06/11/2027	Commercial Mortgage-Backed Security 135,000 units	133,433
Bank of Montreal 2.55% Due 11/06/2022	Corporate Bond 135,000 units	133,315
Fannie Mae Pool #735070 6.5% Due 10/01/2024	Government Mortgage Backed Security 115,708 units	132,237
Exxon Mobil Corporation 2.709% Due 03/06/2025	Corporate Bond 135,000 units	132,009
Valeant Pharmaceuticals International, Inc. 5.5% Due 03/01/2023	Corporate Bond 150,000 units	132,000
Federal Home Loan Mortgage Corporation Multiclass Tranche 00268 3.161% Due 05/25/2025	Government Mortgage Backed Security 130,000 units	131,042
American Credit Acceptance Receivables Series 2014-2 Class B 2.26% Due 03/10/2020	Asset Backed Security 130,549 units	130,577
Master Adjustable Rate Mortgages Trust 2004-8 Due 08/25/2034	Collateralized Mortgage Obligation 131,211 units	130,468
Reckson Operating Partnership, LP 4.5% Due 12/01/2022	Corporate Bond 128,000 units	129,532
Hilton Worldwide Finance LLC 5.625% Due 10/15/2021	Corporate Bond 125,000 units	129,531
Rockies Express Pipeline LLC 6.85% Due 07/15/2018	Corporate Bond 132,000 units	129,360
Chevron Corporation 2.419% Due 11/17/2020	Corporate Bond 130,000 units	129,269
T-Mobile US, Inc. 6.5% Due 01/15/2026	Corporate Bond 128,000 units	129,215
Spectrum Brands, Inc. 5.75% Due 07/15/2025	Corporate Bond 125,000 units	128,125
Transcanada 3.75% Due 10/16/2023	Corporate Bond 130,000 units	127,936
KKR Group Finance Company III LLC 5.125% Due 06/01/2044	Corporate Bond 130,000 units	127,316
Reynolds Group 5.75% Due 10/15/2020	Corporate Bond 125,000 units	127,149
Berkshire Hathaway Inc. 3.4% Due 01/31/2022	Corporate Bond 120,000 units	126,469
United States Treasury Bond 6.375% Due 08/15/2027	Government Bond 90,000 units	126,418
Comcast Corporation 6.5% Due 01/15/2017	Corporate Bond 120,000 units	126,313
Consumer Credit Origination Loan Trust 2015-1 Class A 2.82% Due 03/15/21	Asset Backed Security 126,205 units	126,186
Boardwalk 4.95% Due 12/15/2024	Corporate Bond 145,000 units	126,082
CCOH Safari, LLC 5.75% Due 02/15/2026	Corporate Bond 125,000 units	125,313
BP Capital Markets plc 3.814% Due 02/10/2024	Corporate Bond 125,000 units	124,935
First Data Corporation 5% Due 01/15/2024	Corporate Bond 125,000 units	124,375
Credit Agricole SA 8.375% Floating Rate Due 08/15/2029	Corporate Bond 110,000 units	123,200
Apple Inc. 2.4% Due 05/03/2023	Corporate Bond 126,000 units	122,770
Federal Home Loan Mortgage Corporation Multiclass Series 4030 Income Only 3.5% Due 04/15/2027	Government Mortgage Backed Security 1,201,638 units	122,416
Fannie Mae Pool #254762 5% Due 05/01/2023	Government Mortgage Backed Security 111,153 units	122,252
Structured Asset Securities Corporation 2003-26A Pass-Through Due 09/25/2033	Collateralized Mortgage Obligation 126,618 units	122,191
Federal Home Loan Mortgage Corporation Multiclass Series 3852 Floating Rate Due 05/15/2041	Government Mortgage Backed Security 110,769 units	121,697
Verizon Communications Inc. 4.4% Due 11/01/2034	Corporate Bond 130,000 units	119,942
Ameriprise Financial, Inc. 4% Due 10/15/2023	Corporate Bond 115,000 units	119,463
Mondelez International, Inc. 4% Due 02/01/2024	Corporate Bond 115,000 units	118,541
Ontario Province Canada 4% Due 10/07/2019	Municipal/Provincial Bond 110,000 units	117,842

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value
Fannie Mae Pool #576557 6.5% Due 06/01/2019	Government Mortgage Backed Security 102,957 units	117,664
EOG Resources, Inc. 2.625% Due 03/15/2023	Corporate Bond 124,000 units	117,473
Ginnie Mae Pool #AE8877 Series 2037 5.5% Due 01/15/2037	Government Mortgage Backed Security 102,470 units	117,228
Northeast Utilities 3.15% Due 01/15/2025	Corporate Bond 120,000 units	117,127
Hydro-Quebec Series 8.4% Due 01/15/2022	Municipal/Provincial Bond 90,000 units	116,250
Capital One Financial Corporation 3.75% Due 04/24/2024	Corporate Bond 115,000 units	115,744
Ryder System, Inc. Trust 00208 3.5% Due 06/01/2017	Corporate Bond 113,000 units	115,444
International Business Machines Corporation 7.625% Due 10/15/2018	Corporate Bond 100,000 units	115,270
Morgan Stanley 7.3% Due 05/13/2019	Corporate Bond 100,000 units	114,871
Fannie Mae Pool #256601 6% Due 02/01/2027	Government Mortgage Backed Security 101,715 units	114,782
General Electric Capital Corporation 5.625% Due 05/01/2018	Corporate Bond 105,000 units	114,513
The Goldman Sachs Group, Inc. 7.5% Due 02/15/2019	Corporate Bond 100,000 units	114,426
Praxair, Inc. 1.25% Due 11/07/2018	Corporate Bond 115,000 units	113,461
General Electric Capital Corporation 6% Due 08/07/2019	Corporate Bond 100,000 units	113,284
Fannie Mae Remic Series 2013-13 Class IK Due 03/25/2028	Government Mortgage Backed Security 1,268,261 units	112,469
Peco Energy Company 2.375% Due 09/15/2022	Corporate Bond 115,000 units	111,409
Principal Life Global 2.25% Due 10/15/2018	Corporate Bond 110,000 units	110,533
Southern California Edison 3.6% Due 02/01/2045	Corporate Bond 122,000 units	110,490
Verizon Communications Inc. 4.522% Due 09/15/2048	Corporate Bond 123,000 units	109,999
Morgan Stanley 6.625% Due 04/01/2018	Corporate Bond 100,000 units	109,653
Cisco Systems, Inc. 3.625% Due 03/04/2024	Corporate Bond 105,000 units	109,544
British Telecommunications plc Step-up Due 12/15/2030	Corporate Bond 75,000 units	109,437
Nordea Bank 4.875% Due 01/27/2020	Corporate Bond 100,000 units	108,965
FirstEnergy Transmission LLC 5.45% Due 07/15/2044	Corporate Bond 108,000 units	108,759
Norfolk Southern Corporation 2.903% Due 02/15/2023	Corporate Bond 111,000 units	107,204
Sequoia Mortgage Trust 2004-1, 2004-8 Variable Rate Due 09/20/2034	Collateralized Mortgage Obligation 111,166 units	107,090
Structured Asset Securities Corporation Series 2004-6XS Due 03/25/2034	Asset Backed Security 104,597 units	107,073
Nabors Industries Limited 4.625% Due 09/15/2021	Corporate Bond 130,000 units	106,829
Lincoln National Corporation 6.25% Due 02/15/2020	Corporate Bond 95,000 units	106,748
General Electric Capital Corporation 5.625% Due 09/15/2017	Corporate Bond 100,000 units	106,627
Jefferies Group 6.875% Due 04/15/2021	Corporate Bond 95,000 units	106,275
CWMBS, Inc. 5.25% Due 05/25/2034	Collateralized Mortgage Obligation 104,281 units	105,237
Intuit Inc. 5.75% Due 03/15/2017	Corporate Bond 100,000 units	104,773
Daimler Financial North America LLC 2.25% Due 07/31/2019	Corporate Bond 105,000 units	103,622
FirstEnergy Corporation 7.375% Due 11/15/2031	Corporate Bond 85,000 units	103,529
New York City Municipal Water Finance Authority; Water/Sewer 5.44% Due 06/15/2043	Municipal/Provincial Bond 85,000 units	103,464
Fannie Mae Remic Trust 2007-W1 Variable Rate Due 11/25/2046	Government Mortgage Backed Security 102,956 units	103,181
Ginnie Mae 2007-024 Remic Pass-Through Floating Rate Due 05/20/2037	Government Mortgage Backed Security 577,037 units	102,879
Directv Holdings LLC 4.45% Due 04/01/2024	Corporate Bond 100,000 units	102,709
Union Pacific Corporation 3.25% Due 01/15/2025	Corporate Bond 100,000 units	101,481
Kroger Company 3.4% Due 04/15/2022	Corporate Bond 100,000 units	101,308
National Australia Bank Limited 3% Due 07/27/2016	Corporate Bond 100,000 units	101,070
Morgan Stanley 5.5% Due 07/28/2021	Corporate Bond 90,000 units	100,833
International Business Machines Corporation 1.95% Due 07/22/2016	Corporate Bond 100,000 units	100,598
Port Authority NY & NJ 5.647% Due 11/01/2040	Municipal/Provincial Bond 85,000 units	100,580
Massmutual Global Funding 3.125% Due 04/14/16	Corporate Bond 100,000 units	100,579
HRPT Properties Trust 6.65% Due 01/15/2018	Corporate Bond 95,000 units	100,545

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value
Morgan Stanley Capital I Trust 2011-C1 0% Due 09/15/2047	Commercial Mortgage-Backed Security 100,410 units	100,399
Washington Mutual Mortgage Pass-Through 2.67% Due 08/25/2033	Collateralized Mortgage Obligation 99,967 units	100,377
Total Capital 2.3% Due 03/15/2016	Corporate Bond 100,000 units	100,278
NBCUniversal Enterprise, Inc. 1.974% Due 04/15/2019	Corporate Bond 100,000 units	99,938
OneMain Financial Issuance Trust 2014-2 Class A 2.47% Due 09/18/2024	Asset Backed Security 100,000 units	99,803
CVS Caremark Corporation 4% Due 12/05/2023	Corporate Bond 96,000 units	99,765
American Honda Finance Corporation Bond 1.6% Due 02/16/2018	Corporate Bond 100,000 units	99,241
Rio Tinto Financial USA 9% Due 05/01/2019	Corporate Bond 85,000 units	99,230
CPS Auto 1.54% Due 07/16/2018	Asset Backed Security 99,416 units	99,155
MetLife Global 3.875% Due 04/11/2022*	Corporate Bond 95,000 units	99,098
Rabobank Netherlands Variable Rate Due 12/29/2049	Corporate Bond 80,000 units	98,760
Macquarie Bank Limited 5% Due 02/22/2017	Corporate Bond 95,000 units	98,254
Bank of America Corporation 3.3% Due 01/11/2023*	Corporate Bond 99,000 units	97,448
Bank of America Corporation 5.65% Due 05/01/2018*	Corporate Bond 90,000 units	96,778
Ohio State University General Receipts 4.8% Due 06/01/2111	Municipal/Provincial Bond 100,000 units	96,415
Michigan Indiana Power Company 7% Due 03/15/2019	Corporate Bond 85,000 units	96,345
AIG Sun America Global Financing 6.9% Due 03/15/2032	Corporate Bond 75,000 units	96,266
The Goldman Sachs Group, Inc. 6.45% Due 05/01/2036	Corporate Bond 85,000 units	96,089
General Electric Capital Corporation 2.1% Due 12/11/2019	Corporate Bond 96,000 units	95,990
Massmutual Global Funding 2.5% Due 10/17/2022	Corporate Bond 100,000 units	95,922
Pfizer Inc. 6.2% Due 03/15/2019	Corporate Bond 85,000 units	95,625
Springleaf Mortgage Loan Trust 2013-1A Class A 1.27% Due 06/25/2058	Collateralized Mortgage Obligation 96,008 units	95,619
Morgan Stanley Dean Witter Capital I Trust 2003-HYB1 Variable Rate Due 02/25/2033	Collateralized Mortgage Obligation 104,196 units	95,431
Wyeth 5.95% Due 04/01/2037	Corporate Bond 80,000 units	95,123
Wells Fargo Mortgage Backed Securities Variable Rate Due 09/25/2034*	Collateralized Mortgage Obligation 94,780 units	95,086
Verizon Maryland Inc. 5.125% Due 06/15/2033	Corporate Bond 95,000 units	94,002
Banc of America Funding Corporation Series 2005-E Class 4-A-1 Due 03/20/2035*	Collateralized Mortgage Obligation 93,900 units	93,435
HSBC Holdings PLC 4.875% Due 01/14/2022	Corporate Bond 85,000 units	93,237
Fannie Mae Pool #256556 6% Due 01/01/2027	Government Mortgage Backed Security 82,490 units	93,087
Thornburg Mortgage Securities Trust 2004-3 Pass-Through Floating Rate Due 11/30/2044	Collateralized Mortgage Obligation 100,627 units	92,907
Canadian Pacific Railway Limited 7.125% Due 10/15/2031	Corporate Bond 75,000 units	92,873
United States Treasury Note .875% Due 07/31/2019	Government Bond 95,000 units	92,855
Diageo Capital PLC 4.828% Due 07/15/2020	Corporate Bond 85,000 units	92,819
Freeport-McMoran 2.15% Due 03/01/2017	Corporate Bond 101,000 units	92,415
Catholic Hlth 2.95 Due 11/01/2022	Corporate Bond 94,000 units	91,686
AT&T Inc. 4.75% Due 05/15/2046	Corporate Bond 100,000 units	91,560
Master Alternative Loan Trust 2004-3 6.25% Due 04/25/2034	Collateralized Mortgage Obligation 86,638 units	91,462
National Semiconductor 6.6% Due 06/15/2017	Corporate Bond 85,000 units	91,343
Shell International Finance BV 4.375% Due 03/25/2020	Corporate Bond 85,000 units	91,293
Sempra Energy Company 9.8% Due 02/15/2019	Corporate Bond 75,000 units	90,756
Bank of New York Company, Inc. 3.65% Due 02/04/2024	Corporate Bond 87,000 units	90,333
Washington Mutual Mortgage 5.5% Due 04/25/2033	Collateralized Mortgage Obligation 87,174 units	90,113
Boeing Company 6% Due 03/15/2019	Corporate Bond 80,000 units	89,754
Federal Home Loan Mortgage Corporation Multiclass Series 12-K708 Floating Rate Due 01/25/2019	Government Mortgage Backed Security 2,284,514 units	89,455
Schlumberger Investment 2.4% Due 08/01/2022	Corporate Bond 95,000 units	89,410
Amerada Hess Corporation 7.3% Due 08/15/2031	Corporate Bond 90,000 units	89,355
Wells Fargo Mortgage Backed Securities 2004-EE Trust Variable Rate Due 12/25/2034*	Collateralized Mortgage Obligation 86,800 units	88,823
American Express Company 7% Due 03/19/2018	Corporate Bond 80,000 units	88,719

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value
J.P. Morgan Chase & Company 4.85% Due 02/01/2044*	Corporate Bond 83,000 units	88,493
J.P. Morgan Mortgage Trust 2006-A2 3.75% Due 04/25/2036*	Collateralized Mortgage Obligation 88,165 units	88,430
Pacific Gas & Electric Company 6.05% Due 03/01/2034	Corporate Bond 75,000 units	88,368
U.S. Bancorp Tranche Trust 00175 3.7% Due 01/30/2024	Corporate Bond 84,000 units	87,962
Time Warner Cable Inc. 6.75% Due 07/01/2018	Corporate Bond 80,000 units	87,284
Residential Accredit Loans, Inc. Pass-Through Trust Series 2003-QS7 4.75% Due 04/25/2033	Collateralized Mortgage Obligation 85,900 units	87,023
NorthStar LLC Series 2013-1 Class A Floating Rate Due 08/25/2029	Commercial Mortgage-Backed Security 87,017 units	86,886
Deutsche Telekom International 5.75% Due 03/23/2016	Corporate Bond 85,000 units	85,785
PNC FDG Corporation 6.7% Due 06/10/2019	Corporate Bond 75,000 units	85,724
Verizon Communications Inc. 4.15% Due 03/15/2024	Corporate Bond 83,000 units	85,296
Fannie Mae Stripped Mortgage-Backed Securities Trust 410 Class 29 4% Due 05/25/2027	Government Mortgage Backed Security 824,751 units	84,459
Halliburton Company 3.5% Due 08/01/2023	Corporate Bond 86,000 units	84,402
Costco Wholesale Corporation 2.25% Due 02/15/2022	Corporate Bond 86,000 units	84,399
Master Alternative Loan Trust 2004-1 5.5% Pass-Through	Collateralized Mortgage Obligation 81,963 units	84,311
The PNC Financial Services Group, Inc. 2.84% Due 11/09/2022	Corporate Bond 85,000 units	83,915
Oncor Electric Delivery Company 6.8% Due 09/1/2018	Corporate Bond 75,000 units	83,359
Fannie Mae Remic Trust 2010-49 Variable Rate Due 03/25/2040	Government Mortgage Backed Security 67,898 units	83,301
Penske Truck Leasing Company LP 3.375% Due02/01/2022	Corporate Bond 85,000 units	82,534
Petro-Canada 7.875% Due 06/15/2026	Corporate Bond 65,000 units	82,327
CenterPoint Energy 6.5% Due 05/01/2018	Corporate Bond 75,000 units	81,826
State Street Corporation 3.55% Due 08/18/2025*	Corporate Bond 79,000 units	81,483
Capital One Financial Corporation 4.75% Due 07/15/2021	Corporate Bond 75,000 units	81,237
Time Warner Cable Inc. 8.75% Due 02/14/2019	Corporate Bond 70,000 units	81,204
Blackrock Inc. 6.25% Due 09/15/2017*	Corporate Bond 75,000 units	81,050
Banc America Mortgage Securities Inc. Series 2003-3 5.5% Due 05/25/2033*	Collateralized Mortgage Obligation 78,526 units	80,632
Verizon Communications Inc. 4.5% Due 09/15/2020	Corporate Bond 75,000 units	80,581
MidAmerican Energy 5.3% Due 03/15/2018	Corporate Bond 75,000 units	80,541
Virginia Electric & Power Company 2.95% Due 01/15/2022	Corporate Bond 80,000 units	80,468
Nelnet Student Loan Trust 2008-4 Floating Rate Due 04/25/2024	Asset Backed Security 80,000 units	80,159
United States Treasury Bond Zero Coupon .00001% Due 08/15/2023	Government Bond 95,000 units	79,941
United States Treasury Bond Inflation Index 2% Due 01/15/2026	Index Linked Government Bond 60,000 units	79,882
Bank of America Corporation 4% Due 04/01/2024*	Corporate Bond 78,000 units	79,772
Baker Hughes Inc. 7.5% Due 11/15/2018	Corporate Bond 70,000 units	79,032
Cardinal Health, Inc. 3.2% Due 06/15/2022	Corporate Bond 80,000 units	79,022
CarNow Auto 1.69% Due 01/15/2020	Asset Backed Security 79,013 units	78,889
Medco Health 4.125% Due 09/15/2020	Corporate Bond 75,000 units	78,682
Statoil ASA 2.65% Due 01/15/2024	Corporate Bond 84,000 units	78,572
Morgan Stanley Mortgage Loan Trust 2004-2AR Due 09/25/2034	Collateralized Mortgage Obligation 79,740 units	78,411
J.P. Morgan Mortgage Trust Series 2004-S1 5.5% Due 09/25/2034*	Collateralized Mortgage Obligation 77,731 units	78,149
Bank of America Corporation 3.95% Due 04/21/2025*	Corporate Bond 80,000 units	77,902
Royal Bank of Scotland 6.4% Due 10/21/2019	Corporate Bond 70,000 units	77,664
Devon Energy Corporation 7.95% Due 04/15/2032	Corporate Bond 75,000 units	77,502
Apache Corporation 6% Due 01/15/2037	Corporate Bond 80,000 units	77,267
Verizon Communications Inc. 6.55% Due 09/15/2043	Corporate Bond 65,000 units	77,169
Republic Services, Inc. 5.5% Due 09/15/2019	Corporate Bond 70,000 units	77,014
EnLink Midstream, LLC 4.15% Due 06/01/2025	Corporate Bond 100,000 units	76,911
Bayview Commercial Asset Trust Variable Rate Due 01/25/2036	Commercial Mortgage-Backed Security 88,068 units	76,803
Burlington Northern and Santa Fe Railway Company 3.45% Due 09/15/2021	Corporate Bond 75,000 units	76,654
GlaxoSmithKline plc 2.85% Due 05/08/2022	Corporate Bond 75,000 units	75,583

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value
Sunoco Logistics 4.25% Due 04/01/2024	Corporate Bond 87,000 units	75,244
Anheuser-Busch 6.875% Due 11/15/2019	Corporate Bond 65,000 units	75,143
Federal Home Loan Mortgage Corporation Multiclass Series 3211 6% Due 12/15/2035	Government Mortgage Backed Security 72,454 units	75,102
NextEra Energy Capital Holdings, Inc. 3.625% Due 06/15/2023	Corporate Bond 75,000 units	74,721
DBUBS Mortgage Trust Pass-Through Income Only Series 2011-LC2 Class X-A Due 07/10/2044	Commercial Mortgage-Backed Security 2,115,528 units	74,649
Citigroup Inc. 4.45% Due 09/29/2027	Corporate Bond 75,000 units	74,503
Ginnie Mae Remic Series 2008-40 Floating Rate Due 05/16/2038	Government Mortgage Backed Security 413,663 units	74,342
GS Mortgage Securities Corporation 2005-RP2 Variable Rate Due 03/25/2035	Collateralized Mortgage Obligation 86,574 units	74,266
BP Capital Markets plc 3.245% Due 05/06/2022	Corporate Bond 75,000 units	74,065
Citigroup Mortgage Loan Trust 2008-AR4 Remic Pass-Through Due 11/25/2038	Collateralized Mortgage Obligation 73,113 units	72,902
Kaupthing Bank 7.625% Due 12/31/2040 in default	Corporate Bond 310,000 units	72,075
Wells Fargo Mortgage Backed Securities 2004-K Due 07/25/2034*	Collateralized Mortgage Obligation 71,503 units	71,627
Anheuser-Busch 3.7% Due 02/01/2024	Corporate Bond 70,000 units	71,415
Ford Credit Auto Owner .82% Due 12/15/2017	Asset Backed Security 71,172 units	71,154
Fannie Mae Remic Trust 2005-103 Variable Rate Due 07/25/2035	Government Mortgage Backed Security 61,171 units	71,123
Time Warner Cable Inc. 7.3% Due 07/1/2038	Corporate Bond 65,000 units	70,470
Directv Holdings LLC 3.8% Due 03/15/2022	Corporate Bond 70,000 units	70,443
Macys Retail Holdings 7.45% Due 07/15/2017	Corporate Bond 65,000 units	70,231
Duke Energy Corporation 1.625% Due 08/15/2017	Corporate Bond 70,000 units	69,905
eBay Inc. 2.6% Due 07/15/2022	Corporate Bond 75,000 units	69,812
Precision 3.25% Due 06/15/2025	Corporate Bond 70,000 units	69,543
Ecolab Inc. 1.55% Due 01/12/2018	Corporate Bond 70,000 units	69,505
Invesco Financial plc 3.125% Due 11/30/2022	Corporate Bond 70,000 units	69,009
Americredit .9% Due 01/08/2019	Asset Backed Security 69,145 units	68,974
Magellan Midstream Partners LP 5.15% Due 10/15/2043	Corporate Bond 80,000 units	68,599
Federal Home Loan Mortgage Corporation Pool 5.891% Due 08/1/2037	Government Mortgage Backed Security 64,341 units	68,433
John Deere Capital Corporation 3.35% 06/12/2024	Corporate Bond 67,000 units	68,083
PHH Mortgage Trust Series 6% Due 07/25/2038	Collateralized Mortgage Obligation 66,862 units	67,825
GS Mortgage Securities Corporation 2004-6F 5.5% Due 05/25/3034	Collateralized Mortgage Obligation 65,060 units	67,227
Fannie Mae 2006-114 5.5% Due 10/25/2035	Government Mortgage Backed Security 65,946 units	67,143
The Home Depot, Inc. 3.75% Due 02/15/2024	Corporate Bond 63,000 units	67,068
Fannie Mae 0% Due 12/01/2024	Government Mortgage Backed Security 70,567 units	66,915
Morgan Stanley 2.375% Due 07/23/2019	Corporate Bond 67,000 units	66,775
AT&T Inc. 3.4% Due 05/15/2025	Corporate Bond 69,000 units	66,315
Illinois State Taxable Pension 5.1% Due 06/01/2033	Municipal/Provincial Bond 70,000 units	66,224
BB&T Corporation 2.45% Due 01/15/2020	Corporate Bond 65,000 units	65,436
Bank of America Corporation 4.25% Due 10/22/2026*	Corporate Bond 66,000 units	65,329
Churchill Downs Inc. 5.375% Due 12/15/2021	Corporate Bond 65,000 units	65,163
The Goldman Sachs Group, Inc. 3.5% Due 01/23/2025	Corporate Bond 66,000 units	64,866
Citigroup Inc. 2.05% Due 12/07/2018	Corporate Bond 65,000 units	64,657
United Technologies Corporation 4.15% Due 05/15/2045	Corporate Bond 67,000 units	64,017
General Electric Capital Corporation Trust 00750 Variable Rate Due 08/15/36	Corporate Bond 75,000 units	63,819
Agrium Inc. 5.25% Due 01/15/2045	Corporate Bond 68,000 units	63,386
Potash Corporation of Saskatchewan, Inc. 3.625% Due 03/15/2024	Corporate Bond 65,000 units	63,211
HCP, Inc. 4.25% Due 11/15/2023	Corporate Bond 63,000 units	63,089
Microsoft Corporation 3.625% Due 12/15/2023	Corporate Bond 60,000 units	63,052
CHS/Community Health Systems, Inc. 5.125% Due 08/01/2021	Corporate Bond 63,000 units	62,685
CPS Auto Receivables Trust 2013-C Class A 1.64% Due 04/16/2018	Asset Backed Security 62,654 units	62,518

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value
Banc America Mortgage Securities Inc. 2004-C 3.73055% Due 04/25/2034*	Collateralized Mortgage Obligation 62,176 units	62,112
A10 Securitization 2013-1 LLC Class A 2.4% Due 11/15/2025	Commercial Mortgage-Backed Security 61,910 units	61,924
The Goldman Sachs Group, Inc. 2.6% Due 04/23/2020	Corporate Bond 62,000 units	61,529
Fannie Mae Pool #889213 5.5% Due 10/01/2020	Government Mortgage Backed Security 58,026 units	61,047
Kraft Foods Group, Inc. 3.5% Due 06/06/2022	Corporate Bond 60,000 units	60,657
Noble Energy, Inc. 5.05% Due 11/15/2044	Corporate Bond 75,000 units	60,555
MidAmerican Energy 3.75% Due 11/15/2023	Corporate Bond 59,000 units	60,545
Verizon Communications Inc. 5.15% Due 09/15/2023	Corporate Bond 55,000 units	60,463
Laboratory Corporation of America Holdings 2.2% Due 08/23/2017	Corporate Bond 60,000 units	60,211
John Deere Capital Corporation 1.35% Due 01/16/2018	Corporate Bond 60,000 units	59,759
Cisco Systems Inc. 3.5% Due 06/15/2025	Corporate Bond 58,000 units	59,669
Ginnie Mae 2009-016 Remic Pass-Through Floating Rate Due 05/20/2037	Government Mortgage Backed Security 331,712 units	59,348
The Goldman Sachs Group, Inc. 3.85% Due 07/08/2024	Corporate Bond 58,000 units	59,187
ONEOK Partners LP 4.9% Due 03/15/2025	Corporate Bond 70,000 units	58,957
Ventas Realty Limited 4.75% Due 06/01/2021	Corporate Bond 55,000 units	58,576
Ginnie Mae 2007-058 Remic Pass-Through Floating Rate Due 10/20/2037	Government Mortgage Backed Security 317,098 units	58,070
NiSource Finance Corporation 5.65% Due 02/01/2045	Corporate Bond 50,000 units	57,469
The Goldman Sachs Group, Inc. 2.625% Due 01/31/2019	Corporate Bond 57,000 units	57,408
Wells Fargo Mortgage Backed Securities 2004-EE Trust Variable Rate Due 12/25/2034*	Collateralized Mortgage Obligation 56,895 units	57,370
Morgan Stanley Fixed Income 1.875% Due 01/05/2018	Corporate Bond 56,000 units	55,945
Diamond Offshore Drilling, Inc. 4.875% Due 11/01/2043	Corporate Bond 92,000 units	55,852
The Mosaic Company 5.45% Due 11/15/2033	Corporate Bond 55,000 units	55,587
Fannie Mae Remic Trust Pass-Through Variable Rate Due 01/25/2040	Government Mortgage Backed Security 345,451 units	55,362
The Mosaic Company 3.75% Due 11/15/2021	Corporate Bond 55,000 units	55,147
Laboratory Corporation of America Holdings 2.5% Due 11/01/2018	Corporate Bond 55,000 units	55,138
United States Treasury Bill 0% Due 01/07/2016	Government Bond 55,000 units	55,000
AGL Capital Corporation 5.875% Due 03/15/2041	Corporate Bond 50,000 units	54,824
Sempra Energy Company 4.05% Due 12/01/2023	Corporate Bond 53,000 units	54,594
Apple Inc. 2.85% Due 05/06/2021	Corporate Bond 53,000 units	54,277
Duke Energy Corporation 4.3% Due 06/15/2020	Corporate Bond 50,000 units	54,117
Hydro-Quebec Series 8.05% Due 07/07/2024	Municipal/Provincial Bond 40,000 units	53,833
Verizon Communications Inc. 4.522% Due 09/15/2048	Corporate Bond 60,000 units	53,658
Kraft Foods Group, Inc. 5.375% Due 02/10/2020	Corporate Bond 49,000 units	53,652
Northern States Power Company 4.125% Due 05/15/2044	Corporate Bond 54,000 units	53,615
Medtronic Inc. 4.375% Due 03/15/2035	Corporate Bond 53,000 units	53,575
Time Warner Inc. 3.6% Due 07/15/2025	Corporate Bond 55,000 units	53,541
PepsiCo, Inc. 3.1% Due 07/17/2022	Corporate Bond 52,000 units	53,373
Master Asset Security Trust 2003-6 5% Due 07/25/2023	Collateralized Mortgage Obligation 52,698 units	52,782
Biogen Inc. 3.625% Due 09/15/2022	Corporate Bond 52,000 units	52,576
Energy Transfer 3.6% Due 02/01/2023	Corporate Bond 63,000 units	51,859
Shell International Finance BV 4.125% Due 05/11/2035	Corporate Bond 54,000 units	51,544
Ginnie Mae Remic Series 2008-073 Floating Rate Due 08/20/2038	Government Mortgage Backed Security 296,083 units	51,338
Flagship Credit Auto Trust 2013-2 Class A 1.94% Due 01/15/19	Asset Backed Security 51,390 units	51,335
Potash Corporation of Saskatchewan, Inc. 3.25% Due 12/01/2017	Corporate Bond 50,000 units	51,086
Plains All American Pipeline LP 4.9% Due 02/15/2045	Corporate Bond 71,000 units	51,062
Florida Power & Light Company 3.25% Due 06/01/2024	Corporate Bond 50,000 units	51,052
Residential Funding Mortgage Securities I, Inc. 2003-S4 5.75% Due 03/25/2033	Collateralized Mortgage Obligation 49,765 units	51,044
Viacom Inc. 3.125 Due 06/15/2022	Corporate Bond 55,000 units	50,955

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value
Centex Home Equity Series 2004-D 4.68% Due 06/25/2032	Asset Backed Security 50,288 units	50,949
Fannie Mae Remic Series 2004-36 Due 05/25/2034	Government Mortgage Backed Security 37,093 units	50,848
Orange SA 2.75% Due 02/06/2019	Corporate Bond 50,000 units	50,702
Bank of New York Company, Inc. 3.25% Due 09/11/2024	Corporate Bond 50,000 units	50,328
Microsoft Corporation 3.125% Due 11/03/2025	Corporate Bond 50,000 units	50,265
National Retail Properties, Inc. 4% Due 11/15/2025	Corporate Bond 51,000 units	50,089
Prudential Financial, Inc. 2.35% Due 08/15/2019*	Corporate Bond 50,000 units	49,763
CSX Corporation 3.4% Due 08/01/2024	Corporate Bond 50,000 units	49,711
Eli Lilly and Company 2.75% Due 06/01/2025	Corporate Bond 50,000 units	49,363
21st Century Fox 3% Due 09/15/2022	Corporate Bond 50,000 units	49,271
Hewlett-Packard Company 4.65% Due 12/09/2021	Corporate Bond 49,000 units	48,815
Ginnie Mae 2006-26 Remic 0% Due 06/20/2036	Government Mortgage Backed Security 52,835 units	48,200
Arrow Electronics Inc. 3.5% Due 04/01/2022	Corporate Bond 50,000 units	48,163
Fannie Mae Remic Trust 1997-89 7% Due 12/20/2027	Government Mortgage Backed Security 234,383 units	48,087
Verizon Communications Inc. 4.672% Due 03/15/2055	Corporate Bond 55,000 units	47,751
Intel Corporation 3.7% Due 07/29/2025	Corporate Bond 46,000 units	47,580
Dow Chemical Company 4.125% Due 11/15/2021	Corporate Bond 45,000 units	47,178
Ginnie Mae Remic Series 2007-16 Floating Rate Due 04/20/2037	Government Mortgage Backed Security 268,213 units	46,955
Noble Energy, Inc. 5.625% Due 05/01/2021	Corporate Bond 48,000 units	46,953
Citigroup Mortgage Loan Trust Series 2010-8 4.5% Due 12/25/2036	Collateralized Mortgage Obligation 45,903 units	46,529
Banc America Alternative Loan Trust 2004-6 5% Due 07/25/2019*	Collateralized Mortgage Obligation 45,283 units	46,386
American Express Credit Corporation 1.8% Due 07/31/2018	Corporate Bond 46,000 units	45,918
CBS Corporation 3.7% Due 08/15/2024	Corporate Bond 47,000 units	45,708
Washington Mutual Variable Rate Pass-Through Due 09/25/2033	Collateralized Mortgage Obligation 44,638 units	45,129
Dow Chemical Company 8.55% Due 05/15/2019	Corporate Bond 38,000 units	44,789
PFS Tax Lien Trust 1.44% Due 05/15/2029	Asset Backed Security 44,773 units	44,610
Ginnie Mae 2009-072 Remic Pass-Through Floating Rate Due 08/16/2039	Government Mortgage Backed Security 271,833 units	44,411
Novartis Capital Corporation 3.4% Due 05/06/2024	Corporate Bond 43,000 units	44,393
Texas Instruments Inc. 2.75% Due 03/12/2021	Corporate Bond 44,000 units	44,287
Amazon.com, Inc. 4.8% Due 12/05/2034	Corporate Bond 42,000 units	44,221
Illinois Tool Works Inc. 3.5% Due 03/01/2024	Corporate Bond 43,000 units	44,191
AT&T Inc. 3% Due 02/15/2022	Corporate Bond 45,000 units	44,113
American International Group 3.875% Due 01/15/2035	Corporate Bond 50,000 units	44,102
Tennessee Valley Authority Global Power Bond Series A 4.25% Due 09/15/2065	Government Agency 45,000 units	43,964
Southwestn Elec 3.9% Due 04/01/2045	Corporate Bond 50,000 units	43,781
Residential Accredit Loans, Inc. Pass-Through Trust Series 2004-QS3 5% Due 03/25/2019	Collateralized Mortgage Obligation 43,604 units	43,705
Prudential Financial, Inc. Trust 00010 5.9% Due 3/17/2036*	Corporate Bond 38,000 units	43,566
Ginnie Mae 2002-41 Remic Trust Floating Rate Due 06/16/2032	Government Mortgage Backed Security 200,227 units	43,108
Lowes Companies, Inc. 3.375% Due 09/15/2025	Corporate Bond 42,000 units	42,642
AbbVie Inc 3.2% Due 11/06/2022	Corporate Bond 43,000 units	42,326
Federal Home Loan Mortgage Corporation Series 3201 Floating Rate Due 08/15/2036	Government Mortgage Backed Security 268,166 units	42,069
Morgan Stanley Mortgage Loan Trust 2004-2AR 5% Due 09/25/2034	Collateralized Mortgage Obligation 41,336 units	41,965
Union Pacific Corporation 3.75% Due 03/15/2024	Corporate Bond 40,000 units	41,965
AIG Global Funding 1.65% Due 12/15/2017	Corporate Bond 42,000 units	41,789
Teva 3.65% Due 11/10/2021	Corporate Bond 41,000 units	41,579
Fannie Mae Pool #550389 6.45% Due 09/1/2030	Government Mortgage Backed Security 40,120 units	41,234
Hewlett-Packard Company 6% Due 09/15/2041	Corporate Bond 47,000 units	41,037
HCP, Inc. 3.875% Due 08/15/2024	Corporate Bond 42,000 units	40,708

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value
Marsh & McLennan Companies, Inc. 2.35% Due 03/06/2020	Corporate Bond 41,000 units	40,642
Suncor Energy Inc. 3.6% Due 12/01/2024	Corporate Bond 43,000 units	40,501
Fannie Mae Remic Trust 2001-38 Principal Only Due 08/25/2031	Government Mortgage Backed Security 42,996 units	40,104
Citigroup Mortgage Loan Trust 2003-1 5.25% Due 09/25/2033	Collateralized Mortgage Obligation 40,052 units	40,099
Alabama Power Company 5.875% Due 12/01/2022	Corporate Bond 35,000 units	40,055
DTE Energy Company 3.5% Due 06/01/2024	Corporate Bond 40,000 units	40,044
Actavis Funding SCS 3.8% Due 03/15/2025	Corporate Bond 40,000 units	39,796
Apple Inc. 2.15% Due 02/09/2022	Corporate Bond 41,000 units	39,796
Banc of America Alternative Loan Trust 2003-5 5% Due 07/25/2018*	Collateralized Mortgage Obligation 39,247 units	39,727
Noble Energy, Inc. 5.25% Due 11/15/2043	Corporate Bond 49,000 units	39,529
Federal Home Loan Mortgage Corporation Multiclass 0% Due 11/15/2037	Government Mortgage Backed Security 40,601 units	39,347
Plains All American Pipeline 4.65% Due 10/15/2025	Corporate Bond 45,000 units	39,283
Realty Income Corporation 3.875% Due 07/15/2024	Corporate Bond 40,000 units	39,239
Ginnie Mae 2008-060 Remic Pass-Through 5.5% Due 07/20/2038	Government Mortgage Backed Security 35,000 units	39,098
Nucor Corporation 4% Due 08/01/2023	Corporate Bond 40,000 units	38,784
Mercedes-Benz Auto Series 2013-1 Class A 3.78% Due 08/15/2017	Asset Backed Security 38,651 units	38,605
Federal Home Loan Mortgage Corporation Pool #1G3623 Adjustable Rate Due 05/1/2037	Government Mortgage Backed Security 36,438 units	38,296
Federal Home Loan Mortgage Corporation Multiclass Preassign 00121 0% Due 07/15/2036	Government Mortgage Backed Security 42,340 units	38,186
Virginia Electric & Power Company 4.45% Due 02/15/2044	Corporate Bond 37,000 units	38,056
Ginnie Mae Floating 2004-86 Remic Pass-Through Due 09/20/2034	Government Mortgage Backed Security 324,149 units	37,917
Buckeye Partners LP 4.35% Due 10/15/2024	Corporate Bond 45,000 units	37,845
Marathon Oil Corporation 3.85% Due 06/01/2025	Corporate Bond 47,000 units	37,828
Fannie Mae Remic Pass-Through Trust 2009-112 Floating Rate Due 01/25/2040	Government Mortgage Backed Security 227,189 units	36,409
Federal Home Loan Mortgage Corporation Multiclass Floating Rate Due 10/15/2040	Government Mortgage Backed Security 219,132 units	36,381
United States Treasury SEC Stripped Interest Payment 4.95% Due 05/15/2028	Government Bond 50,000 units	35,930
Westn Gas Partners 5.375% Due 06/01/2021	Corporate Bond 35,000 units	35,426
Noble Energy, Inc. 5.875% Due 06/01/2022	Corporate Bond 37,000 units	35,198
SunTrust Banks, Inc. 2.35% Due 11/01/2018	Corporate Bond 35,000 units	35,183
Consumers Energy Company 3.125% Due 08/31/2024	Corporate Bond 35,000 units	34,936
Berkshire Hathaway Inc. 3.5% Due 02/01/2025	Corporate Bond 35,000 units	34,707
Fannie Mae Remic Trust 2008-91 Floating Rate Due 03/25/2038	Government Mortgage Backed Security 274,499 units	34,690
Fannie Mae Series 343 Class 29 5% Due 10/01/2018	Government Mortgage Backed Security 695,047 units	34,597
Vodafone Group PLC 6.15% Due 02/27/2037	Corporate Bond 35,000 units	34,538
Cardinal Health, Inc. 3.75% Due 09/15/2025	Corporate Bond 34,000 units	34,517
Banc America Commercial Mortgage Inc. 2005-3 Pass-Through 4.727% Due 07/10/2043*	Commercial Mortgage-Backed Security 34,429 units	34,374
Ginnie Mae 2009-106 Floating Rate Due 06/20/2037	Government Mortgage Backed Security 261,770 units	34,268
Rogers Cable Inc. 8.75% Due 05/01/2032	Corporate Bond 25,000 units	33,797
Health Care REIT, Inc. 4.5% Due 01/15/2024	Corporate Bond 33,000 units	33,760
CPS Auto 1.59% Due 03/16/2020	Asset Backed Security 33,861 units	33,744
Ginnie Mae 2008-087 Remic Pass-Through 6.5% Due 10/20/2038	Government Mortgage Backed Security 179,408 units	33,697
Westn Gas Partners 3.95% Due 06/01/2025	Corporate Bond 40,000 units	33,569
Viacom Inc. 4.85% Due 12/15/2034	Corporate Bond 41,000 units	33,484
Equity One ABS, Inc. 5.05% Due 09/25/2033	Asset Backed Security 33,122 units	33,379
Intercontinental Exchange Inc. 4% Due 10/15/2023	Corporate Bond 32,000 units	32,958
Master Asset Security Trust 2004-6 5.25% Due 07/25/2019	Collateralized Mortgage Obligation 32,452 units	32,847

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value
Banc America Mortgage Securities Inc. 5% Due 06/25/2019*	Collateralized Mortgage Obligation 32,174 units	32,645
Sunoco Logistics 4.65% Due 02/15/2022	Corporate Bond 35,000 units	32,532
CPS Auto 1.21% Due 08/15/2018	Asset Backed Security 32,388 units	32,289
Wells Fargo Resecure Trust 2012-IO Class A 1.75% Due 08/22/2017*	Commercial Mortgage-Backed Security 32,239 units	32,239
Tyson Foods, Inc. 4.875% Due 08/15/2034	Corporate Bond 31,000 units	31,639
Ginnie Mae Remic Series 2006-26 Due 06/20/2036	Government Mortgage Backed Security 188,476 units	31,625
Federal Home Loan Mortgage Corporation Multiclass Series 2934 Principal Only Due 02/15/2020	Government Mortgage Backed Security 33,032 units	31,544
Statoil ASA 3.25% Due 11/10/2024	Corporate Bond 32,000 units	31,385
American Express Credit Corporation 2.6% Due 09/14/2020	Corporate Bond 31,000 units	31,072
Bank of New York Company, Inc. 2.2% Due 05/15/2019	Corporate Bond 31,000 units	31,046
Glitnir Banki HF Medium Term In Default 6.375% Due 09/25/2012	Corporate Bond 100,000 units	31,000
Atmos Energy Corporation 4.125% Due 10/15/2044	Corporate Bond 32,000 units	30,666
John Deere Capital Corporation 3.4% Due 09/11/2025	Corporate Bond 30,000 units	30,411
Pacific Gas & Electric Company 3.5% Due 06/15/2025	Corporate Bond 30,000 units	30,333
Citigroup Inc. 5.3% Due 05/06/2044	Corporate Bond 29,000 units	30,165
Starbucks Corporation 2.7% Due 06/15/2022	Corporate Bond 30,000 units	30,009
Fannie Mae Pool #735439 6% Due 09/01/2019	Government Mortgage Backed Security 28,999 units	29,967
Flagship Credit Corporation	Asset Backed Security 29,873 units	29,840
Merck & Co., Inc. 2.35% Due 02/10/2022	Corporate Bond 30,000 units	29,456
Ginnie Mae Remic Series 2008-79 Floating Rate Due 09/20/2038	Government Mortgage Backed Security 147,584 units	29,398
Wells Fargo & Company 4.9% Due 11/17/2045*	Corporate Bond 29,000 units	29,259
Parker Hannifin Corporation 3.3% Due 11/21/2024	Corporate Bond 29,000 units	29,249
United States Treasury Note Inflation Indexed .375% Due 07/15/2025	Index Linked Government Bond 30,000 units	29,131
Blackstone Holdings 4.45% Due 07/15/2045	Corporate Bond 31,000 units	29,096
Lockheed Martin Corporation 3.1% Due 01/15/2023	Corporate Bond 29,000 units	28,981
Fannie Mae Series 390 Variable Rate Due 06/25/2038	Government Mortgage Backed Security 161,075 units	28,961
Enterprise Products Company 3.9% Due 02/15/2024	Corporate Bond 31,000 units	28,923
Buckeye Partners LP 2.65% Due 11/15/2018	Corporate Bond 30,000 units	28,861
Canadian Natural Resources Limited 3.9% Due 02/01/2025	Corporate Bond 33,000 units	28,793
Ginnie Mae 2010-001 Remic Pass-Through Floating Rate Due 08/16/2039	Government Mortgage Backed Security 324,948 units	28,758
Celgene Corporation 3.625% Due 05/15/2024	Corporate Bond 29,000 units	28,522
MetLife, Inc. 3.6% Due 11/13/2025*	Corporate Bond 28,000 units	28,197
Federal Home Loan Mortgage Corporation Series 3218 Floating Rate Due 09/15/2026	Government Mortgage Backed Security 179,495 units	27,906
Alabama Power Company 3.55% Due 12/01/2023	Corporate Bond 27,000 units	27,776
Rogers Cable Inc. 3.625% Due 12/15/2025	Corporate Bond 28,000 units	27,541
The Walt Disney Company 4.125% Due 06/01/2044	Corporate Bond 27,000 units	27,536
Fannie Mae Tranche .447% Due 01/25/2017	Government Mortgage Backed Security 27,489 units	27,489
Fannie Mae Remic Trust 2006-20 Variable Rate Due 04/25/2036	Government Mortgage Backed Security 163,726 units	27,373
The Charles Schwab Corporation 4.45% Due 07/22/2020	Corporate Bond 25,000 units	27,209
AGL Capital Corporation 5.25% Due 08/15/2019	Corporate Bond 25,000 units	26,892
Ecolab Inc. 4.35% Due 12/08/2021	Corporate Bond 25,000 units	26,694
American Express Company 3.625% Due 12/05/2024	Corporate Bond 27,000 units	26,424
Nordstrom, Inc. 4% Due 10/15/2021	Corporate Bond 25,000 units	26,414
Federal Home Loan Mortgage Corporation Multiclass Series 3117 Principal Only Due 02/15/2036	Government Mortgage Backed Security 28,284 units	26,252
Thermo Fisher Scientific Inc. 4.15% Due 02/01/2024	Corporate Bond 25,000 units	25,967
Transocean Inc. 6.375% Due 12/15/2021	Corporate Bond 40,000 units	25,850

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value
Ginnie Mae 2010-014 Remic Pass-Through Principal Only Due 12/20/2032	Government Mortgage Backed Security 26,621 units	25,782
Federal Home Loan Mortgage Corporation Multiclass Preassign 00890 Due 04/15/2036	Government Mortgage Backed Security 27,622 units	25,494
CWMBS, Inc. Pass-Through 5.25% Due 05/25/2034	Collateralized Mortgage Obligation 25,020 units	25,192
Fannie Mae Pool #550387 6.45% Due 08/01/2030	Government Mortgage Backed Security 24,849 units	25,036
Lowes Companies, Inc. 3.125% Due 09/15/2024	Corporate Bond 25,000 units	24,975
GMAC Mortgage Loan Trust 2003-J10 4.75% Due 01/25/2019	Collateralized Mortgage Obligation 24,708 units	24,710
Federal Home Loan Mortgage Corporation Multiclass Series 3784 Floating Rate Due 07/15/2023	Government Mortgage Backed Security 232,696 units	24,686
Microsoft Corporation 2.375% Due 02/12/2022	Corporate Bond 25,000 units	24,676
PPL Electric Utilities Corporation 4.125% Due 06/15/2044	Corporate Bond 25,000 units	24,638
Fannie Mae Remic Trust 2010-35 Variable Rate Due 04/25/2040	Government Mortgage Backed Security 127,248 units	24,369
Banc America Mortgage Securities Inc. 2004-3 Pass-Through 5.5% Due 04/25/2034*	Collateralized Mortgage Obligation 23,910 units	24,284
Microsoft Corporation 2.375% Due 05/01/2023	Corporate Bond 25,000 units	24,269
Fannie Mae Series 331 Variable Rate Due 02/01/2033	Government Mortgage Backed Security 124,150 units	24,117
Federal Home Loan Mortgage Corporation Pool #1J1574 5.697% Due 04/1/2037	Government Mortgage Backed Security 22,428 units	23,886
Freeport-McMoran 5.4% Due 11/14/2034	Corporate Bond 45,000 units	23,850
Viacom Inc. 3.875% Due 04/01/2024	Corporate Bond 25,000 units	23,426
Actavis Funding SCS 4.55% Due 03/15/2035	Corporate Bond 24,000 units	23,325
Exeter Automobile 1.29% Due 05/15/2018	Asset Backed Security 23,161 units	23,143
Plains All American Pipeline LP 2.6% Due 02/15/2019	Corporate Bond 26,000 units	23,057
Tyco International Finance SA 3.9% Due 02/14/2026	Corporate Bond 23,000 units	23,051
Federal Home Loan Mortgage Corporation Pool #G02809 3.5% Due 05/01/2036	Government Mortgage Backed Security 20,184 units	22,987
Verizon Communications Inc. 4.862% Due 08/21/2046	Corporate Bond 24,000 units	22,721
Federal Home Loan Mortgage Corporation Multiclass Series 3117 Due 02/15/2036	Government Mortgage Backed Security 24,383 units	22,540
Public Service Company of New Hampshire 3.5% Due 11/01/2023	Corporate Bond 22,000 units	22,540
Marathon Petroleum Corporation 3.625% Due 09/15/2024	Corporate Bond 24,000 units	22,364
DTE Energy Company Series B 3.3% Due 06/15/2022	Corporate Bond 22,000 units	22,066
Bank of America Corporation 4.1% Due 07/24/2023*	Corporate Bond 21,000 units	21,713
Microsoft Corporation 3.5% Due 02/12/2035	Corporate Bond 23,000 units	21,258
Ginnie Mae 2007-059 Remic Pass-Through Due 04/20/2037	Government Mortgage Backed Security 203,122 units	21,208
Morgan Stanley Capital I Trust Due 02/12/2044	Commercial Mortgage-Backed Security 11,348,348 units	21,176
CSX Corporation 3.95% Due 05/01/2050	Corporate Bond 25,000 units	21,146
Arrow Electronics Inc. 4% Due 04/01/2025	Corporate Bond 22,000 units	21,134
Federal Home Loan Mortgage Corporation Multiclass Series 3253 Principal Only Due 12/15/2021	Government Mortgage Backed Security 21,473 units	21,088
Raytheon Company 3.15% Due 12/15/2024	Corporate Bond 21,000 units	21,042
Discovery Communications, Inc. 4.95 Due 05/15/2042	Corporate Bond 25,000 units	20,945
Kroger Company 4% Due 02/01/2024	Corporate Bond 20,000 units	20,728
Bed Bath & Beyond Inc. 4.915% Due 08/01/2034	Corporate Bond 23,000 units	20,520
UnitedHealth Group, Inc. 3.35% Due 07/15/2022	Corporate Bond 20,000 units	20,457
Wi Energy Corporation 3.55% Due 06/15/2025	Corporate Bond 20,000 units	20,113
Plains All American Pipeline LP 3.6% Due 11/01/2024	Corporate Bond 25,000 units	20,056
FedEx Corporation 3.9% Due 02/01/2035	Corporate Bond 22,000 units	20,026
EnLink Midstream, LLC 4.15% Due 06/01/2025	Corporate Bond 26,000 units	19,997
Deutsche Bank AG 3.7% Due 5/30/2024	Corporate Bond 20,000 units	19,920
PACCAR Financial Corporation 1.4% Due 05/18/2018	Corporate Bond 20,000 units	19,810
Energy Transfer 4.05% Due 03/15/2025	Corporate Bond 24,000 units	19,710
United States Treasury Bond Inflation Index 3.875% Due 04/15/2029	Index Linked Government Bond 10,000 units	19,655

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value
PacifiCorp 3.6% Due 04/01/2024	Corporate Bond 19,000 units	19,634
Ginnie Mae 2008-091 Remic Pass-Through 6.5% Due 11/20/2038	Government Mortgage Backed Security 135,254 units	19,338
Sysco Corporation 3.75% Due 10/01/2025	Corporate Bond 19,000 units	19,261
Gilead Sciences, Inc. 3.5% Due 02/01/2025	Corporate Bond 19,000 units	19,158
Freddie Mac Series 2643 Floating Rate Due 03/15/2032	Government Mortgage Backed Security 10,533 units	19,098
Cameron International Corporation 4% Due 12/15/2023	Corporate Bond 19,000 units	19,084
The Home Depot, Inc. 2.625% Due 06/01/2022	Corporate Bond 19,000 units	18,980
Roper Technologies, Inc. 3% Due 12/15/2020	Corporate Bond 19,000 units	18,921
Federal Home Loan Mortgage Corporation Multiclass Series 3171 Principal Only Due 06/15/2036	Government Mortgage Backed Security 20,278 units	18,812
Cisco Systems, Inc. 2.9% Due 03/04/2021	Corporate Bond 18,000 units	18,503
Federal Home Loan Mortgage Corporation Multiclass Series 2611 Floating Rate Due 05/15/2033	Government Mortgage Backed Security 14,959 units	18,449
Time Warner Companies 7.57% Due 02/01/2024	Corporate Bond 15,000 units	18,342
Federal Home Loan Mortgage Corporation Pool #G13390 6% Due 01/01/2024	Government Mortgage Backed Security 16,750 units	18,315
Walgreens Boots Alliance, Inc. 4.5% Due 11/18/2034	Corporate Bond 20,000 units	18,264
Fannie Mae Preassign 00869 Variable Rate Due 12/25/2032	Government Mortgage Backed Security 13,426 units	18,176
Becton Dickinson & Company 3.734% Due 12/15/2024	Corporate Bond 18,000 units	18,153
Mead Johnson Company 3% Due 11/15/2020	Corporate Bond 18,000 units	17,995
Fannie Mae Floating Rate Series 2007-88 Due 09/25/2037	Government Mortgage Backed Security 92,993 units	17,977
Ensco plc 5.2% Due 03/15/2025	Corporate Bond 24,000 units	17,080
Johnson Controls, Inc. 4.95% Due 07/02/2064	Corporate Bond 21,000 units	17,057
Shell International Finance BV 3.4% Due 08/12/2023	Corporate Bond 17,000 units	16,902
Ace Ina Holdings Inc. 2.875% Due 11/03/2022	Corporate Bond 17,000 units	16,871
Ryder System, Inc. 2.875% Due 09/01/2020	Corporate Bond 17,000 units	16,794
Prime Mortgage Trust 2004-2 Pass-Through 4.75% Due 11/25/2019	Collateralized Mortgage Obligation 16,651 units	16,747
Indymac Mortgage Backed Securities, Inc. 4.75% Due 02/25/2019	Asset Backed Security 16,122 units	16,412
Enterprise Products Operating LLC 3.7% Due 02/15/2026	Corporate Bond 18,000 units	16,146
Ensco plc 4.7% Due 03/15/2021	Corporate Bond 20,000 units	16,104
Ginnie Mae 2006-023 Remic Floating Rate Due 01/20/2036	Government Mortgage Backed Security 194,584 units	16,090
Bunge Limited Finance Corporation 3.5% Due 11/24/2020	Corporate Bond 16,000 units	15,911
Federal Home Loan Mortgage Corporation Multiclass Series 3593 Floating Rate Due 11/15/2024	Government Mortgage Backed Security 139,526 units	15,887
Fannie Mae Pool #889745 5.5% Due 06/1/2036	Government Mortgage Backed Security 14,097 units	15,871
Mead Johnson Company 4.6% Due 06/01/2044	Corporate Bond 17,000 units	15,737
Federal Home Loan Mortgage Corporation Multiclass Series 3747 4.5% Due 07/15/2037	Government Mortgage Backed Security 225,814 units	15,610
Federal Home Loan Mortgage Corporation Multiclass Series 2650 Principal Only Due 12/15/2032	Government Mortgage Backed Security 15,959 units	15,524
Federal Home Loan Mortgage Corporation Pool #A3-980 5.5% Due 11/01/2035	Government Mortgage Backed Security 13,916 units	15,448
General Motors Financial Company, Inc. 3.1% Due 01/15/2019	Corporate Bond 15,000 units	14,978
Marsh & McLennan Companies, Inc. 2.35% 09/10/2019	Corporate Bond 15,000 units	14,965
Federal Home Loan Mortgage Corporation Multiclass Preassign 00603 5% Due 02/15/2020	Government Mortgage Backed Security 204,801 units	14,742
Burlington Northern and Santa Fe Railway Company 3.75% Due 04/01/2024	Corporate Bond 14,000 units	14,341
Banc America Mortgage Securities Inc. 2004-11 5.75% Due 12/25/2024*	Collateralized Mortgage Obligation 13,868 units	14,133
Fannie Mae Remic Trust 1997-30 8% Due 05/18/2027	Government Mortgage Backed Security 67,734 units	14,046
Federal Home Loan Mortgage Corporation Pool #M30285 5% Due 02/01/2018	Government Mortgage Backed Security 13,647 units	13,957
Noble Holding International 5.25% Due 03/15/2042	Corporate Bond 25,000 units	13,861

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value
PSEG Power LLC 4.3% Due 11/15/2023	Corporate Bond 14,000 units	13,741
Fannie Mae Remic Trust 1993-G17 Variable Rate Due 04/25/2023	Government Mortgage Backed Security 72,090 units	13,535
Target Corporation 3.5% Due 07/01/2024	Corporate Bond 13,000 units	13,490
Federal Home Loan Mortgage Corporation Multiclass Series 2650 Principal Only Due 12/15/2032	Government Mortgage Backed Security 13,433 units	13,255
Federal Home Loan Mortgage Corporation Series 3306 Floating Rate Due 04/15/2037	Government Mortgage Backed Security 12,000 units	12,834
Fannie Mae Pool #745948 6.5% Due 10/01/2036	Government Mortgage Backed Security 11,166 units	12,761
Shell International Finance BV 4.55% Due 08/12/2043	Corporate Bond 13,000 units	12,636
Dominion Gas Holdings, LLC 2.8% Due 11/15/2020	Corporate Bond 12,000 units	12,039
Prudential Financial, Inc. 4.6% Due 05/15/2020*	Corporate Bond 12,000 units	11,941
Duke Realty Limited 4.375% Due 06/15/2022	Corporate Bond 11,000 units	11,335
Virginia Electric & Power Company 3.45% Due 02/15/2024	Corporate Bond 11,000 units	11,230
Gilead Sciences, Inc. 4.6% Due 09/01/2035	Corporate Bond 11,000 units	11,185
American Water Capital Corporation 3.4% Due 03/01/2025	Corporate Bond 11,000 units	11,176
Fifth Third Bancorp 2.3% Due 03/01/2019	Corporate Bond 11,000 units	11,026
Federal Home Loan Mortgage Corporation Multiclass Floating Rate Due 04/15/2037	Government Mortgage Backed Security 10,378 units	10,937
Statoil ASA 2.75% Due 11/10/2021	Corporate Bond 11,000 units	10,930
Fannie Mae Remic Trust 390 6% Due 07/25/2023	Government Mortgage Backed Security 122,778 units	10,919
Arizona Public Service Company 2.2% Due 01/15/2020	Corporate Bond 11,000 units	10,897
Chubb Corporation 5.75% Due 05/15/2018	Corporate Bond 10,000 units	10,884
Directv Holdings LLC 3.95% Due 01/15/2025	Corporate Bond 11,000 units	10,844
Federal Home Loan Mortgage Corporation Multiclass Series 2684 0% Due 01/15/2033	Government Mortgage Backed Security 10,679 units	10,586
Federal Home Loan Mortgage Corporation Series 10 Due 07/15/2019	Government Mortgage Backed Security 10,103 units	10,562
SNAAC Auto 1.03% Due 09/17/2018	Asset Backed Security 10,400 units	10,395
Zoetis, Inc. 3.45% Due 11/13/2020	Corporate Bond 10,000 units	10,012
CBS Corporation 4.9% Due 08/15/2044	Corporate Bond 11,000 units	10,009
Fannie Mae Pool #852523 5.5% Due 02/1/2036	Government Mortgage Backed Security 8,903 units	9,952
Ensco plc 5.75% Due 10/01/2044	Corporate Bond 15,000 units	9,888
Ginnie Mae 6% Due 06/20/2032	Government Mortgage Backed Security 9,193 units	9,399
Waste Management, Inc. 3.9% Due 03/01/2035	Corporate Bond 10,000 units	9,312
First Investors Auto Owner Trust 2013-1 Class A-2 2 .9% Due 10/15/2018	Asset Backed Security 8,831 units	8,823
Fannie Mae Preassign 00470 7% Due 06/25/2033	Government Mortgage Backed Security 34,754 units	8,721
Fannie Mae Preassign 00464 Due 01/25/2036	Government Mortgage Backed Security 9,042 units	8,716
AT&T Inc. 4.35% Due 06/15/2045	Corporate Bond 10,000 units	8,555
Prologis LP 3.75% Due 11/01/2025	Corporate Bond 8,000 units	7,936
CBS Corporation 4% Due 01/15/2026	Corporate Bond 8,000 units	7,801
Fannie Mae Remic Trust 2009-15 Variable Rate Due 03/25/2024	Government Mortgage Backed Security 93,124 units	7,674
Teck Resources Limited 3.75% Due 02/01/2023	Corporate Bond 16,000 units	7,400
Noble Holding International 4% Due 03/16/2018	Corporate Bond 8,000 units	7,244
J.P. Morgan Remic Series 2010-4 Variable Rate Due 08/26/2035*	Collateralized Mortgage Obligation 6,863 units	6,848
Monsanto Company 4.7% Due 07/15/2064	Corporate Bond 9,000 units	6,834
Capital One Financial Corporation 4.2% Due 10/29/2025	Corporate Bond 6,000 units	5,924
Fannie Mae Remic Series 2008-80 5.60825% Due 09/25/2038	Government Mortgage Backed Security 44,170 units	5,770
Enterprise Products Company 4.95% Due 10/15/2054	Corporate Bond 7,000 units	5,476
Ginnie Mae 2009-010 Remic Pass-Through Floating Rate Due 03/16/2034	Government Mortgage Backed Security 99,747 units	5,187

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value
United States dollar	Cash and cash equivalents 5,063 units	5,063
Ginnie Mae 2008-071 Remic Pass-Through Floating Rate Due 08/20/2038	Government Mortgage Backed Security 34,766 units	4,846
Fannie Mae Preassign 00506 6% Due 04/25/2017	Government Mortgage Backed Security 4,705 units	4,764
Fannie Mae Remic Trust 2008-53 Variable Rate Due 07/25/2038	Government Mortgage Backed Security 19,580 units	4,076
Federal Home Loan Mortgage Corporation Pool #M30277 5% Due 11/01/2017	Government Mortgage Backed Security 3,965 units	4,035
Fannie Mae Remic Trust 2010-43 4.5% Due 02/25/2025	Government Mortgage Backed Security 76,889 units	4,002
Federal Home Loan Mortgage Corporation Multiclass Series 3219 6% Due 04/15/2036	Government Mortgage Backed Security 18,959 units	3,762
Ginnie Mae 2003-018 Floating Rate Due 09/20/2032	Government Mortgage Backed Security 2,933 units	3,009
Bear Stearns Asset Backed Securities Trust Adjustable Rate Due 12/25/2033	Asset Backed Security 3,138 units	2,938
Fannie Mae Series 2009-18 5% Due 03/25/2024	Government Mortgage Backed Security 46,540 units	2,915
Agrium Inc. 4.125% Due 03/15/2035	Corporate Bond 3,000 units	2,552
Federal Home Loan Mortgage Corporation Multiclass Preassign 00482 6.5% Due 03/15/2033	Government Mortgage Backed Security 11,982 units	2,395
Verizon Communications Inc. 6.4% Due 09/15/2033	Corporate Bond 2,000 units	2,279
Fannie Mae Series 2008-19 5% Due 03/25/2023	Government Mortgage Backed Security 46,970 units	2,253
Fannie Mae Remic Series 2009-9 5% Due 02/25/2024	Government Mortgage Backed Security 28,971 units	2,218
Federal Home Loan Mortgage Corporation Pool #M30262 5% Due 03/1/2017	Government Mortgage Backed Security 2,166 units	2,198
Royal Bank of Scotland 4.375% Due 03/16/2016	Corporate Bond 2,000 units	2,013
Ginnie Mae 2003-112 Floating Rate Due 10/20/2032	Government Mortgage Backed Security 54,134 units	1,322
Residential Asset Mortgage Products Floating Rate Due 03/25/2033	Asset Backed Security 1,385 units	1,236
CWMBS, Inc. 4% Due 08/25/2033	Collateralized Mortgage Obligation 590 units	589
Ginnie Mae II Pool #MA2754 Series 2045 3.5% Due 04/20/2045	Government Mortgage Backed Security 0 units	—
Total Fixed Income Asset Class			295,499,473

Fixed Income Index Asset Class:
NT Collective Aggregate Bond Index Fund - Non Lending*	Collective trust fund 244,078 units	32,298,809
Total Fixed Income Index Asset Class			32,298,809

High Yield Asset Class:
Blackrock High Yield Bond Fund Class A	Mutual Fund 7,024,415 shares	50,084,082
NT Collective Short Term Investment Fund*	Collective trust fund 9,974,543 units	9,974,543
Schaeffler Holding Finance BV 6.875% Due 8/15/18	Corporate Bond 830,000 units	854,876
Crown Castle International Corporation 5.25% Due 01/15/2023	Corporate Bond 525,000 units	551,906
Virgin Media Finance PLC 5.25% Due 1/15/2021	Corporate Bond 460,000 units	485,300
Smurfit KAPPA Funding PLC 7.5% Due 11/20/2025	Corporate Bond 415,000 units	478,288
Carlson Wagonlit Travel BV 6.875% Due 06/15/2019	Corporate Bond 445,000 units	456,125
Carlson Wagonlit Travel BV 7.5% Due 08/15/2019	Corporate Bond 455,000 units	448,175
Alphabet Holding Company, Inc. 7.75% Due 11/01/2017	Corporate Bond 458,000 units	446,550
Nielsen Finance LLC 5% Due 04/15/2022	Corporate Bond 440,000 units	434,500
Telecable Videotron Ltee 5% Due 07/15/2022	Corporate Bond 430,000 units	430,000
Quebecor Media Inc. 5.75% Due 01/15/2023	Corporate Bond 370,000 units	372,775
Mens Wearhouse Inc. 7% Due 07/01/2022	Corporate Bond 515,000 units	365,650
Calumet Specialty Products Partners, LP 6.5% Due 04/15/2021	Corporate Bond 415,000 units	361,050
Belden Inc. 5.5% Due 09/01/2022	Corporate Bond 370,000 units	356,125
ACI Worldwide, Inc. 6.375% Due 08/15/2020	Corporate Bond 345,000 units	355,350
Calpine Corporation 5.875% Due 01/15/2021	Corporate Bond 335,000 units	343,375

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value
HCA Inc. 5.875% Due 02/15/2026	Corporate Bond 340,000 units	341,275
T-Mobile US, Inc. 6.5% Due 01/15/2026	Corporate Bond 335,000 units	338,179
Match Group Inc. 6.75% Due 12/15/2022	Corporate Bond 335,000 units	331,650
Hughes Satellite 7.625% Due 06/15/2021	Corporate Bond 305,000 units	323,300
MPH Acquisition Holdings LLC 6.625% Due 04/01/2022	Corporate Bond 320,000 units	320,800
IHS Inc. 5% Due 11/01/2022	Corporate Bond 315,000 units	318,938
Intelsat Jackson Holdings SA 7.25% Due 04/01/2019	Corporate Bond 345,000 units	316,538
Florida East Coast Holdings Corporation 6.75% Due 05/01/2019	Corporate Bond 335,000 units	306,525
NCR Corporation 5% Due 07/15/2022	Corporate Bond 315,000 units	305,550
Alliance Data System Corporation 6.375% Due 04/01/2020	Corporate Bond 300,000 units	303,000
Affinity Gaming Finance Corporation 9% Due 05/15/2018	Corporate Bond 300,000 units	301,500
Blue Cube Spinco Inc. 9.75% Due 10/15/2023	Corporate Bond 275,000 units	296,656
GenCorp Inc. 7.125% Due 03/15/2021	Corporate Bond 285,000 units	296,400
William Carter Company 5.25% Due 08/15/2021	Corporate Bond 275,000 units	282,563
T-Mobile US, Inc. 6.625% Due 04/01/2023	Corporate Bond 275,000 units	280,500
Great Lakes Dredge & Dock Corporation 7.375% Due 02/01/2019	Corporate Bond 300,000 units	279,000
Avis Budget Car Rent LLC 5.5% Due 04/01/2023	Corporate Bond 275,000 units	275,688
Detour Gold Corporation 5.5% Due 11/30/2017	Corporate Convertible Bond 285,000 units	275,381
Mattamy Group Corporation 6.5% Due 11/15/2020	Corporate Bond 285,000 units	270,750
Wise Metals Group LLC 8.75% Due 12/15/18	Corporate Bond 355,000 units	268,913
Schaeffler Holding Finance BV 6.75% Due 11/15/2022	Corporate Bond 250,000 units	268,750
Brookfield Resdential Propertys Inc. 6.5% Due 12/15/2020	Corporate Bond 265,000 units	255,394
Boise Cascade Company 6.375% Due 11/01/2020	Corporate Bond 245,000 units	252,350
Hanger, Inc. 7.125% Due 11/15/2018	Corporate Bond 275,000 units	251,625
C&S Group Enterprises LLC 5.375% Due 7/15/2022	Corporate Bond 275,000 units	247,500
American Capital, Ltd. 6.5% Due 09/15/2018	Corporate Bond 240,000 units	247,200
Radio System Corporation 8.375% Due 11/01/2019	Corporate Bond 235,000 units	243,813
RRI Energy, Inc. 7.875% Due 06/15/2017	Corporate Bond 280,000 units	243,600
Oasis Petroleum Inc. 7.25% Due 02/01/2019	Corporate Bond 330,000 units	236,775
New Enterprise Stone & Lime Company, Inc. 13% Due 03/15/2018	Corporate Bond 229,674 units	234,267
Allied Specialty 8.5% Due 11/01/2019	Corporate Bond 230,000 units	233,450
BlueScope Steel Limited 7.125% Due 05/01/2018	Corporate Bond 240,000 units	230,400
Limited Brands, Inc. 6.625% Due 04/01/2021	Corporate Bond 205,000 units	227,038
AuRico Gold Inc. 7.75% Due 04/01/2020	Corporate Bond 250,000 units	225,625
NAI Entertainment Holding LLC 5% Due 08/01/2018	Corporate Bond 215,000 units	218,225
Sprint Corporation 7.125% Due 06/15/2024	Corporate Bond 300,000 units	216,375
Forum Energy Technologies, Inc. 6.25% Due 10/01/2021	Corporate Bond 260,000 units	215,800
Cogent Comunications Group Inc. 5.625% Due 04/15/2021	Corporate Bond 225,000 units	209,250
Halcón Resources Corporation 8.625% Due 02/01/2020	Corporate Bond 300,000 units	207,000
Targa Resources Partners LP 6.625% Due 10/01/2020	Corporate Bond 225,000 units	203,063
Rialto Holdings LLC 7% Due 12/01/2018	Corporate Bond 200,000 units	203,000
CCO Holdings LLC 5.25% Due 09/30/2022	Corporate Bond 200,000 units	202,000
Grifols Worldwide 5.25% Due 04/01/2022	Corporate Bond 200,000 units	201,000
Valeant Pharmaceuticals International, Inc. 6.125% Due 4/15/2025	Corporate Bond 225,000 units	200,813
T-Mobile US, Inc. 6.5% Due 01/15/2024	Corporate Bond 195,000 units	198,900
GenOn Escrow Corporation 9.5% Due 10/15/2018	Corporate Bond 245,000 units	197,918
Schaeffler Finance BV 4.75% Due 05/15/2023	Corporate Bond 200,000 units	196,000
CBRE Services, Inc. 5% Due 03/15/2023	Corporate Bond 195,000 units	195,992
Numericable Group SA 6% Due 05/15/2022	Corporate Bond 200,000 units	194,000
General Cable Corporation 5.75% Due 10/01/2022	Corporate Bond 250,000 units	192,500
WPX Energy, Inc. 6% Due 01/15/2022	Corporate Bond 275,000 units	192,500
ConvaTec Healthcare E SA 10.5% Due 12/15/2018	Corporate Bond 190,000 units	191,740
PetroQuest Energy, Inc. 10% Due 09/01/2017	Corporate Bond 285,000 units	190,950
Sprint Nextel Corporation 7% Due 03/01/2020	Corporate Bond 190,000 units	190,475
Amsted Industries Inc. 5% Due 3/15/2022	Corporate Bond 190,000 units	190,000
Ashtead Capital Inc. 5.625% Due 10/01/2024	Corporate Bond 185,000 units	187,313
American Equity Investment Life Holding Company 6.625% Due 07/15/2021	Corporate Bond 180,000 units	187,200
Wolverine World Wide, Inc. 6.125% Due 10/15/2020	Corporate Bond 180,000 units	187,200

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value
Hecla Mining Company 6.875% Due 05/01/2021	Corporate Bond 255,000 units	186,150
HCA Inc. 6.5% Due 02/15/2020	Corporate Bond 170,000 units	185,215
Neptune Finco Corporation 10.125% Due 01/15/2023	Corporate Bond 175,000 units	182,438
Cimpress N.V. 7% Due 04/01/2022	Corporate Bond 190,000 units	182,400
Transfield Services Limited 8.375% Due 05/15/2020	Corporate Bond 175,000 units	181,125
AAF Holdings / AAF Finance 12% Due 07/01/2019	Corporate Bond 190,834 units	180,338
Algeco Scotsman Global Finance PLC 8.5% Due 10/15/2018	Corporate Bond 215,000 units	180,063
Weekley Homes LLC 6% Due 02/01/2023	Corporate Bond 190,000 units	178,600
Drivetime Automotive Group, Inc. 8% Due 06/01/2021	Corporate Bond 195,000 units	173,550
Murphy Oil Corporation 6% Due 8/15/2023	Corporate Bond 165,000 units	173,250
Comstock Resources, Inc. 10% Due 03/15/2020	Corporate Bond 375,000 units	172,500
CTP Transportation Products LLC 8.25% Due 12/15/2019	Corporate Bond 165,000 units	172,013
HCA Inc. 5% Due 03/15/2024	Corporate Bond 170,000 units	169,575
Concho Resources Inc. 5.5% Due 10/01/2022	Corporate Bond 185,000 units	168,350
B&G Foods, Inc. 4.625% Due 06/01/2021	Corporate Bond 170,000 units	168,300
DigitalGlobe, Inc. 5.25% Due 2/01/2021	Corporate Bond 200,000 units	168,000
KeHE Distrbutors LLC 7.625% Due 08/15/2021	Corporate Bond 165,000 units	167,888
Woodside Homes Company 6.75% Due 12/15/2021	Corporate Bond 195,000 units	167,700
Zebra Technologies Corporation 7.25% Due 10/15/2022	Corporate Bond 160,000 units	167,200
Building Materials Holding Corporation 9% Due 09/15/2018	Corporate Bond 160,000 units	166,400
Hilton Worldwide Holdings Inc. 5.625% Due 10/15/2021	Corporate Bond 160,000 units	165,800
Drawbridge Special Opportunities Fund LP 5% Due 08/01/2021	Corporate Bond 170,000 units	164,900
T-Mobile US, Inc. 6.125% Due 01/15/2022	Corporate Bond 160,000 units	164,400
PDC Energy, Inc. 7.75% Due 10/15/2022	Corporate Bond 170,000 units	163,200
CBRE Services, Inc. 5.25% Due 03/15/2025	Corporate Bond 160,000 units	162,068
Land O'Lakes, Inc. 6% Due 11/15/2022	Corporate Bond 155,000 units	161,975
CONSOL Energy Inc. 5.875% Due 04/15/2022	Corporate Bond 260,000 units	161,200
Asbury Automotive Group Inc. 6% Due 12/15/2024	Corporate Bond 155,000 units	160,038
Headwaters Inc. 7.25% Due 01/15/2019	Corporate Bond 155,000 units	158,488
Amerigas Partners, LP 6.25% Due 08/20/2019	Corporate Bond 165,000 units	158,400
Equinix, Inc. 5.375% Due 04/01/2023	Corporate Bond 155,000 units	158,100
JLL/Delta Dutch Newco BV 7.5% Due 02/01/2025	Corporate Bond 160,000 units	156,000
Stone Energy Corporation 7.5% Due 11/15/2022	Corporate Bond 470,000 units	155,100
Cantor Commercial Real Estate Company, LP 7.75% Due 02/15/18	Corporate Bond 150,000 units	153,750
EnPro Industries, Inc. 5.875% Due 09/15/2022	Corporate Bond 155,000 units	153,450
MPLX LP 4.875% Due 06/01/2025	Corporate Bond 170,000 units	152,150
Outerwall Inc. 5.875% Due 06/15/2021	Corporate Bond 185,000 units	151,700
Century Communities, Inc. 6.875% Due 05/15/2022	Corporate Bond 165,000 units	151,388
Churchill Downs Inc. 5.375% Due 12/15/2021	Corporate Bond 150,000 units	150,375
Brunswick Corporation 4.625% Due 05/15/2021	Corporate Bond 150,000 units	149,625
AEP Industries Inc. 8.25% Due 04/15/2019	Corporate Bond 145,000 units	148,988
Compass Investors Inc. 7.75% Due 01/15/2021	Corporate Bond 155,000 units	148,800
WESCO Distribution, Inc. 5.375% Due 12/15/2021	Corporate Bond 155,000 units	148,800
Ashton Woods USA LLC 6.875% Due 2/15/21	Corporate Bond 175,000 units	148,750
Sprint Nextel Corporation 9% Due 11/15/2018	Corporate Bond 140,000 units	147,350
THC Escrow Corporation 6% Due 10/01/2020	Corporate Bond 140,000 units	147,350
KLX, Inc. 5.875% Due 12/1/2022	Corporate Bond 155,000 units	147,250
New Gold Inc. 6.25% Due 11/15/2022	Corporate Bond 185,000 units	147,075
Rivers Pittsburg Borrower LP 9.5% Due 06/15/2019	Corporate Bond 142,000 units	146,970
Allegion US Holdings Company Inc. 5.75% Due 10/01/2021	Corporate Bond 145,000 units	146,813
T-Mobile US, Inc. 6.375% Due 03/01/2025	Corporate Bond 145,000 units	146,450
Family Tree Escrow, LLC 5.75% Due 03/01/2023	Corporate Bond 140,000 units	144,900
Genesis Energy, LP 6.75% Due 08/01/2022	Corporate Bond 170,000 units	144,500
KEMET Corporation 10.5% Due 05/01/2018	Corporate Bond 170,000 units	144,500
Frontier Communications Corporation 10.5% Due 09/15/2022	Corporate Bond 145,000 units	144,456
Equinix Inc. 5.875% Due 01/15/2026	Corporate Bond 140,000 units	144,200
Micron Technology, Inc. 5.5% Due 02/01/2025	Corporate Bond 165,000 units	143,550
CFG Holdings Limited 11.5% Due 11/15/2019	Corporate Bond 150,000 units	143,250

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value
ZF North America Capital Inc. 4.75% Due 04/29/2025	Corporate Bond 150,000 units	142,875
Fidelity & Guaranty Life Holdings, Inc. 6.375% Due 04/01/2021	Corporate Bond 140,000 units	142,800
Ca Res Corporation 5% Due 01/15/2020	Corporate Bond 400,000 units	142,500
First Cash Financial 6.75% Due 01/22/2021	Corporate Bond 145,000 units	142,100
Plains Exploration & Production Company 6.875% Due 02/15/2023	Corporate Bond 225,000 units	141,750
Anixter International Inc. 5.625% Due 05/01/2019	Corporate Bond 135,000 units	140,400
Cablevision Systems Corporation 7.75% Due 04/15/2018	Corporate Bond 135,000 units	140,400
Oshkosh Corporation 5.375% Due 03/01/2022	Corporate Bond 140,000 units	140,000
AV Homes, Inc. 8.5% Due 07/01/2019	Corporate Bond 140,000 units	138,950
CBS Outdoor Americas Inc. 5.25% Due 02/15/2022	Corporate Bond 135,000 units	138,038
Spirit AeroSystems, Inc. 5.25% Due 03/15/2022	Corporate Bond 135,000 units	137,784
NBTY, Inc. 9% Due 10/01/2018	Corporate Bond 135,000 units	136,673
Stone Energy Corporation 1.75% Due 03/01/2017	Corporate Convertible Bond 185,000 units	136,669
Vista Outdoor Inc. 5.875% Due 10/01/2023	Corporate Bond 130,000 units	133,250
Blue Cube Spinco Inc. 10% Due 10/15/2025	Corporate Bond 120,000 units	132,000
St Barbara Mines Limited Formerly St Barbara 8.875% Due 4/15/2018	Corporate Bond 135,000 units	131,288
HCA Inc. 5.375% Due 02/01/2025	Corporate Bond 130,000 units	128,375
Koppers Holdings, Inc. 7.875% Due 12/01/2019	Corporate Bond 130,000 units	128,375
Spectrum Brands, Inc. 6.375% Due 11/15/2020	Corporate Bond 120,000 units	127,500
Allegy 5.875% Due 08/15/2023	Corporate Bond 215,000 units	126,850
Gates Global LLC 6% Due 07/15/2022	Corporate Bond 175,000 units	126,000
TransDigm Group Inc. 5.5% Due 10/15/2020	Corporate Bond 130,000 units	125,775
Kraton Polymers LLC 6.75% Due 03/01/2019	Corporate Bond 125,000 units	125,625
Altice Us Finance I Corporation 5.375% Due 07/15/2023	Corporate Bond 125,000 units	125,313
T-Mobile US, Inc. 6.731% Due 04/28/2022	Corporate Bond 120,000 units	125,100
Copano Energy LLC 7.125% Due 04/01/2021	Corporate Bond 125,000 units	124,748
Novelis Inc. 8.75% Due 12/15/2020	Corporate Bond 135,000 units	123,863
ATD Finance Corporation 10.25% Due 03/01/2022	Corporate Bond 135,000 units	123,525
H&E Equipment Services, Inc. 7% Due 09/01/2022	Corporate Bond 125,000 units	122,500
Spectrum Brands, Inc. 6.625% Due 11/15/2022	Corporate Bond 115,000 units	121,325
Provident Funding Associates LP 6.75% Due 06/15/2021	Corporate Bond 125,000 units	120,938
Emdeon Inc. 6% Due 02/15/2021	Corporate Bond 130,000 units	120,900
Tempur Sealy International, Inc. formerly Tempur-Pedic International, Inc. 6.875% Due 12/15/2020	Corporate Bond 115,000 units	120,463
Flexi-Van Leasing, Inc. 7.875% Due 08/15/2018	Corporate Bond 120,000 units	120,000
Team Health Inc. 7.25% Due 12/15/2023	Corporate Bond 115,000 units	119,025
HCA Inc. 5.875% Due 05/01/2023	Corporate Bond 115,000 units	117,875
Netflix, Inc. Due 02/08/2016	Corporate Bond 115,000 units	117,875
Century Intermediate Holdings 9.75% Due 02/15/2019	Corporate Bond 115,000 units	117,588
Wells Enterprises, Inc. 6.75% Due 02/01/2020	Corporate Bond 114,000 units	117,420
Lamar Media Corporation 5% Due 02/01/2022	Corporate Bond 115,000 units	116,438
Lamar Media Corporation 5.875% Due 02/01/2022	Corporate Bond 110,000 units	115,500
E-Trade Financial Corporation 5.375% Due 11/15/2022	Corporate Bond 110,000 units	115,225
Molina Healthcare Inc. 5.375% Due 11/15/2022	Corporate Bond 115,000 units	115,000
Schaeffler Holding Finance BV 6.25% Due 11/15/2019	Corporate Bond 110,000 units	114,950
Halyard Health, Inc. 6.25% Due 10/15/2022	Corporate Bond 115,000 units	114,425
Ladder Capital Finance LLC 5.875% Due 08/01/2021	Corporate Bond 125,000 units	113,750
CCO Holdings LLC 5.125% Due 02/15/2023	Corporate Bond 110,000 units	113,025
Activision Blizzard, Inc. 6.125% Due 09/15/2023	Corporate Bond 105,000 units	111,300
AerCap Ireland Capital 5% Due 10/01/2021	Corporate Bond 105,000 units	108,150
MSCI, Inc. 5.75% Due 08/15/2025	Corporate Bond 105,000 units	107,625
Gibraltar Industries, Inc. 6.25% Due 02/01/2021	Corporate Bond 105,000 units	106,838
Targa Resources Due 01/21/2016	Corporate Bond 115,000 units	106,375
Summit Midstream Partners, LP 7.5% Due 07/01/2021	Corporate Bond 125,000 units	106,250
Eagle Spinco Inc. 4.625% Due 02/15/2021	Corporate Bond 115,000 units	105,800

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value
VeriSign, Inc. 5.25% Due 04/01/2025	Corporate Bond 105,000 units	105,525
Cogeco Cable, Inc. 4.875% Due 05/01/2020	Corporate Bond 105,000 units	104,738
VPI Escrow Corporation 7.5% Due 07/15/2021	Corporate Bond 105,000 units	104,738
Summit Materials, LLC 6.125% Due 07/15/2023	Corporate Bond 105,000 units	103,425
Sabra Health Care Limited Partnership 5.5% Due 02/01/2021	Corporate Bond 100,000 units	103,250
WPX Energy Inc. 5.25% Due 01/15/2017	Corporate Bond 110,000 units	102,850
The Geo Group Inc. 6.625% Due 2/15/2021	Corporate Bond 100,000 units	102,500
Tenet Healthcare Corporation 6.75% Due 06/15/2023	Corporate Bond 110,000 units	102,025
Florida East Coast Holdings Corporation 9.75% Due 05/01/2020	Corporate Bond 150,000 units	102,000
The Howard Hughes Corporation 6.875% Due 10/01/2021	Corporate Bond 100,000 units	102,000
Orbital ATK Inc. 5.5% Due 10/01/2023	Corporate Bond 100,000 units	101,500
CenturyLink, Inc. 5.625% Due 04/01/2025	Corporate Bond 120,000 units	101,400
Exide Technologies 0% Due 12/31/2049	Corporate Convertible Bond 148,866 units	101,229
HealthSouth Corporation 5.75% Due 11/01/2024	Corporate Bond 105,000 units	100,144
CCO Holdings LLC / CCO Holdings Capital Corporation 5.125% Due 05/01/2023	Corporate Bond 100,000 units	100,000
Valeant Pharmaceuticals International, Inc. 7% 10/01/2020	Corporate Bond 100,000 units	99,750
Kaiser Aluminum Corporation 8.25% Due 06/01/2020	Corporate Bond 95,000 units	99,275
VPI Escrow Corporation 6.75% Due 08/15/2018	Corporate Bond 100,000 units	99,100
Group 1 Automotive, Inc. 5% Due 06/01/2022	Corporate Bond 100,000 units	99,000
New Gold Inc. 7% Due 04/15/2020	Corporate Bond 110,000 units	99,000
Evraz, Inc. 7.5% Due 11/15/2019	Corporate Bond 105,000 units	98,175
RSI Home Products, Inc. 6.5% Due 03/15/2023	Corporate Bond 95,000 units	97,850
Noble Energy, Inc. 5.625% Due 05/01/2021	Corporate Bond 100,000 units	97,819
TRAC Intermodal 11% Due 08/15/2019	Corporate Bond 89,000 units	96,565
Carrizo Oil & Gas, Inc. 7.5% Due 09/15/2020	Corporate Bond 110,000 units	96,113
CCO Holdings LLC 5.375% Due 05/01/2025	Corporate Bond 95,000 units	94,525
Blueline Rental Finance Corporation 7% Due 02/01/2019	Corporate Bond 105,000 units	94,500
KCG Holdings Inc. 6.875% Due 03/15/2020	Corporate Bond 105,000 units	94,500
LKQ Corporation 4.75% Due 05/15/2023	Corporate Bond 100,000 units	93,750
Trinseo 6.75% Due 05/01/2022	Corporate Bond 95,000 units	93,575
Optimas OE 8.625% Due 06/01/2021	Corporate Bond 110,000 units	93,500
Enquest plc 7% Due 04/15/2022	Corporate Bond 265,000 units	92,419
Novelis Inc. 8.375% Due 12/15/2017	Corporate Bond 95,000 units	92,388
Equinix, Inc. 5.375% Due 01/01/2022	Corporate Bond 90,000 units	92,250
Nationstar Mortgage LLC 7.875% Due 10/01/2020	Corporate Bond 95,000 units	90,915
Energizer Holdings Inc.4.7% Due 05/19/2021	Corporate Bond 90,000 units	90,811
Quintiles 4.875% Due 05/15/2023	Corporate Bond 90,000 units	90,450
Frontier 6.25% Due 09/15/2021	Corporate Bond 105,000 units	88,988
Endo Limited / Endo 6% Due 02/01/2025	Corporate Bond 90,000 units	88,650
Summit Materials, LLC 6.125% Due 07/15/2023	Corporate Bond 90,000 units	88,650
1st Quantum 7.25% Due 10/15/2019	Corporate Bond 135,000 units	87,750
Forestar USA Real Estate Group, Inc. 8.5% Due 06/01/2022	Corporate Bond 90,000 units	87,750
National Financial Partners Corporation 9% Due 07/15/2021	Corporate Bond 95,000 units	86,925
Penske Automotive Group, Inc. 5.375% Due 12/01/2024	Corporate Bond 85,000 units	85,850
OneMain Financial Holdings, Inc. 7.5% Due 12/15/2021	Corporate Bond 85,000 units	85,213
Cash America International, Inc. 5.75% Due 05/15/2018	Corporate Bond 85,000 units	85,106
Ingles Markets, Inc. 5.75% Due 06/15/2023	Corporate Bond 85,000 units	84,788
ExamWorks Group, Inc. 5.625% Due 04/15/2023	Corporate Bond 85,000 units	84,575
SM Energy Company 6.5% Due 01/01/2023	Corporate Bond 115,000 units	84,525
Centene Corporation 5.75% Due 06/01/2017	Corporate Bond 80,000 units	82,400
Beacon Roofing Supply Inc. 6.375% Due 10/01/2023	Corporate Bond 80,000 units	81,500
Frontier Communications Corporation 8.875% Due 09/15/2020	Corporate Bond 80,000 units	81,000
Hiland Partners LP 7.25% Due 10/01/2020	Corporate Bond 80,000 units	80,800

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value
Chesapeake Midstream Partners, LP 6.125% Due 07/15/2022	Corporate Bond 85,000 units	80,407
NuStar Logistics LP 6.75% Due 02/01/2021	Corporate Bond 85,000 units	79,900
Universal Hospital Services, Inc. 7.625% Due 08/15/2020	Corporate Bond 85,000 units	79,794
TransDigm Group Inc. 6.5% Due 07/15/2024	Corporate Bond 80,000 units	79,560
Amag Pharmaceuticals, Inc. 7.875% Due 09/01/2023	Corporate Bond 90,000 units	79,200
Rex Energy Corporation 8.875% Due 12/01/2020	Corporate Bond 360,000 units	79,200
United Rentals (North America), Inc. 7.375% Due 05/15/2020	Corporate Bond 75,000 units	79,125
Concho Resources Inc. 7% Due 01/15/2021	Corporate Bond 80,000 units	78,800
Gamestop Corporation 5.5% Due 10/01/2019	Corporate Bond 80,000 units	78,800
Jones Energy Holdings, LLC / Jones Energy Finance Corporation 6.75% Due 04/01/2022	Corporate Bond 140,000 units	78,400
Briggs & Stratton Corporation 6.875% Due 12/15/2020	Corporate Bond 72,000 units	78,120
Jarden Corporation 5% Due 11/15/2023	Corporate Bond 75,000 units	76,688
James Hardie International 5.875% Due 02/15/2023	Corporate Bond 75,000 units	76,500
Cliffs Natural Resources Inc. 8.25% Due 03/31/2020	Corporate Bond 100,000 units	76,250
MSCI, Inc. 5.25% Due 11/15/2024	Corporate Bond 75,000 units	76,125
Midcontinent Fixed 6.875% Due 08/15/2023	Corporate Bond 75,000 units	75,938
Acadia Healthcare 5.625% Due 02/15/2023	Corporate Bond 80,000 units	75,600
CCOH Safari, LLC 5.75% Due 02/15/2026	Corporate Bond 75,000 units	75,188
CCO Holdings LLC/CCO Holdings Capital Corporation 144A 5.875% Due 05/01/2027	Corporate Bond 75,000 units	74,625
Credit Acceptance Corporation 7.375% Due 03/15/2023	Corporate Bond 75,000 units	74,625
MPT Operating Partnership LP 5.5% Due 05/01/2024	Corporate Bond 75,000 units	74,625
Dish DBS Corporation 5.875% Due 07/15/2022	Corporate Bond 80,000 units	74,600
NCR Corporation 6.375% Due 12/15/2023	Corporate Bond 75,000 units	73,875
Vulcan Materials Company 7.15% Due 11/30/2037	Corporate Bond 70,000 units	73,500
MetroPCS Communications,, Inc. 6.625% Due 11/15/2020	Corporate Bond 70,000 units	72,764
Endo Finance LLC 5.75% Due 01/15/2022	Corporate Bond 75,000 units	72,750
L Brands, Inc. 6.875% Due 11/01/2035	Corporate Bond 70,000 units	71,925
Hologic, Inc. 5.25% Due 07/15/2022	Corporate Bond 70,000 units	71,400
Sabra Health Care REIT, Inc. 5.375% Due 06/01/2023	Corporate Bond 70,000 units	70,525
Hughes Satellite 6.5% Due 06/15/2019	Corporate Bond 64,000 units	68,960
Weatherford International, Ltd. 5.125% Due 09/15/2020	Corporate Bond 85,000 units	68,850
Italics Merger Sub Inc. 7.125% Due 07/15/2023	Corporate Bond 75,000 units	67,875
MPLX LP 4.875% Due 12/01/2024	Corporate Bond 75,000 units	67,313
Hill-Rom Holdings, Inc. 5.75% Due 09/01/2023	Corporate Bond 65,000 units	66,300
E*TRADE Financial Corporation 4.625% Due 09/15/2023	Corporate Bond 65,000 units	66,056
HCA Holdings, Inc. 5.25% Due 04/15/2025	Corporate Bond 65,000 units	65,488
Calumet Specialty Products Partners, LP 7.625% Due 01/15/2022	Corporate Bond 75,000 units	63,750
TransDigm Group Inc. 6% Due 07/15/2022	Corporate Bond 65,000 units	63,538
Tenneco Inc. 6.875% Due 12/15/2020	Corporate Bond 60,000 units	62,100
CONSOL Energy Inc. 8% Due 04/01/2023	Corporate Bond 90,000 units	59,850
Newfield Exploration Company 5.625% Due 07/01/2024	Corporate Bond 70,000 units	59,675
Plains Exploration & Production Company 6.75% Due 02/01/2022	Corporate Bond 95,000 units	58,425
Reliant Energy Mid Atlantic Power Holdings LLC 9.681% Due 07/02/2026	Corporate Bond 60,000 units	58,200
WCI Communities, Inc. 6.875% Due 08/15/2021	Corporate Bond 55,000 units	57,784
Yum! Brands, Inc. 3.875% Due 11/01/2023	Corporate Bond 65,000 units	57,568
Ches Energy Corporation 6.5% Due 08/15/2017	Corporate Bond 115,000 units	57,500
CBS Outdoor Americas Inc. 5.625% Due 02/15/2024	Corporate Bond 55,000 units	56,513
Aircastle Limited 5.5% Due 02/15/2022	Corporate Bond 55,000 units	56,375
United Rentals North America 4.625% Due 07/15/2023	Corporate Bond 55,000 units	54,863
Energizer Holdings Inc.4.7% Due 05/24/2022	Corporate Bond 55,000 units	54,598
VRX Escrow Corporation 5.875% Due 05/15/2023	Corporate Bond 60,000 units	53,550
The Scotts Miracle-Gro Company 6% Due 10/15/2023	Corporate Bond 50,000 units	52,125

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value
Sanchez Energy Corporation 7.75% Due 06/15/2021	Corporate Bond 85,000 units	51,850
Netflix, Inc. 5.75% Due 03/01/2024	Corporate Bond 50,000 units	51,375
Meritor, Inc. 6.25% Due 02/15/2024	Corporate Bond 60,000 units	51,300
Goodyear Tire & Rubber Company 5.125% Due 11/15/2023	Corporate Bond 50,000 units	51,250
Netflix, Inc. Due 02/08/2016	Corporate Bond 50,000 units	51,250
AerCap Ireland Capital 4.625% Due 10/30/2020	Corporate Bond 50,000 units	51,188
Freeport-McMoran 2.3% Due 11/14/2017	Corporate Bond 60,000 units	51,150
Felcor Lodging Limited Partnership 5.625 Due 03/01/2023	Corporate Bond 50,000 units	50,750
Freeport-McMoran 2.15% Due 03/01/2017	Corporate Bond 55,000 units	50,325
MEDNAX, Inc. 5.25% Due 12/01/2023	Corporate Bond 50,000 units	50,250
Churchill Downs Inc. 5.375% Due 12/15/2021	Corporate Bond 50,000 units	50,125
First Quality Finance Company Inc. 4.625% Due 05/15/2021	Corporate Bond 55,000 units	50,050
Endo Limited / Endo Finance LLC / Endo FInco Inc. 6% Due 07/15/2023	Corporate Bond 50,000 units	49,750
Group 1 Automotive, Inc. 5.25% Due 12/15/2023	Corporate Bond 50,000 units	49,500
Antero Resources Corporation 5.125% Due 12/01/2022	Corporate Bond 65,000 units	49,400
Dish DBS Corporation 5.875% Due 11/15/2024	Corporate Bond 55,000 units	48,950
Petra Diamonds Ltd. 8.25% Due 05/31/2020	Corporate Bond 60,000 units	48,900
Amerigas Finance Corporation 6.75% Due 5/20/2020	Corporate Bond 50,000 units	48,625
CommScope Technologies Finance LLC 6% Due 06/15/2025	Corporate Bond 50,000 units	48,125
Prestige Brands, Inc. 5.375% Due 12/15/2021	Corporate Bond 50,000 units	48,000
Netflix, Inc. 5.375% Due 02/01/2021	Corporate Bond 45,000 units	47,250
Activision Blizzard, Inc. 5.625% Due 09/15/2021	Corporate Bond 45,000 units	47,138
Kindred Healthcare Inc. 8% Due 01/15/2020	Corporate Bond 50,000 units	46,750
Guitar Center, Inc. 6.5% Due 04/15/2019	Corporate Bond 55,000 units	46,200
Equinix, Inc. 5.75% Due 01/01/2025	Corporate Bond 45,000 units	46,013
RSP Permian, Inc. 6.625% Due 10/01/2022	Corporate Bond 50,000 units	46,000
Onemain Financial Holdings, Inc. 6.75% Due 12/15/2019	Corporate Bond 45,000 units	45,619
Ferrellgas Finance Corporation 6.75% Due 06/15/2023	Corporate Bond 55,000 units	44,825
WPX Energy Inc. 7.5% Due 08/01/2020	Corporate Bond 55,000 units	44,550
Yum! Brands, Inc. 3.75% Due 11/01/2021	Corporate Bond 45,000 units	41,398
Asbury Automotive Group Inc. 6% Due 12/15/2024	Corporate Bond 40,000 units	41,300
Qorvo, Inc. 7% Due 12/01/2025	Corporate Bond 40,000 units	41,200
Speedy Cash International 10.75% Due 05/15/2018	Corporate Bond 80,000 units	40,800
American Builders & Contractors Supply Company Inc. 5.75% Due 12/15/2023	Corporate Bond 40,000 units	40,300
Whiting Petroleum Corporation 6.25% Due 04/01/2023	Corporate Bond 55,000 units	39,600
Cablevision Systems Corporation 5.875% Due 09/15/2022	Corporate Bond 45,000 units	38,250
Range Resources Corporation 4.875% Due 05/15/2025	Corporate Bond 50,000 units	38,000
HCA Holdings, Inc. 4.25% Due 10/15/2019	Corporate Bond 37,000 units	37,740
Sprint Corporation 7.875% Due 09/15/2023	Corporate Bond 50,000 units	37,550
TS International Inc. Floating Rate Due 06/15/2020	Corporate Bond 55,000 units	37,413
Limited Brands, Inc. 5.625% Due 02/15/2022	Corporate Bond 35,000 units	37,188
Linn Energy, LLC / Linn Energy Finance Corporation 12% Due 12/15/2020	Corporate Bond 74,000 units	37,000
Amerigas Finance Corporation 7% Due 5/20/2022	Corporate Bond 38,000 units	36,765
Prospect Holding Company 10.25% Due 10/01/2018	Corporate Bond 75,000 units	36,188
Allegion plc 5.875% Due 09/15/2023	Corporate Bond 35,000 units	35,700
Qorvo, Inc. 6.75% Due 12/01/2023	Corporate Bond 35,000 units	35,700
T-Mobile US, Inc. 6% Due 03/01/2023	Corporate Bond 35,000 units	35,438
Nationstar Mortgage LLC 6.5% Due 08/01/2018	Corporate Bond 35,000 units	34,038
VPI Escrow Corporation 6.375% Due 10/15/2020	Corporate Bond 35,000 units	33,775
Sterigenics-Nordion Holdings LLC 6.5% Due 05/15/2023	Corporate Bond 35,000 units	33,425
Comstock Resources, Inc. 7.75% Due 04/01/2019	Corporate Bond 220,000 units	33,000
Kratos Defense & Security Solutions, Inc. 7% Due 05/15/2019	Corporate Bond 47,000 units	32,019

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value
Modular Space Corporation 10.25% Due 01/31/2019	Corporate Bond 75,000 units	30,000
Ladder Capital Finance LLC 7.375% Due 10/01/2017	Corporate Bond 30,000 units	29,888
Ches Energy 6.625% Due 08/15/2020	Corporate Bond 100,000 units	29,000
FTS International Inc. 6.25% Due 05/01/2022	Corporate Bond 100,000 units	28,000
Oasis Petroleum Inc. 6.5% Due 11/01/2021	Corporate Bond 40,000 units	26,500
Crown Castle International Corporation 4.875% Due 04/15/2022	Corporate Bond 25,000 units	25,938
Dish DBS Corporation 4.625% Due 07/15/2017	Corporate Bond 25,000 units	25,500
Tesoro Logistics LP 5.5% Due 10/15/2019	Corporate Bond 25,000 units	24,250
Kindred Healthcare Inc. 8.75% Due 01/15/2023	Corporate Bond 25,000 units	23,000
Compressco 7.25% Due 08/15/2022	Corporate Bond 30,000 units	22,200
Comstock Resources, Inc. 9.5% Due 06/15/2020	Corporate Bond 125,000 units	21,563
United Rentals, Inc. 7.625% Due 04/15/2022	Corporate Bond 20,000 units	21,374
CNO Financial Group, Inc. 4.5% Due 05/30/2020	Corporate Bond 20,000 units	20,400
CNO Financial Group, Inc. 5.25% Due 05/30/2025	Corporate Bond 20,000 units	20,350
Rex Energy Corporation 6.25% Due 08/01/2022	Corporate Bond 90,000 units	18,000
Nielsen Company Luxembourg S.A.R.L. 5.5% Due 10/01/2021	Corporate Bond 15,000 units	15,375
Linn Energy, LLC / Linn Energy Finance Corporation 8.625% Due 04/15/2020	Corporate Bond 85,000 units	14,556
Peabody Energy Corporation 6% Due 11/15/2018	Corporate Bond 45,000 units	8,325
Peabody Energy Corporation 6.5% Due 09/15/2020	Corporate Bond 50,000 units	6,875
Vander Intermediate Holding Corporation 9.75% Due 02/01/2019	Corporate Bond 10,000 units	6,500
Exide Technologies 11% Due 04/30/2020	Corporate Bond 6,766 units	5,548
T-Mobile US, Inc. 6.464% Due 04/28/2019	Corporate Bond 5,000 units	5,149
Arch Coal. Inc. 8% Due 01/15/2019	Corporate Bond 75,000 units	2,625
Linn Energy, LLC 6.25% Due 11/01/2019	Corporate Bond 11,000 units	1,815
Total High Yield Asset Class			108,298,042

Inflation Protection Asset Class:
NT Collective Treasury Inflation-Protected Securities Index Fund - Non Lending*	Collective trust fund 357,519 units	46,895,753
Total Inflation Protection Asset Class			46,895,753

International Growth Asset Class:
MFS Institutional International Equity Fund	Mutual Fund 2,847,341 shares	58,541,342
Artisan International Fund*	Collective trust fund 2,896,584 units	57,844,777
NT Collective EAFE Index Fund - Non Lending*	Collective trust fund 20,100 units	5,156,321
Japanese Yen	Cash and cash equivalents 1,787 units	1,786
NT Collective Short Term Investment Fund*	Collective trust fund 1,660 units	1,660
Total International Growth Asset Class			121,545,886

International Index Asset Class:
NT Collective All Country World Index (ACWI) Ex-US Fund - Non Lending*	Collective trust fund 984,730 units	117,419,152
NT Collective Short Term Investment Fund*	Collective trust fund 5 units	5
Total International Index Asset Class			117,419,157

International Value Asset Class:
Altrinsic International Equity Fund Class C*	Collective trust fund 10,455,457 units	93,705,990
Dodge & Cox International Fund	Mutual Fund 2,320,338 shares	84,645,916
NT Collective EAFE Index Fund - Non Lending*	Collective trust fund 63,544 units	16,301,073
Total International Value Asset Class			194,652,979

Large Cap Growth Asset Class:
NT Collective Russell 1000 Growth Index Fund - Non Lending*	Collective trust fund 91,509 units	27,051,867
Visa Inc. Class A	Common and preferred stock 277,670 shares	21,533,307

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value
Facebook, Inc.	Common and preferred stock 158,230 shares	16,560,352
Amazon.com, Inc.	Common and preferred stock 21,067 shares	14,238,975
The Priceline Group Inc.	Common and preferred stock 9,827 shares	12,528,934
salesforce.com, inc.	Common and preferred stock 123,327 shares	9,668,837
Alphabet Inc. Class A	Common and preferred stock 12,394 shares	9,642,656
Regeneron Pharmaceuticals, Inc.	Common and preferred stock 17,700 shares	9,608,800
Nike, Inc. Class B	Common and preferred stock 130,938 shares	8,183,625
Bristol-Myers Squibb Company	Common and preferred stock 116,379 shares	8,005,712
Cerner Corporation	Common and preferred stock 122,000 shares	7,340,740
Starbucks Corporation	Common and preferred stock 121,415 shares	7,288,542
Schlumberger Limited	Common and preferred stock 102,450 shares	7,145,888
Mondelez International, Inc.	Common and preferred stock 155,843 shares	6,988,001
NT Collective Short Term Investment Fund*	Collective trust fund 6,916,659 units	6,916,659
Alphabet Inc. Class A	Common and preferred stock 8,901 shares	6,754,791
Monsanto Company	Common and preferred stock 67,940 shares	6,693,449
Alexion Pharmaceuticals, Inc.	Common and preferred stock 34,828 shares	6,643,441
Apple Inc.	Common and preferred stock 61,600 shares	6,484,016
FleetCor Technologies, Inc.	Common and preferred stock 42,889 shares	6,130,125
Lowes Companies, Inc.	Common and preferred stock 74,530 shares	5,667,261
Linkedin Corporation Class A	Common and preferred stock 24,815 shares	5,585,360
Ecolab Inc.	Common and preferred stock 45,750 shares	5,232,885
Gilead Sciences, Inc.	Common and preferred stock 48,902 shares	4,948,393
Baidu, Inc.	Common and preferred stock 25,700 shares	4,858,328
Edwards Lifesciences Corporation	Common and preferred stock 59,602 shares	4,707,366
Netflix, Inc.	Common and preferred stock 41,117 shares	4,702,962
Colgate-Palmolive Company	Common and preferred stock 69,880 shares	4,655,406
Red Hat, Inc.	Common and preferred stock 55,090 shares	4,562,003
Automatic Data Processing, Inc.	Common and preferred stock 53,770 shares	4,555,394
Alibaba Group Holding Limited	Common and preferred stock 54,500 shares	4,429,215
ARM Holdings plc	Common and preferred stock 96,571 shares	4,368,872
Adobe Systems Inc.	Common and preferred stock 43,100 shares	4,048,814
PPG Industries, Inc.	Common and preferred stock 39,882 shares	3,941,139
Mastercard Inc. Class A	Common and preferred stock 40,373 shares	3,930,715
State Street Corporation*	Common and preferred stock 58,720 shares	3,896,659
Equinix Inc.	Common and preferred stock 12,768 shares	3,861,043
Under Armour, Inc. Class A	Common and preferred stock 47,517 shares	3,830,345
Biomarin Pharmaceutical Inc.	Common and preferred stock 35,500 shares	3,718,980
Illumina, Inc.	Common and preferred stock 19,300 shares	3,704,539
Walt Disney Company	Common and preferred stock 34,835 shares	3,660,462
Splunk Inc.	Common and preferred stock 61,900 shares	3,640,339
Whole Foods Market, Inc.	Common and preferred stock 108,165 shares	3,623,528
The Charles Schwab Corporation	Common and preferred stock 107,500 shares	3,539,975
Palo Alto Networks, Inc.	Common and preferred stock 19,918 shares	3,508,357
Ulta Salon, Cosmetics & Fragrance, Inc.	Common and preferred stock 17,529 shares	3,242,865
Chipotle Mexican Grill, Inc.	Common and preferred stock 6,600 shares	3,167,010
Capital One Financial Corporation	Common and preferred stock 42,659 shares	3,079,127
SAP SE	Common and preferred stock 38,232 shares	3,024,151
Royal Carribbean Cruises Limited	Common and preferred stock 29,700 shares	3,005,937
Biogen Inc.	Common and preferred stock 9,600 shares	2,940,960
Verisk Analytics, Inc.	Common and preferred stock 38,060 shares	2,926,053
athenahealth, Inc.	Common and preferred stock 17,300 shares	2,784,781
Delta Air Lines, Inc.	Common and preferred stock 54,400 shares	2,757,536
Target Corporation	Common and preferred stock 37,361 shares	2,712,782
United Continental Holdings Company	Common and preferred stock 43,341 shares	2,483,439

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value
Core Laboratories N.V.	Common and preferred stock 22,837 shares	2,483,295
McKesson Corporation	Common and preferred stock 11,654 shares	2,298,518
Mobileye NV	Common and preferred stock 52,900 shares	2,236,612
L Brands, Inc.	Common and preferred stock 23,030 shares	2,206,735
Constellation Brands, Inc.	Common and preferred stock 15,435 shares	2,198,561
Incyte Corporation	Common and preferred stock 19,600 shares	2,125,620
LendingClub Corporation	Common and preferred stock 184,100 shares	2,034,305
Allergan plc	Common and preferred stock 6,297 shares	1,967,813
ServiceNow, Inc.	Common and preferred stock 21,980 shares	1,902,589
Eli Lilly & Company	Common and preferred stock 22,467 shares	1,893,069
McGraw Hill Financial, Inc.	Common and preferred stock 18,638 shares	1,837,334
Activision Blizzard Inc.	Common and preferred stock 45,076 shares	1,744,892
Lam Resh Corporation	Common and preferred stock 21,842 shares	1,734,692
NXP Semiconductors N.V.	Common and preferred stock 20,579 shares	1,733,781
FMC Technologies, Inc.	Common and preferred stock 58,900 shares	1,708,689
TJX Companies, Inc.	Common and preferred stock 22,200 shares	1,574,202
Hilton Worldwide Holdings Inc.	Common and preferred stock 69,532 shares	1,487,985
Masco Corporation	Common and preferred stock 50,800 shares	1,437,640
Intuitive Surgical, Inc.	Common and preferred stock 2,538 shares	1,386,154
Tableau Software, Inc.	Common and preferred stock 13,696 shares	1,290,437
Synchrony Financial	Common and preferred stock 41,591 shares	1,264,782
AmerisourceBergen Corporation	Common and preferred stock 12,107 shares	1,255,617
Avago Technologies Ltd. NV	Common and preferred stock 8,194 shares	1,189,359
Kansas City Southern	Common and preferred stock 15,649 shares	1,168,511
PayPal Holdings, Inc.	Common and preferred stock 30,600 shares	1,107,720
Dexcom, Inc.	Common and preferred stock 12,462 shares	1,020,638
McDonald's Corporation	Common and preferred stock 8,132 shares	960,714
Total Large Cap Growth Asset Class			389,961,962

Large Cap Index Asset Class:
NT Collective S&P 500 Index Fund – Non Lending*	Collective trust fund 109,036 units	732,006,762
Total Large Cap Index Asset Class			732,006,762

Large Cap Value Asset Class:
Oracle Corporation	Common and preferred stock 181,409 shares	6,626,868
Parker-Hannifin Corporation	Common and preferred stock 60,538 shares	5,870,975
National Oilwell Varco, Inc.	Common and preferred stock 123,420 shares	4,133,336
Franklin Resources, Inc.	Common and preferred stock 109,445 shares	4,029,765
Swiss Re AG	Common and preferred stock 39,416 shares	3,864,816
Wells Fargo & Company*	Common and preferred stock 66,000 shares	3,587,760
Discovery Communications, Inc. Series C	Common and preferred stock 140,245 shares	3,536,979
Anthem Inc.	Common and preferred stock 25,310 shares	3,529,226
NT Collective Short Term Investment Fund*	Collective trust fund 3,502,128 units	3,502,128
Microsoft Corporation	Common and preferred stock 62,000 shares	3,439,760
Capital One Financial Corporation	Common and preferred stock 46,000 shares	3,320,280
Time Warner Cable Inc.	Common and preferred stock 17,800 shares	3,303,502
Aberdeen Asset Management	Common and preferred stock 757,307 shares	3,230,268
The Charles Schwab Corporation	Common and preferred stock 96,000 shares	3,161,280
NT Collective Russell 1000 Value Index Fund - Non Lending*	Collective trust fund 11,660 units	3,154,421
State Street Corporation*	Common and preferred stock 46,693 shares	3,098,547
Cisco Systems Inc.	Common and preferred stock 112,725 shares	3,061,047
Boeing Company	Common and preferred stock 20,292 shares	2,934,020
Mastercard Inc. Class A	Common and preferred stock 29,967 shares	2,917,587
Axis Capital Holdings Limited	Common and preferred stock 51,634 shares	2,902,863

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value
Bank of America Corporation*	Common and preferred stock 170,000 shares	2,861,100
Visa Inc. Class A	Common and preferred stock 35,729 shares	2,770,784
Aetna Inc.	Common and preferred stock 24,971 shares	2,699,865
Everest Re Group	Common and preferred stock 14,310 shares	2,620,018
Fossil Group, Inc.	Common and preferred stock 71,098 shares	2,599,343
Novartis AG	Common and preferred stock 30,000 shares	2,581,200
Dover Corporation	Common and preferred stock 40,796 shares	2,501,203
Schlumberger Limited	Common and preferred stock 34,100 shares	2,378,475
Comcast Corporation Class A	Common and preferred stock 41,000 shares	2,313,630
Time Warner Inc.	Common and preferred stock 35,000 shares	2,263,450
Qualcomm Inc.	Common and preferred stock 45,037 shares	2,251,174
United Technologies Corporation	Common and preferred stock 23,093 shares	2,218,545
EMC Corporation	Common and preferred stock 83,500 shares	2,144,280
Bank of New York Mellon Corporation	Common and preferred stock 51,000 shares	2,102,220
Sanofi-Aventis	Common and preferred stock 49,000 shares	2,089,850
Alphabet Inc. Class A	Common and preferred stock 2,709 shares	2,055,806
Express Scripts Holding Company	Common and preferred stock 23,500 shares	2,054,135
Hewlett Packard Enterprise Company	Common and preferred stock 135,000 shares	2,052,000
T Rowe Price Group, Inc.	Common and preferred stock 28,611 shares	2,045,400
NT Collective Short Term Investment Fund*	Collective trust fund 1,928,608 units	1,928,608
MSC Industial Direct Co., Inc. Class A	Common and preferred stock 34,133 shares	1,920,664
The Goldman Sachs Group, Inc.	Common and preferred stock 10,550 shares	1,901,427
Cigna Corporation	Common and preferred stock 12,700 shares	1,858,391
Roche Holdings Ltd.	Common and preferred stock 52,500 shares	1,809,675
Time Warner Inc.	Common and preferred stock 27,659 shares	1,788,708
Wal-Mart Stores, Inc.	Common and preferred stock 28,500 shares	1,747,050
FedEx Corporation	Common and preferred stock 11,500 shares	1,713,385
Symantec Corporation	Common and preferred stock 81,500 shares	1,711,500
J.P. Morgan Chase & Company*	Common and preferred stock 25,500 shares	1,683,765
Cisco Systems, Inc.	Common and preferred stock 60,500 shares	1,642,878
UnitedHealth Group Inc.	Common and preferred stock 13,600 shares	1,599,904
HP Inc.	Common and preferred stock 127,500 shares	1,509,600
Baker Hughes Inc. 7.5% Due 11/15/2018	Common and preferred stock 32,000 shares	1,476,800
Bank of New York Mellon Corporation	Common and preferred stock 33,107 shares	1,364,671
MetLife, Inc.*	Common and preferred stock 27,000 shares	1,301,670
TE Connectivity Limited	Common and preferred stock 19,500 shares	1,259,895
Twenty-First Century Fox, Inc. Class A	Common and preferred stock 45,300 shares	1,230,348
Merck & Co., Inc.	Common and preferred stock 22,500 shares	1,188,450
American Express Company	Common and preferred stock 17,000 shares	1,182,350
Honeywell International Inc.	Common and preferred stock 10,909 shares	1,129,845
Walt Disney Company	Common and preferred stock 10,671 shares	1,121,309
Apache Corporation	Common and preferred stock 24,000 shares	1,067,280
Corning Inc.	Common and preferred stock 55,000 shares	1,005,400
Verizon Communications Inc.	Common and preferred stock 21,584 shares	997,612
NetApp, Inc.	Common and preferred stock 34,200 shares	907,326
Maxim Integrated Products, Inc.	Common and preferred stock 23,400 shares	889,200
BB&T Corporation	Common and preferred stock 23,500 shares	888,535
Alphabet Inc. Class A	Common and preferred stock 1,100 shares	855,811
Celanese Corporation	Common and preferred stock 12,500 shares	841,625
Carlisle Companies Inc.	Common and preferred stock 9,349 shares	829,163
Check Point Software Technologies Ltd.	Common and preferred stock 9,460 shares	769,855
The Priceline Group Inc.	Common and preferred stock 600 shares	764,970
Microsoft Corporation	Common and preferred stock 13,739 shares	762,240
Target Corporation	Common and preferred stock 10,000 shares	726,100

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value
Apple Inc.	Common and preferred stock 6,795 shares	715,242
Danaher Corporation	Common and preferred stock 7,550 shares	701,244
National Oilwell Varco, Inc.	Common and preferred stock 19,500 shares	653,055
Synopsys, Inc.	Common and preferred stock 14,000 shares	638,540
Tyco International, Ltd.	Common and preferred stock 20,000 shares	637,800
The ADT Corporation	Common and preferred stock 19,000 shares	626,620
Sprint Corporation	Common and preferred stock 165,092 shares	597,633
Anthem Inc.	Common and preferred stock 4,200 shares	585,648
Dish Network Corporation Class A	Common and preferred stock 10,000 shares	571,800
Aegon N.V.	Common and preferred stock 100,000 shares	567,000
Liberty Interactive Corporation	Common and preferred stock 20,500 shares	560,060
InterContinental Hotels Group plc	Common and preferred stock 14,240 shares	551,658
Medtronic plc	Common and preferred stock 7,000 shares	538,440
Coach, Inc.	Common and preferred stock 16,200 shares	530,226
Concho Resources Inc.	Common and preferred stock 5,250 shares	487,515
AstraZeneca plc	Common and preferred stock 12,800 shares	434,560
Twenty-First Century Fox, Inc. Class B	Common and preferred stock 13,200 shares	359,436
Weatherford International Ltd.	Common and preferred stock 38,500 shares	323,015
Harley-Davidson	Common and preferred stock 7,000 shares	317,730
Cadence Design Systems, Inc.	Common and preferred stock 14,000 shares	291,340
VMware Inc. Class A	Common and preferred stock 4,800 shares	271,536
Thermo Fisher Corporation	Common and preferred stock 1,700 shares	241,145
Juniper Networks, Inc.	Common and preferred stock 5,100 shares	140,760
News Corporation Class A	Common and preferred stock 8,000 shares	106,880
eBay Inc.	Common and preferred stock 3,600 shares	98,928
Now Inc.	Common and preferred stock 400 shares	6,328
Total Large Cap Value Asset Class			174,738,055

Participant Self-Directed Accounts	Various Investments		297,677,703

Real Estate Investment Trust (REIT) Asset Class:
Vanguard Specialized Portfolios REIT Index Fund Institutional Class	Mutual Fund 6,438,886 shares	112,616,109
NT Collective Short Term Investment Fund*	Collective trust fund 11,910,801 units	11,910,801
Total Real Estate Investment Trust (REIT) Asset Class			124,526,910

Small-Mid Cap Growth Asset Class:
NT Collective Russell 2000 Growth Index Fund - Non Lending*	Collective trust fund 18,239 units	4,593,796
NT Collective Short Term Investment Fund*	Collective trust fund 3,543,466 units	3,543,466
Ultimate Software Group, Inc.	Common and preferred stock 7,825 shares	1,529,866
Cornerstone OnDemand, Inc.	Common and preferred stock 31,991 shares	1,104,649
Knight Transportation, Inc.	Common and preferred stock 43,814 shares	1,061,613
ServiceNow, Inc.	Common and preferred stock 12,160 shares	1,052,570
Mobileye NV	Common and preferred stock 22,845 shares	965,887
Stamps.com Inc.	Common and preferred stock 8,600 shares	942,646
Copart, Inc.	Common and preferred stock 24,798 shares	942,572
Ulta Salon, Cosmetics & Fragrance, Inc.	Common and preferred stock 4,900 shares	906,500
Foot Locker, Inc.	Common and preferred stock 13,500 shares	878,715
O'Reilly Automotive, Inc.	Common and preferred stock 3,338 shares	845,916
Idexx Laboratories, Inc.	Common and preferred stock 11,200 shares	816,704
Proofpoint, Inc.	Common and preferred stock 11,972 shares	778,300
Waste Connections, Inc.	Common and preferred stock 13,626 shares	767,416
Cavium, Inc.	Common and preferred stock 11,635 shares	764,536
Harman International Industries, Inc.	Common and preferred stock 7,876 shares	741,998
Zendesk, Inc.	Common and preferred stock 27,678 shares	731,806

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value
Monro Muffler Brake, Inc.	Common and preferred stock 10,622 shares	703,389
Dexcom, Inc.	Common and preferred stock 8,575 shares	702,293
Integrated Device Technology, Inc.	Common and preferred stock 25,819 shares	680,331
ICON Public Limited Company	Common and preferred stock 8,729 shares	678,243
HDFC Bank Limited	Common and preferred stock 10,967 shares	675,567
Allegion plc	Common and preferred stock 10,000 shares	659,200
Nuance Communications, Inc.	Common and preferred stock 32,100 shares	638,469
Seattle Genetics, Inc.	Common and preferred stock 14,123 shares	633,840
Global Payments Inc.	Common and preferred stock 9,800 shares	632,198
ExamWorks Group, Inc.	Common and preferred stock 23,368 shares	621,589
Expedia, Inc.	Common and preferred stock 4,900 shares	609,070
WellCare Health Plans, Inc.	Common and preferred stock 7,300 shares	570,933
JetBlue Airways Corporation	Common and preferred stock 24,200 shares	548,130
Tractor Supply Company	Common and preferred stock 6,400 shares	547,200
Fleetmatics Group PLC	Common and preferred stock 10,662 shares	541,523
Spirit Airlines, Inc.	Common and preferred stock 13,392 shares	533,671
Hologic, Inc.	Common and preferred stock 13,500 shares	522,315
Masco Corporation	Common and preferred stock 18,300 shares	517,890
Cempra, Inc.	Common and preferred stock 15,854 shares	493,535
MakeMyTrip Limited	Common and preferred stock 28,623 shares	491,171
SBV Financial Group	Common and preferred stock 4,100 shares	487,490
Bank of Hawaii Corporation	Common and preferred stock 7,732 shares	486,343
Tempur Sealy International, Inc.	Common and preferred stock 6,900 shares	486,174
MEDNAX, Inc.	Common and preferred stock 6,771 shares	485,210
NVIDIA Corporation	Common and preferred stock 14,700 shares	484,512
AMC Networks Inc. Class A	Common and preferred stock 6,400 shares	477,952
G-III Apparel Group Limited	Common and preferred stock 10,609 shares	469,554
The Chefs' Warehouse Holdings, Inc.	Common and preferred stock 27,854 shares	464,605
Under Armour, Inc. Class A	Common and preferred stock 5,755 shares	463,911
IPG Photonics Corporation	Common and preferred stock 5,175 shares	461,403
Envestnet, Inc.	Common and preferred stock 15,425 shares	460,436
Luxoft Holding Inc.	Common and preferred stock 5,968 shares	460,312
Intra-Cellular Therapies, Inc.	Common and preferred stock 8,535 shares	459,098
Steven Madden, Ltd.	Common and preferred stock 15,100 shares	456,322
Headwaters Inc.	Common and preferred stock 26,834 shares	452,690
Eagle Bancorp, Inc.	Common and preferred stock 8,847 shares	446,508
Echo Global Logistics, Inc.	Common and preferred stock 21,522 shares	438,834
Blue Nile, Inc.	Common and preferred stock 11,788 shares	437,688
American Eagle Outfitters Inc.	Common and preferred stock 27,700 shares	429,350
HEICO Corporation Class A	Common and preferred stock 8,674 shares	426,761
Mattress Firm Holding Corporation	Common and preferred stock 9,424 shares	420,593
The Ensign Group, Inc.	Common and preferred stock 18,514 shares	418,972
E*TRADE Financial Corporation 10/01/2003	Common and preferred stock 14,100 shares	417,924
Monolithic Power Systems, Inc.	Common and preferred stock 6,531 shares	416,090
Abaxis Inc.	Common and preferred stock 7,436 shares	414,036
Allegiant Travel Company	Common and preferred stock 2,413 shares	404,974
Infinera Corporation	Common and preferred stock 22,100 shares	400,452
Newell Rubbermaid Inc.	Common and preferred stock 9,000 shares	396,720
HubSpot, Inc.	Common and preferred stock 6,960 shares	391,918
OSI Systems, Inc.	Common and preferred stock 4,400 shares	390,104
Wayfair Inc. Class A	Common and preferred stock 8,105 shares	385,960
The WhiteWave Foods Company Class A	Common and preferred stock 9,850 shares	383,264
Dycom Industries, Inc.	Common and preferred stock 5,200 shares	363,792
SPS Commerce, Inc.	Common and preferred stock 5,043 shares	354,069

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value
First Solar, Inc.	Common and preferred stock 5,300 shares	349,747
Power Integrations, Inc.	Common and preferred stock 7,108 shares	345,662
U.S. Concrete, Inc.	Common and preferred stock 6,448 shares	339,552
Signature Bank of New York	Common and preferred stock 2,117 shares	324,684
Esperion Therapeutics, Inc.	Common and preferred stock 14,522 shares	323,260
Middleby Corporation	Common and preferred stock 2,995 shares	323,071
Mohawk Industries, Inc.	Common and preferred stock 1,700 shares	321,963
Vail Resorts Inc.	Common and preferred stock 2,500 shares	319,975
Vulcan Materials Company	Common and preferred stock 3,354 shares	318,529
Molina Healthcare Inc.	Common and preferred stock 5,252 shares	315,803
Rackspace Hosting, Inc.	Common and preferred stock 12,400 shares	313,968
Exlservice Holdings, Inc.	Common and preferred stock 6,971 shares	313,207
Toll Brothers Inc.	Common and preferred stock 9,400 shares	313,020
Norwegian Cruise Line Holdings Limited	Common and preferred stock 5,300 shares	310,580
PrivateBancorp, Inc.	Common and preferred stock 7,500 shares	307,650
Glacier Bancorp, Inc.	Common and preferred stock 11,501 shares	305,122
Apogee Enterprises, Inc.	Common and preferred stock 6,900 shares	300,219
CommScope Holding Company, Inc.	Common and preferred stock 11,500 shares	297,735
Proto Labs, Inc.	Common and preferred stock 4,544 shares	289,407
IDEX Corporation	Common and preferred stock 3,722 shares	285,142
Qualys, Inc.	Common and preferred stock 8,595 shares	284,409
Zumiez Inc.	Common and preferred stock 18,754 shares	283,560
Cognizant Technology Solutions Corporation Class A	Common and preferred stock 4,644 shares	278,733
Nevro Corporation	Common and preferred stock 4,123 shares	278,344
Sangamo Biosciences, Inc.	Common and preferred stock 30,313 shares	276,758
Five Below, Inc.	Common and preferred stock 8,331 shares	267,425
Silicon Laboratories Inc.	Common and preferred stock 5,505 shares	267,213
Visteon Corporation	Common and preferred stock 2,300 shares	263,350
Paylocity Corporation	Common and preferred stock 6,313 shares	255,992
Therapeutics, Inc.	Common and preferred stock 7,825 shares	253,530
FactSet Research Systems, Inc.	Common and preferred stock 1,522 shares	247,432
K2M Group Holdings, Inc.	Common and preferred stock 12,400 shares	244,776
HFF, Inc. Class A	Common and preferred stock 7,707 shares	239,456
Newfield Exploration Company	Common and preferred stock 7,300 shares	237,688
Infoblox Inc.	Common and preferred stock 12,871 shares	236,698
MSC Industial Direct Co., Inc. Class A	Common and preferred stock 4,198 shares	236,221
Stantec Inc.	Common and preferred stock 9,287 shares	230,225
Healthequity, Inc.	Common and preferred stock 8,719 shares	218,585
Adeptus Health Inc.	Common and preferred stock 3,969 shares	216,390
Intercept Inc.	Common and preferred stock 1,400 shares	209,090
Globant SA	Common and preferred stock 5,441 shares	204,092
Zoe's Kitchen, Inc.	Common and preferred stock 7,151 shares	200,085
Activision Blizzard Inc.	Common and preferred stock 5,100 shares	197,421
Cynosure Inc. Class A	Common and preferred stock 4,400 shares	196,548
Pacira Pharmaceuticals, Inc.	Common and preferred stock 2,500 shares	191,975
Fluidigm Corporation	Common and preferred stock 17,433 shares	188,451
Unvl Display Corporation	Common and preferred stock 3,443 shares	187,437
Flowers Foods, Inc.	Common and preferred stock 8,700 shares	186,963
Shutterstock, Inc.	Common and preferred stock 5,653 shares	182,818
Papa Murphy's Holdings, Inc.	Common and preferred stock 15,662 shares	176,354
Panera Bread Company Class A	Common and preferred stock 900 shares	175,302
NetSuite Inc.	Common and preferred stock 2,050 shares	173,471
Texas Capital Bancshares, Inc.	Common and preferred stock 3,431 shares	169,560
Criteo SA	Common and preferred stock 4,152 shares	164,419

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value
Neurocrine Biosciences, Inc.	Common and preferred stock 2,900 shares	164,053
Vantiv, Inc.	Common and preferred stock 3,400 shares	161,228
athenahealth, Inc.	Common and preferred stock 1,000 shares	160,970
Cimpress N.V.	Common and preferred stock 1,982 shares	160,819
Booz Allen Hamilton Holding Corporation Class A	Common and preferred stock 5,200 shares	160,420
Zions Bancorporation	Common and preferred stock 5,800 shares	158,340
Anacor Pharmaceuticals Inc.	Common and preferred stock 1,400 shares	158,158
RingCentral, Inc. Class A	Common and preferred stock 6,600 shares	155,628
Zayo Group Holdings Inc.	Common and preferred stock 5,800 shares	154,222
The Habit Restaurants, Inc.	Common and preferred stock 6,618 shares	152,611
Burlington Stores, Inc.	Common and preferred stock 3,456 shares	148,262
Ultragenyx Pharmaceutical Inc.	Common and preferred stock 1,300 shares	145,834
ChemoCentryx, Inc.	Common and preferred stock 17,253 shares	139,749
TubeMogul Inc.	Common and preferred stock 10,021 shares	136,286
Dril-Quip, Inc.	Common and preferred stock 2,165 shares	128,233
SS&C Technologies Holdings, Inc.	Common and preferred stock 1,800 shares	122,886
Coherus Biosciences, Inc.	Common and preferred stock 5,119 shares	117,532
Knoll, Inc.	Common and preferred stock 6,100 shares	114,680
Exact Sciences Corporation	Common and preferred stock 12,173 shares	112,357
Trupanion, Inc.	Common and preferred stock 11,183 shares	109,146
Auris Medical Holding AG	Common and preferred stock 19,200 shares	93,888
Inovio Pharmaceuticals, Inc.	Common and preferred stock 13,844 shares	93,032
Tandem Diabetes Care, Inc.	Common and preferred stock 7,645 shares	90,287
Blue Buffalo Pet Products, Inc.	Common and preferred stock 4,600 shares	86,066
Flexion Therapeutics Inc.	Common and preferred stock 3,227 shares	62,184
Tetra Tech, Inc.	Common and preferred stock 2,142 shares	55,735
Angie's List, Inc.	Common and preferred stock 5,567 shares	52,051
Chuy's Holdings, Inc.	Common and preferred stock 1,438 shares	45,067
Argos Therapeutics, Inc.	Common and preferred stock 16,632 shares	38,420
WPX Energy Inc.	Common and preferred stock 6,138 shares	35,232
EP Energy Corporation Class A	Common and preferred stock 6,388 shares	27,979
Exterran Corporation	Common and preferred stock 793 shares	12,728
Archrock, Inc.	Common and preferred stock 1,586 shares	11,927
Total Small-Mid Cap Growth Asset Class			67,268,611

Small-Mid Cap Index Asset Class:
NT Collective Extended Equity Market Index Fund - Non Lending*	Collective trust fund 1,801,027 units	251,333,261
Total Small-Mid Cap Index Asset Class			251,333,261

Small-Mid Cap Value Asset Class:
NT Collective Russell 2000 Value Index Fund - Non Lending*	Collective trust fund 78,056 units	17,033,324
NT Collective Short Term Investment Fund*	Collective trust fund 5,252,157 units	5,252,157
Coherent, Inc.	Common and preferred stock 78,395 shares	5,104,290
Arris Group, Inc.	Common and preferred stock 152,115 shares	4,650,156
Teradyne, Inc.	Common and preferred stock 202,735 shares	4,190,532
Tri Pointe Homes, Inc.	Common and preferred stock 329,145 shares	4,170,267
Lattice Semiconductor Company	Common and preferred stock 611,925 shares	3,959,155
Calpine Corporation	Common and preferred stock 271,000 shares	3,921,370
Mitel Networks Corporation	Common and preferred stock 466,935 shares	3,590,730
Bio-Rad Laboratories, Inc. Class A	Common and preferred stock 25,695 shares	3,562,869
Citigroup Inc.	Common and preferred stock 88,060 shares	3,495,982
Popular, Inc.	Common and preferred stock 122,200 shares	3,463,148
Western Alliance Bancorporation	Common and preferred stock 93,915 shares	3,367,792
Treehouse Foods, Inc.	Common and preferred stock 42,650 shares	3,346,319

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value
Kohl's Corporation	Common and preferred stock 70,000 shares	3,334,100
Ophir Energy Company	Common and preferred stock 1,139,000 shares	3,305,492
Citizens Financial Group, Inc.	Common and preferred stock 123,600 shares	3,237,084
Brandywine Realty Trust	Common and preferred stock 226,525 shares	3,094,332
Aryzta AG	Common and preferred stock 117,535 shares	3,019,474
Great Plains Energy Inc.	Common and preferred stock 107,600 shares	2,938,556
Regions Financial Corporation	Common and preferred stock 300,400 shares	2,883,840
Cairn Energy plc	Common and preferred stock 610,100 shares	2,827,814
Corning Inc.	Common and preferred stock 152,900 shares	2,795,012
PrivateBancorp, Inc.	Common and preferred stock 67,905 shares	2,785,463
Pacwest Bancorp Company	Common and preferred stock 64,175 shares	2,765,943
Forestar Group Inc.	Common and preferred stock 250,850 shares	2,744,299
Ramco-Gershenson Properties Trust	Common and preferred stock 165,140 shares	2,742,975
Willis Group Holdings	Common and preferred stock 56,400 shares	2,739,348
Materion Corporation	Common and preferred stock 97,345 shares	2,725,660
The Geo Group, Inc.	Common and preferred stock 93,300 shares	2,697,303
White Mountains Insurance Group, Ltd.	Common and preferred stock 3,680 shares	2,674,661
EnerSys	Common and preferred stock 47,810 shares	2,674,013
Haverty Furniture Companies, Inc.	Common and preferred stock 122,310 shares	2,622,326
The Laclede Group, Inc.	Common and preferred stock 43,925 shares	2,609,584
Royal Mail plc	Common and preferred stock 195,200 shares	2,562,976
NRG Energy, Inc.	Common and preferred stock 209,800 shares	2,469,346
Taylor Morrison Home Corporation	Common and preferred stock 154,110 shares	2,465,760
Marten Transport Limited	Common and preferred stock 138,250 shares	2,447,025
La-Z-Boy, Inc.	Common and preferred stock 98,670 shares	2,409,521
Capital Bank Financial Corporation	Common and preferred stock 75,335 shares	2,409,213
Accuray Inc.	Common and preferred stock 355,300 shares	2,398,275
Axis Capital Holdings Limited	Common and preferred stock 42,350 shares	2,380,917
Goodyear Tire & Rubber Company	Common and preferred stock 72,200 shares	2,358,774
Avnet, Inc.	Common and preferred stock 55,000 shares	2,356,200
ICF International, Inc.	Common and preferred stock 65,577 shares	2,331,918
PH Glatfelter Company	Common and preferred stock 126,280 shares	2,328,603
Cobalt International Energy, Inc.	Common and preferred stock 425,800 shares	2,299,320
Fred's Inc. Class A	Common and preferred stock 140,240 shares	2,295,729
Kosmos Energy Limited	Common and preferred stock 440,500 shares	2,290,600
Orkla ASA	Common and preferred stock 291,863 shares	2,286,747
MDC Partners Inc. Class A	Common and preferred stock 103,500 shares	2,248,020
Brown & Brown Inc.	Common and preferred stock 69,000 shares	2,214,900
Hewlett Packard Enterprise Company	Common and preferred stock 144,500 shares	2,196,400
Kemper Corporation	Common and preferred stock 57,700 shares	2,149,325
Elizabeth Arden, Inc.	Common and preferred stock 215,850 shares	2,136,915
Customers Bancorp, Inc.	Common and preferred stock 78,300 shares	2,131,326
SunTrust Banks, Inc.	Common and preferred stock 47,700 shares	2,043,468
Great Lakes Dredge & Dock Corporation	Common and preferred stock 513,700 shares	2,034,252
John B. Sanfilippo & Son, Inc.	Common and preferred stock 37,225 shares	2,011,267
Exar Corporation	Common and preferred stock 320,100 shares	1,962,213
Navistar International Corporation	Common and preferred stock 220,700 shares	1,950,988
Scorpio Tankers Inc.	Common and preferred stock 239,900 shares	1,923,998
State Bank Financial Corporation	Common and preferred stock 90,000 shares	1,892,700
Libbey, Inc.	Common and preferred stock 88,000 shares	1,876,160
Verifone Systems, Inc.	Common and preferred stock 64,775 shares	1,814,996
Orbital ATK Inc.	Common and preferred stock 19,790 shares	1,768,039
Equity Commonwealth	Common and preferred stock 62,200 shares	1,724,806
Northfield Bancorp Inc.	Common and preferred stock 108,000 shares	1,719,360

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value
Carmike Cinemas Inc.	Common and preferred stock 74,900 shares	1,718,206
ICF International, Inc.	Common and preferred stock 48,230 shares	1,715,059
Employers Holdings, Inc.	Common and preferred stock 60,800 shares	1,659,840
Bruker Corporation	Common and preferred stock 67,580 shares	1,640,167
Investors Bancorp, Inc.	Common and preferred stock 131,000 shares	1,629,640
Bunge Limited	Common and preferred stock 23,700 shares	1,618,236
Maiden Holdings Limited	Common and preferred stock 108,200 shares	1,613,262
ON Semiconductor Corporation	Common and preferred stock 162,800 shares	1,595,440
Louisiana-Pacific Corporation	Common and preferred stock 88,405 shares	1,592,174
Bed Bath & Beyond Inc.	Common and preferred stock 32,900 shares	1,587,425
Meridian Bancorp, Inc.	Common and preferred stock 112,400 shares	1,584,840
Heritage Financial Corporation	Common and preferred stock 83,607 shares	1,575,156
Unum Group	Common and preferred stock 46,500 shares	1,547,985
Trinity Biotech plc	Common and preferred stock 131,600 shares	1,547,616
Catchmark Timber Trust, Inc.	Common and preferred stock 135,500 shares	1,532,505
Marvell Technology Group Limited	Common and preferred stock 173,500 shares	1,530,270
Albany International Corporation Class A	Common and preferred stock 41,517 shares	1,517,446
Inter Parfums, Inc.	Common and preferred stock 63,679 shares	1,516,834
Euronet Worldwide, Inc.	Common and preferred stock 20,940 shares	1,516,684
Matthews International Corporation Class A	Common and preferred stock 28,200 shares	1,507,290
PHH Corporation	Common and preferred stock 91,200 shares	1,477,440
Popular, Inc.	Common and preferred stock 52,100 shares	1,476,514
Kennedy-Wilson Holdings, Inc.	Common and preferred stock 61,300 shares	1,476,104
Barrett Bill Corporation	Common and preferred stock 369,100 shares	1,450,563
Cedar Realty Trust, Inc.	Common and preferred stock 204,200 shares	1,445,736
CNO Financial Group, Inc.	Common and preferred stock 75,700 shares	1,445,113
FreightCar America, Inc.	Common and preferred stock 73,200 shares	1,422,276
Ingram Micro Inc. Class A	Common and preferred stock 46,800 shares	1,421,784
News Corporation Class A	Common and preferred stock 105,900 shares	1,414,824
Gramercy Property Trust	Common and preferred stock 177,911 shares	1,373,474
Hess Corporation LLC	Common and preferred stock 28,300 shares	1,371,984
Central Pacific Financial Corporation	Common and preferred stock 61,200 shares	1,347,624
Landec Corporation	Common and preferred stock 112,400 shares	1,329,692
Avery Dennison Corporation	Common and preferred stock 20,555 shares	1,287,976
Discovery Communications Inc. Series A	Common and preferred stock 48,000 shares	1,280,640
CDW Corporation	Common and preferred stock 29,900 shares	1,256,996
United Community Bank Blairsville Georgia	Common and preferred stock 62,300 shares	1,214,227
Yadkin Financial Corporation	Common and preferred stock 47,800 shares	1,203,126
NT Collective Short Term Investment Fund*	Collective trust fund 1,202,002 units	1,202,002
National Bank Holdings Corporation Class A	Common and preferred stock 55,000 shares	1,175,350
Fulton Financial Corporation	Common and preferred stock 87,200 shares	1,134,472
Ultratech, Inc.	Common and preferred stock 56,500 shares	1,119,830
Embraer SA	Common and preferred stock 37,900 shares	1,119,566
Colony Starwood Homes	Common and preferred stock 48,900 shares	1,107,096
Range Resources Corporation	Common and preferred stock 44,900 shares	1,104,989
Reinsurance Group of America, Inc.	Common and preferred stock 12,865 shares	1,100,601
Deltic Timber Corporation	Common and preferred stock 18,195 shares	1,071,140
Tutor Perini Corporation	Common and preferred stock 63,900 shares	1,069,686
Teradata Corporation	Common and preferred stock 39,800 shares	1,051,516
Marathon Oil Corporation	Common and preferred stock 83,300 shares	1,048,747
Seritage Growth Properties Class A	Common and preferred stock 25,900 shares	1,041,698
FBR & Co. formerly FBR Capital Markets Corporation	Common and preferred stock 51,786 shares	1,030,541
The Geo Group, Inc.	Common and preferred stock 35,300 shares	1,020,523
Symantec Corporation	Common and preferred stock 47,300 shares	993,300

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value
Chesapeake Utilities Corporation	Common and preferred stock 17,400 shares	987,450
Pacific Ethanol, Inc.	Common and preferred stock 203,100 shares	970,818
Pitney Bowes Inc.	Common and preferred stock 47,000 shares	970,550
Rouse Properties, Inc.	Common and preferred stock 65,500 shares	953,680
Alleghany Corporation	Common and preferred stock 1,950 shares	931,964
Ameris Bancorp	Common and preferred stock 26,655 shares	906,003
Gulfport Energy Corporation	Common and preferred stock 36,300 shares	891,891
Ciber, Inc.	Common and preferred stock 238,700 shares	837,837
FelCor Lodging Trust Inc.	Common and preferred stock 111,300 shares	812,490
Orion Marine Group, Inc.	Common and preferred stock 192,000 shares	800,640
Staples, Inc.	Common and preferred stock 83,800 shares	793,586
Portland General Electric Company	Common and preferred stock 21,200 shares	771,044
Fifth Third Bancorp	Common and preferred stock 38,300 shares	769,830
Primoris Services Corporation	Common and preferred stock 34,600 shares	762,238
Titan Machinery Inc.	Common and preferred stock 68,700 shares	750,891
QAD Inc. Class A	Common and preferred stock 36,000 shares	738,720
Fidelity National Financial, Inc.	Common and preferred stock 65,000 shares	729,950
Best Buy Co., Inc.	Common and preferred stock 22,700 shares	691,215
ARC Document Solutions Inc.	Common and preferred stock 156,100 shares	689,962
Santander Consumer USA Holdings, Inc.	Common and preferred stock 43,400 shares	687,890
Xcerra Corporation	Common and preferred stock 112,400 shares	680,020
Approach Resources Inc.	Common and preferred stock 364,500 shares	670,680
Sequential Brands Group, Inc.	Common and preferred stock 84,700 shares	669,977
Callaway Golf Company	Common and preferred stock 69,400 shares	653,748
Navigator Holdings Limited	Common and preferred stock 47,300 shares	645,645
ALLETE Inc.	Common and preferred stock 12,600 shares	640,458
Digi International Inc.	Common and preferred stock 56,000 shares	637,280
Applied Micro Circuits Corporation	Common and preferred stock 98,400 shares	626,808
KEYW Holding Corporation	Common and preferred stock 102,900 shares	619,458
Generac Holdings Inc.	Common and preferred stock 20,700 shares	616,239
KBR, Inc.	Common and preferred stock 36,400 shares	615,888
Westmoreland Coal Company	Common and preferred stock 104,200 shares	612,696
The Hanover Insurance Group, Inc.	Common and preferred stock 7,400 shares	601,916
Tetra Tech, Inc.	Common and preferred stock 79,300 shares	596,336
Engility Holdings, Inc.	Common and preferred stock 18,300 shares	594,384
Matrix Service Company	Common and preferred stock 28,100 shares	577,174
Ardmore Shipping Corporation	Common and preferred stock 44,900 shares	571,128
Office Depot, Inc.	Common and preferred stock 98,300 shares	554,412
PNM Resources, Inc.	Common and preferred stock 18,100 shares	553,317
Covanta Holding Corporation	Common and preferred stock 34,900 shares	540,601
Air Transport Services Group, Inc.	Common and preferred stock 53,600 shares	540,288
Iridium Communications Inc.	Common and preferred stock 63,900 shares	537,399
Ascena Retail Group Inc.	Common and preferred stock 53,700 shares	528,945
Carpenter Technology Corporation	Common and preferred stock 17,300 shares	523,671
Rowan Companies plc	Common and preferred stock 30,600 shares	518,670
Kearny Financial Corporation	Common and preferred stock 39,900 shares	505,533
Enstar Group Ltd.	Common and preferred stock 3,270 shares	490,631
Allison Transmission Holdings, Inc.	Common and preferred stock 18,700 shares	484,143
Super Com Limited	Common and preferred stock 91,300 shares	476,586
Cummins Inc.	Common and preferred stock 5,400 shares	475,254
XPO Logistics, Inc.	Common and preferred stock 17,400 shares	474,150
NovaGold Resources Inc.	Common and preferred stock 111,400 shares	468,994
Empire District Electronic Company	Common and preferred stock 16,600 shares	465,962
Rent-A-Center, Inc.	Common and preferred stock 30,900 shares	462,573

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value
Allegheny Technologies Inc.	Common and preferred stock 40,500 shares	455,625
Two Harbors Investment Corporation	Common and preferred stock 56,100 shares	454,410
PPL Corporation	Common and preferred stock 13,300 shares	453,929
Plantronics, Inc.	Common and preferred stock 9,500 shares	450,490
Corrections Corporation of America	Common and preferred stock 16,900 shares	447,681
Crocs, Inc.	Common and preferred stock 43,300 shares	443,392
Landauer Inc.	Common and preferred stock 13,100 shares	431,252
Zions Bancorporation	Common and preferred stock 15,700 shares	428,610
First Foundation Inc.	Common and preferred stock 17,900 shares	422,261
Werner Enterprises, Inc.	Common and preferred stock 17,800 shares	416,342
McDermott International, Inc.	Common and preferred stock 118,200 shares	395,970
THL Credit, Inc.	Common and preferred stock 36,900 shares	394,830
Stealthgas Inc.	Common and preferred stock 114,100 shares	391,363
Finisar Corporation	Common and preferred stock 26,200 shares	380,948
Mercury Systems, Inc.	Common and preferred stock 20,700 shares	380,052
Tribune Publishing Company	Common and preferred stock 40,600 shares	374,332
Lumentum Holdings Inc.	Common and preferred stock 16,207 shares	356,878
Comstock Resources, Inc.	Common and preferred stock 179,500 shares	335,665
Alere Inc. formerly Inverness Medical Innovations, Inc.	Common and preferred stock 7,500 shares	293,175
Cadiz Inc.	Common and preferred stock 53,500 shares	281,410
Scorpio Bulkers Inc.	Common and preferred stock 26,967 shares	266,700
Destination XL Group, Inc.	Common and preferred stock 48,000 shares	264,960
Computer Task Group Inc.	Common and preferred stock 36,400 shares	240,968
Hatteras Financial Corporation	Common and preferred stock 18,200 shares	239,330
Celadon Group, Inc.	Common and preferred stock 19,400 shares	191,866
Shoe Carnival, Inc.	Common and preferred stock 7,500 shares	174,000
Freshpet, Inc.	Common and preferred stock 15,700 shares	133,293
LifePoint Hospitals, Inc.	Common and preferred stock 1,800 shares	132,120
Xura, Inc.	Common and preferred stock 5,060 shares	124,375
Rand Logistics, Inc.	Common and preferred stock 77,240 shares	123,584
Fidelity and Guaranty Life	Common and preferred stock 4,200 shares	106,554
Bravo Brio Restaurant Group, Inc.	Common and preferred stock 2,500 shares	22,500
Total Small-Mid Cap Value Asset Class			319,737,130

Notes Receivable from Participants*	Interest Rate 4.25% - 10.7%		36,178,066

Other:
BIF Money Fund*	Cash and cash equivalents 2,727,361 units	2,727,361
NT Collective Short Term Investment Fund*	Collective trust fund 212,244 units	212,244
Total Other			2,939,605

Grand Total			$3,990,890,028

* Indicates party-in-interest

Supplemental Schedule
Amgen Retirement and Savings Plan
EIN: 95-3540776 Plan: #001
Year Ended December 31, 2015
Schedule H, line 4i – Schedule of Assets (Acquired and Disposed of Within Year)

Identity of Issue	Description of Investment	Proceeds of Dispositions

Health Care RETI Inc. 3.625% Due 03/15/2016	Corporate Bond 687,000 units	$691,246
Goldman Sachs 5.35% Due 01/15/2016	Corporate Bond 350,000 units	352,065
CVS Health Corporation 5.125% Due 07/20/2045	Corporate Bond 285,000 units	312,568
CCO Holdings LLC 6.5% Due 04/30/2021	Corporate Bond 265,000 units	277,588
HCP Inc. 3.75% Due 02/01/2016	Corporate Bond 250,000 units	251,118
Credit Suisse Group Fund Ltd 3.75% Due 03/26/2025	Corporate Bond 250,000 units	243,573
Nationwide Building Society 2.35% Due 01/21/2020	Corporate Bond 200,000 units	200,650
ZF North America Capital Inc. 4.5% Due 04/29/2022	Corporate Bond 150,000 units	148,125
CHS / Community Health System 7.125% Due 07/15/2020	Corporate Bond 140,000 units	142,975
Exxon Mobil Corporation 3.567% Due 03/06/2045	Corporate Bond 131,000 units	125,590
CCO Holdings LLC 7.25% Due 10/30/2017	Corporate Bond 120,000 units	124,350
Sprint Corporation 7.625% Due 02/15/2025	Corporate Bond 140,000 units	116,525
FMG Resources (Aug.2006) Pty Ltd 9.75% Due 03/01/2022	Corporate Bond 120,000 units	114,838
Avis Budget Rental Car 5.25% Due 03/15/2025	Corporate Bond 115,000 units	114,013
Continental Resources, Inc 5% Due 09/15/2022	Corporate Bond 110,000 units	106,975
Huntington Ingalls Industries Inc. 5% Due 11/15/2025	Corporate Bond 100,000 units	101,906
Ball Corporation 4.375% Due 12/15/2020	Corporate Bond 100,000 units	101,250
XPO Logistics Inc. 6.5% Due 06/15/2022	Corporate Bond 105,000 units	96,663
Rockies Express Pipeline LLC 5.625% Due 04/15/2020	Corporate Bond 90,000 units	90,675
Virgin Media 5.25% Due 01/15/2026	Corporate Bond 80,000 units	80,200
Mallinckrodt International Finance S.A. 5.5% Due 04/15/2025	Corporate Bond 80,000 units	80,200
XPO Logistics, Inc., 7.875% Due 09/01/2019	Corporate Bond 75,000 units	79,500
Sensata Technologies 5% Due 10/01/2025	Corporate Bond 80,000 units	79,200
Citigroup Inc. 3.375% Due 03/01/2023	Corporate Bond 77,000 units	77,952
Wayne Merger Sub, LLC , 8.25% Due 08/01/2023	Corporate Bond 75,000 units	72,188
GCI Inc. 6.875% Due 04/15/2025	Corporate Bond 65,000 units	66,950
Boyd Gaming Corporation 6.875% Due 05/15/2023	Corporate Bond 60,000 units	60,600
Continental Resources, Inc 7.125% Due 04/01/2021	Corporate Bond 55,000 units	58,094
Centene Corporation 4.75% Due 05/15/2022	Corporate Bond 55,000 units	56,238
United Rentals North America Inc. 5.5% Due 07/15/2025	Corporate Bond 55,000 units	56,100
NCI Building Systems, Inc. 8.25% Due 01/15/2023	Corporate Bond 55,000 units	55,688
Dean Foods Company 6.5% Due 03/15/2023	Corporate Bond 55,000 units	55,038
DuPont Fabros Technology 5.625% Due 06/15/2023	Corporate Bond 55,000 units	55,000
CCO Safari II LLC Series 144A 4.908% Due 07/23/2025	Corporate Bond 55,000 units	54,780
Platform Specialty 6.5% Due 02/01/2022	Corporate Bond 55,000 units	48,675
Argos Merger Sub Inc. 7.125% Due 03/15/2023	Corporate Bond 45,000 units	45,919
Constellation Brands 4.75% Due 12/01/2025	Corporate Bond 35,000 units	35,481
Masonite International Corporation 5.625% Due 03/15/2023	Corporate Bond 30,000 units	30,975
CBS Corporation 3.5% Due 01/15/2025	Corporate Bond 31,000 units	30,118
Mallinckrodt International Finance S.A. 4.875% Due 04/15/2020	Corporate Bond 25,000 units	25,594
Central Garden & Pet Company 6.125% Due 11/15/2023	Corporate Bond 25,000 units	25,500
Sabre GLBL Inc. 5.375% Due 04/15/2023	Corporate Bond 20,000 units	20,425
Participant Directed Brokerage Accounts	Various Investments	40,248

Supplemental Schedule
Amgen Retirement and Savings Plan
EIN: 95-3540776 Plan Number: #001
December 31, 2015
Schedule G, Part 1 – Schedule of Loans or Fixed Income Obligations in Default
or Classified as Uncollectible

Identity of obligor	Original amount of loan (cost of security)	Unpaid balance at end of year (fair value of security)
Detailed description of loan including dates of making and maturity, interest rate, the type and value of collateral, any renegotiation of the loan and the terms of the renegotiation and other material items (description of fixed income obligation)
				Amount of principal overdue	Amount of interest overdue
Kaupthing Bank	$259,613	$72,075	Corporate bonds 310,000 units 7.625% due 12/31/2040	$—	$165,463
Glitnir Banki HF	99,776	31,000	Corporate bonds 100,000 units 6.375% due 9/25/2012	100,000	44,625

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the trustees (or other persons who administer the employee benefit plan) have duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.

Amgen Retirement and Savings Plan (Name of Plan)

Date:	June 15, 2016	By:	/s/ DAVID W. MELINE
David W. Meline
Executive Vice President and
Chief Financial Officer
Amgen Inc.

AMGEN RETIREMENT AND SAVINGS PLAN
INDEX TO EXHIBIT

Consent of Independent Registered Public Accounting Firm	Exhibit 23.1